Filed Pursuant to Rule 424(b)(3)

Registration No: 333-251314

PROSPECTUS

(Proposed Holding Company for Marathon Bank

Up to 931,500 Shares of Common Stock

(Subject to increase to up to 1,071,225 shares)

Marathon Bancorp, Inc. is offering up to 931,500 shares of its common stock for sale at $10.00 per share on a best efforts basis in connection with the reorganization of Marathon Bank into the mutual holding company form of ownership. There is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by the OTC Markets Group upon conclusion of the stock offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares being offered represent 45% of the shares of common stock of Marathon Bancorp, Inc. that will be outstanding following the offering. After the offering, 55% of our outstanding common stock will be owned by Marathon MHC, our Wisconsin-chartered mutual holding company. These percentages will not be affected by the number of shares we sell in the offering. We must sell a minimum of 688,500 shares in order to complete the offering. We may sell up to 1,071,225 shares to reflect demand for the shares or changes in market conditions following the commencement of the offering, without resoliciting subscribers.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of Marathon Bank and to our tax-qualified employee benefit plans. Depositors who had accounts with aggregate balances of at least $50 at the close of business on September 30, 2019 will have first priority to purchase shares of common stock of Marathon Bancorp, Inc. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a “syndicated community offering” to be managed by Janney Montgomery Scott LLC.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering, or persons exercising subscription rights through a single deposit account, is 25,000 shares ($250,000), and no person together with an associate or group of persons acting in concert may purchase more than 25,000 shares ($250,000).

The offering is scheduled to expire at 3:00 p.m., Central Time on March 16, 2021. We may extend the expiration date without notice to you, until April 30, 2021, or such later date with regulatory approval, which may not be beyond March 30, 2023. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond April 30, 2021, or the number of shares of common stock to be sold is increased to more than 1,071,225 shares or decreased to less than 688,500 shares. If the offering is extended beyond April 30, 2021, all subscribers will be notified and given an opportunity to confirm, cancel or change their orders. If a subscriber does not respond to this notice, we will promptly return such subscriber’s funds with interest or cancel their deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 1,071,225 shares or decreased to less than 688,500 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds submitted for the purchase of shares in the offering will be held in a segregated account at Marathon Bank and will earn interest at 0.05% per annum until completion or termination of the offering.

Janney Montgomery Scott LLC will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	688,500	810,000	931,500	1,071,225
Gross offering proceeds	$6,885,000	$8,100,000	$9,315,000	$10,712,250
Estimated offering expenses, excluding selling agent fees and expenses	$881,000	$881,000	$881,000	$881,000
Estimated selling agent fees and expenses (1)(2)	$345,000	$345,000	$345,000	$345,000
Estimated net proceeds (1)	$5,659,000	$6,874,000	$8,089,000	$9,486,250
Estimated net proceeds per share (1)	$8.22	$8.49	$8.68	$8.86

(1)	See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of Janney Montgomery Scott LLC’s compensation for this offering and the compensation to be received by Janney Montgomery Scott LLC and the other broker-dealers that may participate in a syndicated community offering, if any.

(2)	Excludes records agent fees and expenses payable to Janney Montgomery Scott LLC, which are included in estimated offering expenses. See “The Reorganization and Offering—Stock Information Center.”

This investment involves a degree of risk, including the possible loss of principal.

Please read the “Risk Factors” beginning on page 22.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Wisconsin Department of Financial Institutions, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JANNEY MONTGOMERY SCOTT LLC

For assistance, please contact the Stock Information Center at (844) 977-0092.

The date of this prospectus is February 11, 2021.

Marathon
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Lake Michigan
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Ozaukee
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Milwaukee
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MARATHON BANK

WISCONSIN

Full Service Branches

1. 500 Scott St.
   Wausau, WI 54402
2. 1133 E Grand Ave. #1
   Rothschild, WI 54474
3. 307 Third St.
   Mosinee, WI 54455
4. 11315 N. Cedarburg Road
   Mequon, WI 53092

i

SUMMARY

The following summary provides material information regarding the reorganization, the offering of common stock by Marathon Bancorp, Inc. and the business of Marathon Bank. The summary may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the financial statements and the notes to the financial statements of Marathon Bank. In certain circumstances, where appropriate, the terms “we, “us” and “our” refer collectively to Marathon MHC, Marathon Bancorp, Inc. and Marathon Bank or to any of those entities, depending on the context.

The Companies

Marathon MHC

Upon completion of the reorganization and the offering, Marathon MHC will become the Wisconsin-chartered mutual holding company of Marathon Bancorp, Inc. Marathon MHC is not currently an operating company and has not engaged in any business to date. Marathon MHC will be formed upon completion of the reorganization. As a mutual holding company, Marathon MHC will be a non-stock company that will have as its members all holders of deposit accounts at Marathon Bank. As a mutual holding company, Marathon MHC is required by law to own a majority of the voting stock of Marathon Bancorp, Inc.

Marathon Bancorp, Inc.

Marathon Bancorp, Inc. is a Maryland corporation that was formed in December 2020 and will own 100% of the common stock of Marathon Bank following the reorganization and offering. This offering is being made by Marathon Bancorp, Inc. Marathon Bancorp, Inc. is not currently an operating company. Our executive office is located at 500 Scott Street, Wausau, Wisconsin 54403, and our telephone number will be (715) 845-7331.

Upon completion of the offering, public stockholders will own a minority of Marathon Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders.

Marathon Bank

Marathon Bank is a Wisconsin-chartered savings bank headquartered in Wausau, Wisconsin. Founded in 1902, we conduct our business from our main office and three branch offices, which are located in Marathon and Ozaukee Counties, Wisconsin. Our primary market area for deposits includes the communities in which we maintain our banking office locations, while our primary lending market area is broader and includes select businesses and customers in Southeastern Wisconsin. We are a community-oriented bank offering a variety of financial products and services to meet the needs of our customers. We believe that our community orientation and personalized service distinguishes us from larger banks that operate in our market area.

From our founding until 2014, we operated as a traditional thrift institution, offering primarily residential mortgage loans and savings accounts. In February 2014, we hired our current president and chief executive officer, Nicholas W. Zillges, and since this time we have strengthened and modernized our operations through upgrades to our credit, underwriting, information technology and compliance operations. Under the leadership of Mr. Zillges, we have begun the process of developing a commercial real estate lending infrastructure, with a particular focus on expanding into Southeastern Wisconsin, including the Milwaukee metropolitan area, to diversify our balance sheet, which included reducing our investment portfolio and using those funds to grow our commercial loan portfolio. As part of our effort to expand into Southeastern Wisconsin, in 2018 we opened a new branch in Mequon, Wisconsin. Additionally, consistent with our strategy to grow our commercial loan operations, we have enhanced our suite of deposit products, including remote deposit capture, commercial cash management and mobile deposits in order to accommodate business customers, and thereby grow our core deposits. While we have developed our commercial real estate platform in recent years, we also remain committed to our local community and intend to continue to be a significant one- to four-family residential mortgage lender in our market areas.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial real estate loans, multifamily real estate loans and, to a lesser extent, commercial and industrial loans, construction loans and consumer loans. Subject to market conditions, we expect to continue our focus on originating more commercial real estate and multifamily real estate loans in an effort to further diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in debt securities, which have historically consisted of mortgage-backed securities issued by U.S. government sponsored enterprises, municipal securities, corporate debt securities and U.S. government and agency securities. We offer a variety of deposit accounts, including checking accounts, savings accounts, money market accounts and certificate of deposit accounts. We borrow funds, primarily from the Federal Home Loan Bank of Chicago, to fund our operations as necessary.

At September 30, 2020, we had total assets of $172.1 million, total deposits of $134.6 million and total equity of $21.2 million. We had net income of $365,000 for the three months ended September 30, 2020 and net income of $418,000 for the year ended June 30, 2020. Marathon Bank is subject to comprehensive regulation and examination by the Wisconsin Department of Financial Institutions (the “WDFI”) and the Federal Deposit Insurance Corporation (the “FDIC”).

Our executive office is located at 500 Scott Street, Wausau, Wisconsin 54402, and our telephone number at this address is (715) 845-7331. Our website address is www.marathonbank.com. Information on our website is not and should not be considered a part of this prospectus.

Our Reorganization into a Mutual Holding Company and the Offering

We do not have stockholders in our current mutual form of ownership. Our depositors currently have the right to vote on certain matters pertaining to Marathon Bank, such as the election of directors and the proposed mutual holding company reorganization. The mutual holding company reorganization is a series of transactions by which we will reorganize our corporate structure from our current status as a mutual savings bank to the mutual holding company form of ownership. The reorganization will be conducted pursuant to a plan of reorganization. Following the reorganization, Marathon Bank will become a Wisconsin stock savings bank subsidiary of Marathon Bancorp, Inc., and Marathon Bancorp, Inc. will be a majority-owned subsidiary of Marathon MHC. After the reorganization, our depositors will become members of Marathon MHC, and will continue to have the same voting rights in Marathon MHC as they had in Marathon Bank prior to the reorganization.

In connection with the reorganization, we are offering shares of common stock of Marathon Bancorp, Inc. for sale in the offering. All investors will pay the same price per share in the offering. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company reorganizations and standard conversion stock offerings. See “—Terms of the Offering.”

The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that we believe will enable us to:

•	support future growth and profitability;

•	compete more effectively in the financial services marketplace;

•	offer our depositors, employees, management and directors an equity ownership interest in Marathon Bank, and thereby an economic interest in our future success;

•	attract and retain qualified personnel by permitting us to establish stock-based benefit plans after the reorganization and offering; and

•	increase our flexibility to structure and finance the expansion of our operations, including potential acquisitions of other financial institutions or their branches and possibly establishing new (“de novo”) branches, although we have no current acquisitions or new branches planned.

The reorganization and the capital raised in the offering are expected to provide us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide additional protection against unforeseen risks and expand our asset and deposit base.

Unlike a standard mutual-to-stock conversion transaction in which all of the common stock of the holding company of the converting savings association is sold to the public, only a minority of the stock is sold to the public in a mutual holding company reorganization. In a mutual holding company structure, federal and state law and regulations require that a majority of the outstanding common stock of Marathon Bancorp, Inc. must be held by our mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of the shares of Marathon Bancorp, Inc. that will be outstanding upon the closing of the reorganization. As a result, a mutual holding company offering raises less than half the capital that would be raised in a standard conversion offering. Based on these restrictions and an evaluation of our capital needs, our board of directors has decided that 45% of the outstanding shares of common stock of Marathon Bancorp, Inc. will be offered for sale in the offering, and 55% of the outstanding shares will be retained by Marathon MHC. Our board of directors has determined that offering 45% of our outstanding shares of common stock for sale in the offering will enable management to effectively invest the capital raised in the offering. See “—Possible Conversion of Marathon MHC to Stock Form.”

The following chart shows our corporate structure following the reorganization and offering:

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our 118-year history in the community, our knowledge of the local marketplace and our long-standing reputation for providing superior, relationship-based customer service. The following are the key elements of our business strategy:

Increase our commercial real estate lending into the higher growth Southeastern Wisconsin market. As a result of our recent efforts to better balance the overall loan portfolio between commercial and non-commercial lending and expansion into the Southeastern Wisconsin market, including the Milwaukee metropolitan area, our commercial real estate loans, including multifamily loans, increased to $54.7 million, or 45.8% of our loan portfolio, at September 30, 2020, compared to $48.5 million, or 41.3% of our loan portfolio, at June 30, 2019. We intend to retain our presence as a commercial real estate lender (which includes multifamily loans) in our market area and seek to expand our market share in existing and other growth markets in Southeastern Wisconsin, including Milwaukee. We intend to continue to build relationships with small and medium-sized businesses and high net worth individuals in these market areas focusing on lending to manufacturing, wholesale distribution and professional service businesses. We also intend to increase our Southeastern Wisconsin presence by using the capital raised in the offering to hire experienced local commercial real estate lenders with credit skills that fit well with our focus on asset quality, as well as possibly expand our branch network, either through acquisitions or organically, in Southeastern Wisconsin. We believe the additional capital raised in the offering will enable us to increase our originations of commercial real estate loans and related lending limits, which will enable us to originate larger loans to new and existing customers. Given their larger balances and the complexity of the underlying collateral, commercial real estate and multifamily real estate loans generally have more risk than the owner-occupied one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and multifamily real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy, including the effects of the COVID-19 pandemic.

Continue to originate and sell certain residential real estate loans. Residential mortgage lending has historically been a significant part of our business, and we recognize that originating one- to four-family residential real estate loans is essential to our status as a community-oriented bank. During the quarter ended September 30, 2020, we originated and sold $17.4 million of one- to four-family residential real estate loans held for sale for gains on sale of loans of $382,000. Similarly, during the year ended June 30, 2020, we originated and sold $26.6 million of one- to four-family residential real estate loans held for sale for gains on sale of loans of $488,000. We intend to continue to sell in the secondary market most of the long-term conforming fixed-rate one- to four-family residential real estate loans that we originate for fee income that enhances our non-interest income and mitigates the risks associated with changes in market interest rates (including due to the effects of the COVID-19 pandemic) that may adversely impact our interest income.

Increase our share of lower-cost core deposit growth. We have made a concerted effort to reduce our reliance on higher cost certificates of deposit in favor of obtaining lower cost retail and commercial deposit accounts. We have also made significant investments in our technology-based products. For example, we have enhanced our suite of deposit products, including remote deposit capture, commercial cash management and mobile deposits in order to accommodate business customers. This has had the dual effect of reducing our concentration of certificates of deposit to 34.2% of total deposits at September 30, 2020 from 45.3% at June 30, 2019, while growing our core deposits to $88.6 million at September 30, 2020 from $71.8 million at June 30, 2019. We intend to continue our focus on core deposit growth by offering our retail and commercial customers a full selection of deposit-related services, and making further investments in technology so that we can deliver high-quality, innovative products and services to our customers.

Manage credit risk to maintain a low level of non-performing assets. We believe that credit risk management is paramount to our long-term success. Over the past several years, we have invested significantly in both personnel and software to effectively manage our portfolio, and we have considerably enhanced our controls. We have established an experienced commercial credit team and we have implemented well-defined policies, a thorough and efficient loan underwriting process, and active credit monitoring. As a result of our continued focus on credit risk management, our non-performing loans to total loans was 0.26% and 0.21% as of September 30, 2020 and June 30, 2020, respectively. We intend to continue to support our investment in our commercial credit department as we grow our loan portfolio in the future.

Grow organically and through opportunistic bank or branch acquisitions or de novo branching. In addition to organic growth, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we expect to continue to expand into Southeastern Wisconsin. We will consider expanding our branch network through acquisitions and/or through establishing de novo branches, although we have no current acquisitions or new branches planned. The capital we are raising in the offering will provide us the opportunity to make acquisitions of other financial institutions or branches thereof, and will also help fund improvements in our operating facilities, credit reporting and customer delivery services in order to enhance our competitiveness.

Remain a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base. We were established in 1902 and have been operating continuously since that time in our local community. Through the goodwill we have developed over the years of providing timely, efficient banking services, we believe that we have been able to attract a solid base of local retail customers on which we hope to continue to build our banking business.

A full description of our products and services can be found under “Business of Marathon Bank.”

Impact of COVID-19 Outbreak

During the first quarter of 2020, global financial markets experienced significant volatility resulting from the spread of a novel coronavirus known as COVID-19. In March 2020, the World Health Organization declared COVID-19 a global pandemic and the United States declared a National Public Health Emergency. The COVID-19 pandemic has restricted the level of economic activity in our markets. In response to the pandemic, the governments of the state of Wisconsin and of most other states have taken preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forego time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These measures have dramatically increased unemployment in the United States and have negatively impacted many businesses, and thereby threatened the repayment ability of some of our borrowers.

To address the economic impact of COVID-19 in the United States, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law on March 27, 2020. The CARES Act included a number of provisions that affected us, including accounting relief for troubled debt restructurings (“TDRs”). The CARES Act also established the Paycheck Protection Program (the “PPP”) through the U.S. Small Business Administration (the “SBA”), which allowed us to lend money to small businesses to maintain employee payrolls through the crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meets certain other requirements. At September 30, 2020, we had $6.4 million of PPP loans outstanding.

In addition, the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve Board,” took steps to bolster the economy by, among other things, reducing the federal funds rate and the discount-window borrowing rate to near zero. In response to the pandemic, we have implemented protocols and processes to help protect our employees, customers and communities. These measures include:

•	Operating our branches under a drive-through model with appointment-only lobby service, leveraging our business continuity plans and capabilities that include critical operations teams being divided and dispersed to separate locations and, when possible, having employees work from home. We have established a Pandemic Response team.

•	The safety and health of our staff and our customers is our highest priority. We have installed Plexiglas sneeze barriers in all teller areas, new account desks, and the receptionist desks, and air purification systems in each of our branch offices. Hand sanitizer is available at each of the teller stations/new accounts desks, and floors are marked to encourage customers to stay six feet apart. Customer counter areas are sanitized every hour. Facemasks are mandatory for all employees at work. All employees also have access to gloves, hand sanitizer, and Clorox wipes while at work.

•	Offering assistance to our customers affected by the COVID-19 pandemic, which includes payment deferrals, interest only loans, waiving certain fees, suspending property foreclosures, and participating in the CARES Act and lending programs for businesses, including the PPP.

We have implemented various consumer and commercial loan modification programs to provide our borrowers relief from the economic impacts of COVID-19. Based on guidance in the CARES Act and recent COVID-19 related legislation, COVID-19 related modifications to loans that were current as of December 31, 2019 are exempt from TDR classification under accounting principles generally accepted in the United States (“U.S. GAAP”) through the earlier of January 1, 2022, or 60 days after the national emergency concerning COVID-19 declared by the President of the United States terminates. In addition, the bank regulatory agencies issued interagency guidance stating that COVID-19 related short-term modifications (i.e., six months or less) granted to loans that were current as of the loan modification program implementation date are not TDRs.

As of September 30, 2020, we had granted short-term payment deferrals on 50 loans, totaling approximately $18.7 million in aggregate principal amount, that were otherwise performing. As of September 30, 2020, 41 of these loans, totaling $12.5 million, have returned to normal payment status.

Given the unprecedented uncertainty and rapidly evolving economic effects and social impacts of the COVID-19 pandemic, the future direct and indirect impact on our business, results of operations and financial condition are highly uncertain. Should current economic conditions persist or continue to deteriorate, we expect that this macroeconomic environment will have a continued adverse effect on our business and results of operations, which could include, but not be limited to: decreased demand for our products and services, protracted periods of lower interest rates, increased non-interest expenses, including operational losses, and increased credit losses due to deterioration in the financial condition of our consumer and commercial borrowers, including declining asset and collateral values, which may continue to increase our provision for loan losses and net charge-offs.

For additional information, see “Risk Factors—Risks Related to the COVID-19 Pandemic—The economic impact of the COVID-19 outbreak could adversely affect our financial condition and results of operations.”

Terms of the Offering

We are offering between 688,500 and 931,500 shares of common stock of Marathon Bancorp, Inc. to eligible depositors, our tax-qualified employee benefit plans and to the public to the extent shares remain available. The amount of capital we are raising in the offering is based on an appraisal of the pro forma market value of Marathon Bancorp, Inc. We may increase the maximum number of shares that we sell in the offering by up to 15%, to 1,071,225 shares, as a result of demand for the shares of common stock in the offering or changes in market conditions, including those for financial institutions stocks. Subscription priorities have been established for the allocation of common stock to the extent the subscription offering is oversubscribed. See “The Reorganization and Offering—Offering of Common Stock—Subscription Rights” for a description of allocation procedures in the event of an oversubscription.

Unless the pro forma market value of Marathon Bancorp, Inc. decreases below $15.3 million or increases above $23.8 million, or the offering is extended beyond April 30, 2021, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. All investors will pay the same $10.00 purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Janney Montgomery Scott LLC, our financial advisor and marketing agent in connection with the reorganization and offering, will use its best efforts to assist us in selling the shares of common stock of Marathon Bancorp, Inc. in the offering, but Janney Montgomery Scott LLC is not obligated to purchase any shares in the offering.

Persons Who May Order Stock in the Offering

We are offering the shares of common stock of Marathon Bancorp, Inc. in a “subscription offering” in the following descending order of priority:

(1)	depositors who had accounts at Marathon Bank with aggregate balances of at least $50 at the close of business on September 30, 2019;

(2)	the tax-qualified employee benefit plans of Marathon Bank (including our employee stock ownership plan and our 401(k) plan) will receive nontransferable subscription rights to purchase up to 4.90% of the shares of common stock issued and outstanding following the completion of the offering. The employee stock ownership plan intends to purchase 3.92% of the shares of common stock issued and outstanding following the completion of the offering;

(3)	depositors who had accounts at Marathon Bank with aggregate balances of at least $50 at the close of business on December 8, 2020; and

(4)	other members of Marathon Bank at the close of business on January 31, 2021.

Any shares of our common stock that remain unsold in the subscription offering will be offered for sale in a community offering that may commence concurrently with, during or promptly after, the subscription offering. The community offering must be completed within 45 days of the end of the subscription offering, unless extended with regulatory approval. Natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha will have a purchase preference in any community offering. Shares also may be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering managed by Janney Montgomery Scott LLC. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at September 30, 2019, December 8, 2020 or January 31, 2021, as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares of common stock will be allocated first to categories in the subscription offering in accordance with our plan of reorganization. A detailed description of share allocation procedures can be found in the section entitled “The Reorganization and Offering—Offering of Common Stock.”

Important Risks in Owning Marathon Bancorp’s Common Stock

An investment in our common stock involves substantial risks and uncertainties. Investors should carefully consider all of the information in this prospectus, including the detailed discussion of these and other risks under “Risk Factors” beginning on page 22, prior to investing in our common stock. Some of the more significant risks include the following:

•	The economic impact of the COVID-19 outbreak could adversely affect our financial condition and results of operations;

•	We intend to increase originations of commercial real estate and multifamily real estate loans. These loans involve credit risks that could adversely affect our financial condition and results of operations;

•	Our non-owner-occupied real estate loans may expose us to increased credit risk;

•	A significant amount of our profitability relies upon income from secondary mortgage market operations which is volatile, and we may incur losses or charges with respect to our secondary mortgage market operations which would negatively affect our earnings;

•	A portion of our loan portfolio consists of loan participations. Loan participations may have a higher risk of loss than loans we originate when we are not the lead lender and we have limited control over credit monitoring;

•	We have a significant number of loans secured by real estate, and a downturn in the local real estate market could negatively impact our profitability;

•	If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease;

•	Our business strategy includes loan growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues;

•	A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability;

•	Strong competition within our market areas may limit our growth and profitability;

•	Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations;

•	The future price of our common stock may be less than the purchase price in the stock offering;

•	There is likely to be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock;

•	Persons who purchase stock in the offering will own a minority of Marathon Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders or to force a merger or second-step conversion transaction; and

•	We do not currently intend to pay dividends on our common stock.

How We Determined the Offering Range and the $10.00 Price Per Share

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Marathon Bancorp, Inc., assuming the offering has been completed. RP Financial, LC. (“RP Financial”), our independent appraiser, has estimated that, as of November 20, 2020, assuming we were undertaking the offering, this market value, including the shares to be issued to Marathon MHC, was $18.0 million. Based on applicable regulations, this market value forms the midpoint of a valuation range with a minimum of $15.3 million and a maximum of $20.7 million.

Based on this valuation range and assuming 45% of the shares of Marathon Bancorp, Inc. common stock is being offered for sale in the offering at $10.00 per share and 55% of the shares is retained by Marathon MHC, Marathon Bancorp, Inc. is offering for sale 688,500 shares at the minimum of the offering range, 810,000 shares at the midpoint of the offering range, and 931,500 shares at the maximum of the offering range. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual holding company and standard stock conversion offerings by savings banks. If demand for shares or market conditions warrant, the maximum of the offering range can be increased by up to 15%, which would result in an appraised value of $23.8 million, and we may sell up to 1,071,225 shares of common stock in the offering.

RP Financial advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology, which requires a valuation based on an analysis of the trading prices of comparable public companies whose stock has traded for at least one year prior to the valuation date. RP Financial selected a group of ten comparable public companies for this analysis.

RP Financial considered adjustments to the pro forma market value based on a comparison of Marathon Bancorp, Inc. with the peer group set forth below. RP Financial advised the board of directors that the valuation analysis took into consideration that relative to the peer group moderate downward adjustments were applied for profitability, growth, viability of earnings and liquidity of the shares, and slight downward adjustments were applied for dividends and marketing of the issue. RP Financial made no adjustments for financial condition, asset growth, market area, management and effect of government regulations and regulatory reform.

The appraisal is based in part on Marathon Bank’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly-traded bank holding companies and savings and loan holding companies that RP Financial considers comparable to Marathon Bancorp, Inc. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets at September 30, 2020
			(In millions)
CBM Bancorp, Inc.	CBMB	Baltimore, MD	$232
Elmira Savings Bank	ESBK	Elmira, NY	$674
HMN Financial, Inc.	HMNF	Rochester, MN	$898
Home Federal Bancorp, Inc. of LA	HFBL	Shreveport, LA	$542
HV Bancorp, Inc.	HVBC	Doylestown, PA	$508
IF Bancorp, Inc.	IROQ	Watseka, IL	$726
Mid-Southern Bancorp, Inc.	MSVB	Salem, IN	$218
Provident Financial Holdings, Inc.	PROV	Riverside, CA	$1,184
Severn Bancorp, Inc.	SVBI	Annapolis, MD	$939
WVS Financial Corp	WVFC	Pittsburgh, PA	$332

The characteristics of publicly-traded shares of a mutual holding company differ from those of publicly-traded shares of fully converted companies (those in which all shares are held by public stockholders) in several ways, including that: (1) publicly-traded shares of a mutual holding company subsidiary tend to have less liquidity because they represent less than 50% of the outstanding shares of the company; (2) the holders of publicly-traded shares of a mutual holding company subsidiary cannot exercise voting control; (3) publicly-traded shares of a mutual holding company subsidiary are affected by the possibility of a second-step transaction; and (4) the publicly-traded shares of a mutual holding company subsidiary are adversely affected by regulatory restrictions on the ability of the mutual holding company to waive the receipt of dividends declared by its subsidiary, thereby precluding or limiting the subsidiary’s ability to pay dividends to public stockholders. To account for the unique characteristics of publicly-traded shares of a mutual holding company, RP Financial includes in its appraisal the pricing ratios of Marathon Bancorp, Inc. on both a non-fully converted basis and a fully converted basis and compares each to the pricing ratios of the peer group. The decision to also provide Marathon Bancorp, Inc.’s pricing ratios on a fully converted basis is meant to: (1) facilitate the comparison of the peer group, which consists of fully converted companies, to Marathon Bancorp, Inc.; and (2) establish the pro forma market value range of 100% of the shares of Marathon Bancorp, Inc., which forms the basis for determining the offering range. Tables presenting select pricing ratios of Marathon Bancorp, Inc. on both a non-fully converted basis and a fully converted basis and comparing such ratios to similar ratios for the peer group follow.

The following table presents a summary of selected pricing ratios for the peer group companies on a fully converted basis and for Marathon Bancorp, Inc. on a non-fully converted basis (i.e., the table assumes that 45% of our outstanding shares of common stock are sold in the offering, as opposed to 100% of our outstanding shares of common stock). These figures are from the RP Financial appraisal report. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 177.7% on a non-fully converted price-to-earnings basis, a discount of 18.8% on a non-fully converted price-to-book value basis, and a discount of 20.6% on a non-fully converted price-to-tangible book value basis.

	Non-Fully Converted Pro Forma Price-to-Earnings Multiple		Non-Fully Converted Pro Forma Price-to-Book Value Ratio	Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio
Marathon Bancorp, Inc.
Adjusted Maximum	47.67	x	81.57%	81.57%
Maximum	40.03		74.02	74.02
Midpoint	33.80		66.89	66.89
Minimum	27.93		59.17	59.17

	Fully Converted Pro Forma Price-to- Earnings Multiple (1)		Fully Converted Pro Forma Price-to-Book Value Ratio (1)	Fully Converted Pro Forma Price-to-Tangible Book Value Ratio (1)
Valuation of peer group companies
as of November 20, 2020
Averages	12.17	x	82.38%	84.29%
Medians	12.32		80.77	83.16

(1)	Information for the peer group companies is based upon actual earnings for the twelve months ended September 30, 2020 (or for the latest available date) and information for Marathon Bancorp, Inc. is based upon actual earnings for the twelve months ended September 30, 2020. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies, and the resulting pricing ratios for Marathon Bancorp, Inc. on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, Marathon Bancorp, Inc.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a premium of 245.0% on a fully converted price-to-earnings basis, a discount of 38.9% on a fully converted price-to-book value basis and a discount of 40.3% on a fully converted price-to-tangible book value basis.

	Fully Converted Pro Forma Price-to-Earnings Multiple (1)		Fully Converted Pro Forma Price-to-Book Value Ratio(1)	Fully Converted Pro Forma Price-to- Tangible Book Value Ratio(1)
Marathon Bancorp, Inc.
Adjusted Maximum	65.76	x	58.24%	58.24%
Maximum	52.06		54.29	54.29
Midpoint	41.99		50.33	50.33
Minimum	33.29		45.83	45.83

Valuation of peer group companies
as of November 20, 2020
Averages	12.17	x	82.38%	84.29%
Medians	12.32		80.77	83.16

(1)	Information for the peer group companies is based upon actual earnings for the twelve months ended September 30, 2020 (or for the latest available date) and information for Marathon Bancorp, Inc. is based upon actual earnings for the twelve months ended September 30, 2020. These ratios are different from the ratios in “Pro Forma Data.”

The fully converted pro forma calculations for Marathon Bancorp, Inc. are based on the following assumptions:

•	A number of shares equal to 8% of the shares sold in a full conversion are purchased by the employee stock ownership plan, with the expense to be amortized over 25 years;

•	A number of restricted stock awards equal to 4% of the shares sold in a full conversion are purchased by a stock-based benefit plan, with the expense to be amortized over five years; and

•	A number of options equal to 10% of the shares sold in a full conversion are granted under a stock-based benefit plan, with option expense of $2.68 per option amortized over five years.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the offering the shares of our common stock will trade at or above the $10.00 per share price. Furthermore, RP Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Reorganization and Offering—How We Determined the Stock Pricing and the Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in Marathon Bank, to fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the offering at Marathon Bancorp, Inc. Therefore, assuming we sell 931,500 shares of common stock at the maximum of the offering range, and assuming we have net proceeds of $8.1 million, we intend to invest $4.0 million in Marathon Bank, loan $811,000 to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to up to 8% of the shares sold to the public in the offering (3.92% of the outstanding shares) and retain the remaining $3.1 million of the net proceeds at Marathon Bancorp, Inc.

Marathon Bancorp, Inc. expects to initially invest the net proceeds it retains from the offering in securities issued by the U.S. government and its agencies or government sponsored enterprises, and as otherwise permitted under our investment policy. Marathon Bancorp, Inc. may use a portion of the net proceeds to repurchase shares of common stock when permitted under applicable laws and regulations and to finance the possible acquisition of other financial institutions. We may also use the net proceeds for other general corporate purposes.

Marathon Bank intends to use the proceeds it receives to originate loans. It may also purchase securities as permitted under our investment policy, expand through acquisitions of branch offices, or other financial institutions, or expand its banking franchise organically through de novo branching or establishing loan production offices. Marathon Bank may also use the proceeds it receives to support new loan, deposit or other financial products and services and increased lending and investment, and for general corporate purposes.

Neither Marathon Bank nor Marathon Bancorp, Inc. has any plans or agreements for any specific acquisition transactions at this time. See “How We Intend to Use the Proceeds from the Offering.”

Limits on the Amount of Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $250,000 of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $250,000 of common stock:

•	Companies or other entities in which you are an officer or partner or, directly or indirectly, have a 10% or greater beneficial ownership interest;

•	Any relative or spouse of you, or any relative of such spouse, and who either lives in your home or who is a director or officer of Marathon Bank;

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in a similar fiduciary capacity; and

•	Any other persons who may be your associates or persons acting in concert with you.

Persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Subject to regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Reorganization and Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

We expect that the employee stock ownership plan will purchase 3.92% of the outstanding shares of common stock of Marathon Bancorp, Inc. at the completion of the offering, including shares issued to Marathon MHC. Subject to regulatory approval, the employee stock ownership plan may purchase some or all of these shares in the open market following the completion of the offering. Our employee stock ownership plan purchases will range from 59,976 shares to 93,315 shares of common stock, respectively, at the minimum and adjusted maximum of the offering range.

How You May Purchase Shares of Common Stock in the Subscription and Community Offering

In the subscription offering and the community offering you may pay for your shares only by:

•	personal check, bank check or money order payable to Marathon Bancorp, Inc.; or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from the types of Marathon Bank deposit accounts listed on the stock order form.

Marathon Bank is not permitted to lend funds for the purpose of purchasing shares of common stock in the offering, and will not knowingly offer or sell any of the shares of common stock to any person whose purchase would be financed by funds loaned to the person by Marathon Bank or any affiliate. Additionally, you may not pay by cash or wire transfer, use a check drawn on a Marathon Bank line of credit, or use a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form in one of three ways: by mail, using the reply envelope provided; by overnight delivery to the address indicated on the stock order form; or by hand-delivery to Marathon Bank’s main office located at 500 Scott Street, Wausau, Wisconsin. Marathon Bank’s main office is open Monday through Thursday, between 9:00 a.m. and 5:00 p.m., Central Time and Fridays between 9:00 a.m. and 6:00 p.m., Central Time. Marathon Bank’s main office is not open on bank holidays or weekends. Once submitted, your order is irrevocable. We do not intend to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at Marathon Bank. Subscription funds will earn interest at 0.05% per annum, which is our current savings rate. If the offering is terminated, we will promptly return subscription funds with interest.

On the stock order form, you may not designate withdrawal from Marathon Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a Marathon Bank IRA or other retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

Withdrawals from certificates of deposit accounts at Marathon Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Marathon Bank must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at 0.05% per annum thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed.

By signing the stock order form, subscribers are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Marathon Bank, the FDIC or any other government agency.

Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your IRA, or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at Marathon Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee.

Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the March 16, 2021 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Marathon Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held. For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Reorganization and Offering—Procedure for Purchasing Shares—Using Retirement Account Funds.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. On the stock order form, you can add the names of others for joint stock registration so long as the joint holder being added has a qualifying account in the same eligibility tier, and you can delete names of others to make a joint order an individual order. The stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is 3:00 p.m., Central Time, on March 16, 2021, unless we extend this deadline. If you wish to purchase shares of common stock, your properly completed and signed original stock order form, together with full payment for the shares, must be received (not postmarked) by this time. Orders received after 3:00 p.m., Central Time, on March 16, 2021 will be rejected unless the offering is extended.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 3:00 p.m., Central Time, on March 16, 2021, whether or not we have been able to locate each person entitled to subscription rights.

See “The Reorganization and Offering—Procedure for Purchasing Shares—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you use to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the reorganization and offering is subject to the receipt of all required regulatory approvals, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond April 30, 2021, or the number of shares to be sold in the offering is increased to more than 1,071,225 shares or decreased to fewer than 688,500 shares.

Termination of the Offering

The subscription offering will expire at 3:00 p.m., Central Time, on March 16, 2021. We expect that the community offering, if one is conducted, would expire at the same time. We may extend this expiration date without notice to you until April 30, 2021, or such later date as the applicable regulators may approve. If the subscription offering and/or community offerings are extended beyond April 30, 2021, we will be required to resolicit subscriptions before proceeding with the offering. In such event, all subscribers will be afforded the opportunity to confirm, cancel or change their orders. If you choose to cancel your order or you do not respond to the resolicitation notice, your funds will be promptly returned to you with interest and deposit account withdrawal authorizations will be cancelled. All further extensions, in the aggregate, may not last beyond March 30, 2023, which is two years after the special meeting of members of Marathon Bank to be held on March 30, 2021 to vote on the plan of reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 688,500 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may (a) increase the purchase limitations, (b) seek regulatory approval to extend the offering beyond the April 30, 2021 expiration date, and/or (c) reduce the valuation and offering range, provided that any such extension or reduction will require us to resolicit subscriptions received in the offering and provide subscribers with the opportunity to increase, decrease or cancel their subscriptions. If the offering is extended beyond April 30, 2021, subscribers will have the right to confirm, cancel or change their orders. If the number of shares to be sold in the offering is increased to more than 1,071,225 shares or decreased to less than 688,500 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.05% per annum.

Market for the Common Stock

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by the OTC Markets Group upon conclusion of the stock offering. See “Market for the Common Stock.”

Our Dividend Policy

We do not currently intend to pay cash dividends to our stockholders. The payment and amount of any dividend payments will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the ability of mutual holding companies to waive dividends; and general economic conditions. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma aggregate market value has increased, we may sell up to 1,071,225 shares in the offering without further notice to you. If our pro forma aggregate market value at that time is either below $15.3 million or above $23.8 million, then, after consulting with the Federal Reserve Board, the FDIC and the WDFI, we may:

•	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the offering with interest at 0.05% per annum;

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board, the WDFI, the FDIC, the Financial Industry Regulatory Authority (“FINRA”) and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum for funds received in the offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Marathon Bank that is being called to vote on the reorganization and offering, and at any time after member approval with applicable regulatory approval. If we terminate the offering, we will promptly return your funds, with interest at 0.05% per annum, and we will cancel deposit account withdrawal authorizations.

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering

In connection with the reorganization, we are establishing an employee stock ownership plan, and, subject to stockholder approval, we intend to implement one or more stock-based benefits plan that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. The board of directors of Marathon Bank has adopted an employee stock ownership plan, which will award shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, at the completion of the offering, ratify the loan to the employee stock ownership plan and the issuance of the common stock to the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase in the offering 3.92% of the outstanding shares of common stock of Marathon Bancorp, Inc. at the conclusion of the offering.

Stock-Based Benefit Plans. In addition to shares purchased by the employee stock ownership plan, we intend to adopt one or more stock-based benefit plans. The plans are designed to attract and retain qualified personnel in key positions and provide directors, officers and key employees with an ownership interest in Marathon Bancorp, Inc., which will be intended to provide an incentive to contribute to our success, and to reward key employees for their performance. The number of options granted and shares of restricted common stock awarded under stock-based benefit plans may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to Marathon MHC, provided that if Marathon Bank’s tangible capital at the time of adoption of the stock-based benefit plan is less than 10% of its assets, then the amount of shares of restricted common stock may not exceed 1.47% of our outstanding shares. The number of options granted or shares of restricted common stock awarded under stock-based benefit plans, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the shares of common stock held by persons other than Marathon MHC. Under applicable regulations, the exercise price of options granted within one year of the completion of the offering must be equal to the then fair market value of the common stock on the date the options are granted.

Stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than Marathon MHC. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than Marathon MHC.

The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plans;

•	no individual may receive more than 25% of the options and shares of restricted common stock authorized under the plans;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Marathon Bank or Marathon Bancorp, Inc.

We have not determined when we will present stock-based benefit plans for stockholder approval. In the event our banking regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases, although we expect that we would issue additional shares of common stock from authorized but unissued shares to fund our stock-based benefit plans.

Equity Plan Expenses. The implementation of an employee stock ownership plan and one or more stock-based benefit plans will increase our future compensation costs, thereby reducing our earnings. For example, we will be required to recognize an expense each year under our employee stock ownership plan equal to the fair market value of the shares committed to be released for that year to the participating employees. Similarly, if we issue restricted stock awards under a stock-based benefit plan, we would be required to recognize an expense as the shares vest equal to their fair market value on the grant date. Finally, if we issue stock options, we would be required to recognize an expense as the options vest, equal to their estimated value on the grant date. See “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Benefits to Management. The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the adjusted maximum of the offering range and assuming that our employee stock ownership plan purchases 3.92% of the total shares of common stock of Marathon Bancorp, Inc. issued in connection with the reorganization (including shares issued to Marathon MHC) and that we implement one or more stock-based benefit plans granting options to purchase 4.90% of the total shares of common stock of Marathon Bancorp, Inc. issued in connection with the reorganization (including shares issued to Marathon MHC) and awarding shares of restricted common stock equal to 1.96% of the total shares of common stock of Marathon Bancorp, Inc. issued in connection with the reorganization (including shares issued to Marathon MHC).

Plan	Individuals Eligible to Receive Awards	Percent of Outstanding Shares	Value of Benefits Based on Adjusted Maximum of Offering Range (In Thousands)
Employee stock ownership plan	All employees	3.92%	$933
Stock awards	Directors, officers and employees	1.96	467
Stock options	Directors, officers and employees	4.90	313	(1)
Total		10.78%	$1,712

(1)	The fair value of stock options has been estimated at $2.68 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; no dividend yield; expected option life of 10 years; risk free interest rate of 0.69%; and a volatility rate of 19.46% based on an index of publicly traded savings institutions.

The actual value of the shares of restricted common stock awarded under the stock-based benefit plan would be based on the price of Marathon Bancorp, Inc.’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plan, assuming receipt of stockholder approval and that the shares are awarded in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	29,988 Shares Awarded at Minimum of Offering Range	35,280 Shares Awarded at Midpoint of Offering Range	40,572 Shares Awarded at Maximum of Offering Range	46,658 Shares Awarded at Adjusted Maximum of Offering Range

(In thousands, except share price information)
$8.00	$240	$282	$325	$373
$10.00	$300	$353	$406	$467
$12.00	$360	$423	$487	$560
$14.00	$420	$494	$568	$653

The grant-date fair value of the options granted under the stock-based benefit plan would be based in part on the price of shares of Marathon Bancorp, Inc.’s common stock at the time the options are granted. The value will also depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming receipt of stockholder approval, using a Black-Scholes option pricing model, and assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Market/Exercise Price	Grant-Date Fair Value Per Option	74,970 Options at Minimum of Offering Range	88,200 Options at Midpoint of Offering Range	101,430 Options at Maximum of Offering Range	116,645 Options at Adjusted Maximum of Offering Range

(In thousands, except exercise price and fair value information)
$8.00	$2.14	$160	$189	$217	$250
$10.00	$2.68	$201	$236	$272	$313
$12.00	$3.22	$241	$284	$327	$376
$14.00	$3.75	$281	$331	$380	$437

Restrictions on the Acquisition of Marathon Bancorp, Inc. and Marathon Bank

Federal regulations and Maryland law, as well as provisions contained in the articles of incorporation and bylaws of Marathon Bank and Marathon Bancorp, Inc., restrict the ability of any person, firm or entity to acquire Marathon Bancorp, Inc., Marathon Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain prior regulatory approval before acquiring in excess of 10% of the voting stock of Marathon Bancorp, Inc. or Marathon Bank, as well as a provision in Marathon Bancorp, Inc.’s articles of incorporation that provides that in no event will any person (other than Marathon MHC) who beneficially owns more than 10% of the then-outstanding shares of common stock of Marathon Bancorp, Inc. be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. Maryland law also provides restrictions on transactions with “interested” stockholders and allows a board of directors to consider non-financial factors in determining whether to approve a change-in-control transaction.

Because a majority of the shares of outstanding common stock of Marathon Bancorp, Inc. must be owned by Marathon MHC, any acquisition of Marathon Bancorp, Inc. must be approved by Marathon MHC. Furthermore, Marathon MHC would not be required to pursue or approve a sale of Marathon Bancorp, Inc. even if such sale were favored by a majority of Marathon Bancorp, Inc.’s public stockholders. See “Risk Factors—Risks Related to The Offering—Persons who purchase stock in the offering will own a minority of Marathon Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders or to force a merger or second-step conversion transaction.”

Finally, although a mutual holding company may be acquired by a mutual institution or another mutual holding company in what is known as a “remutualization” transaction, current regulatory policy may make such transactions unlikely because of the heightened regulatory scrutiny given to the structure and pricing of such transactions. Specifically, current regulatory policy views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity, and raising issues concerning the effect on the mutual members of the acquiring entity. As a result, a remutualization transaction for Marathon Bancorp, Inc. is unlikely unless the applicant were able to clearly demonstrate that the regulatory concerns are not warranted in the particular case. See “Risk Factors— Risks Related to The Offering—Various factors may decrease the likelihood of takeover attempts of Marathon Bancorp, Inc.”

Proposed Stock Purchases by Management

Marathon Bancorp, Inc.’s directors and executive officers and their associates are expected to purchase, for investment purposes, approximately 70,000 shares of common stock in the offering, which represents 10.2% of the shares sold to the public and 4.6% of the total shares to be outstanding after the offering (including shares owned by Marathon MHC), each at the minimum of the offering range, respectively. Like all of our eligible depositor purchasers, our directors and executive officers and their associates have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of reorganization.

The plan of reorganization provides that the aggregate amount of shares acquired in the offering by our directors and executive officers (and their associates) may not exceed 32% of the outstanding shares held by persons other than Marathon MHC, except with the approval of our banking regulators. We may seek approval from our banking regulators to allow purchases by our directors and executive officers (and their associates) to exceed the 32% limit to the extent needed to enable us to sell the minimum number of shares of common stock in the offering range.

Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the offering range is reached.

Conditions to Completing the Reorganization and Offering

We cannot complete the reorganization and offering unless:

•	we sell at least 688,500 shares, the minimum of the offering range;

•	the members of Marathon Bank vote to approve the reorganization and offering; and

•	we receive final regulatory approvals to complete the reorganization and offering.

Federal Reserve Board, WDFI or FDIC approval does not constitute a recommendation or endorsement of an investment in our stock.

Possible Conversion of Marathon MHC to Stock Form

In the future, Marathon MHC may convert from the mutual to capital stock form of ownership, in a transaction commonly referred to as a “second-step conversion.” In a second-step conversion, members of Marathon MHC would have subscription rights to purchase common stock of Marathon Bancorp, Inc. or its successor, and the public stockholders of Marathon Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Marathon MHC. This percentage may be adjusted to reflect any assets owned by Marathon MHC.

Our board of directors has no current plans to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of holders of a majority of the outstanding shares of Marathon Bancorp, Inc. common stock, as well as the approval of holders of a majority of the outstanding shares of Marathon Bancorp, Inc. common stock excluding shares held by Marathon MHC, and the approval of the depositor members of Marathon MHC. Public stockholders will not be able to force a second-step conversion transaction of Marathon MHC without the consent of Marathon MHC because the approval of a second-step conversion requires the approval of holders of a majority of all of the outstanding voting stock. See “Risk Factors—Risks Related to The Offering—Persons who purchase stock in the offering will own a minority of Marathon Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders or to force a merger or second-step conversion transaction.”

Delivery of Prospectus

To ensure that each person receives a prospectus at least 48 hours before the deadline for orders for common stock, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or stock order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 3:00 p.m., Central Time, on March 16, 2021, whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. Shares of common stock sold in any syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Tax Consequences

Marathon Bank and Marathon Bancorp, Inc. have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the reorganization, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by members upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by depositors as a result of the exercise of the nontransferable subscription rights. Marathon Bank and Marathon Bancorp, Inc. have also received an opinion of Bonadio & Co., LLP regarding the material Wisconsin state tax consequences of the reorganization. As a general matter, the reorganization will not be a taxable transaction for purposes of federal or state income taxes to Marathon Bank, Marathon Bancorp, Inc. or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “The Reorganization and Offering—Material Income Tax Consequences” for additional information regarding taxes.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to Laws and Regulations—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an emerging growth company for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.07 billion in non-convertible debt during the preceding three-year period.

How You May Obtain Additional Information Regarding the Reorganization and Offering

If you have any questions regarding the reorganization and offering, please call the Stock Information Center at (844) 977-0092. The Stock Information Center will be open Monday through Friday between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors, in addition to general economic and business risks and all other information in this prospectus, in evaluating an investment in our common stock. Any of the following risks could have a material adverse effect on our business, operating results and financial condition and could cause the trading price of our common stock to decline, which could cause you to lose all or part of your investment.

Risks Related to the COVID-19 Pandemic

The economic impact of the COVID-19 outbreak could adversely affect our financial condition and results of operations.

In December 2019, a coronavirus (COVID-19) was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. On March 12, 2020, the President of the United States declared the COVID-19 outbreak in the United States a national emergency. The COVID-19 pandemic has caused significant economic dislocation in the United States as many state and local governments have ordered non-essential businesses to close and residents to shelter in place at home, including the State of Wisconsin. During the fourth fiscal quarter of 2020, some of these restrictions were removed and some non-essential businesses were allowed to re-open in a limited capacity, adhering to social distancing and disinfection guidelines. It is not clear when the pandemic will abate. This crisis has resulted in an unprecedented slow-down in economic activity and a related increase in unemployment as the U.S. economy entered a recession. Since the COVID-19 outbreak, millions of people have filed claims for unemployment, and stock markets have experienced extreme volatility with bank stocks significantly declining in value. In response to the COVID-19 outbreak, the Federal Reserve Board has reduced the benchmark Fed funds rate to a target range of 0% to 0.25%, and the yields on 10 and 30-year treasury notes have declined to historic lows. Certain Federal and state agencies are requiring lenders to provide forbearance and other relief to borrowers (e.g., waiving late payment and other fees). The federal banking agencies have encouraged financial institutions to prudently work with affected borrowers and recently passed legislation has provided relief from reporting loan classifications due to modifications related to the COVID-19 outbreak.

Additionally, we are a participating lender in the PPP under the CARES Act. Under the PPP, small businesses may, subject to certain regulatory requirements, obtain low interest (1%), government-guaranteed SBA loans. These loans may be forgiven if the funds are used for expenses which meet certain designated requirements. If our borrowers fail to qualify for PPP loan forgiveness, or if the PPP loans are not fully guaranteed by the US government or if the SBA determines that there is a deficiency in the manner in which we originated, funded or serviced the PPP loans, we risk holding loans with unfavorable terms and may experience losses related to our PPP loans.

Finally, the spread of the coronavirus has caused us to modify our business practices, including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences. We have many employees working remotely and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners.

Given the ongoing and dynamic nature of the circumstances, we cannot predict the impact of the COVID-19 outbreak on our business and on our prospects, although we expect our net interest income and net interest margin will be adversely affected. The extent of such impact will depend on future developments, which are highly uncertain, including when the pandemic can be controlled and abated and when and how the economy may be fully reopened. As the result of the COVID-19 pandemic and the related adverse economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, prospects and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•	if the economy is unable to fully reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods or if the federal government fails to guarantee or forgive our customers’ PPP loans, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•	as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may continue to decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and interest rate spread and reducing net income;

•	it may be challenging to grow our core business if the recovery from the economic impact caused by COVID-19 is slow or unpredictable;

•	our PPP loan customers may fail to qualify for PPP loan forgiveness, or we may experience other uncertainties or losses related to our PPP loans;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;

•	we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; and

•	FDIC premiums may increase if the agency experiences additional resolution costs.

Moreover, our future success and profitability substantially depends on the management skills of our executive officers and directors, many of whom have held officer and director positions with us for many years. The unanticipated loss or unavailability of key employees due to the outbreak could harm our ability to operate our business or execute our business strategy. We may not be successful in finding and integrating suitable successors in the event of key employee loss or unavailability.

Any one or a combination of the factors identified above could negatively impact our business, financial condition and results of operations and prospects.

Risks Related to our Lending Activities

We intend to increase originations of commercial real estate and multifamily real estate loans. These loans involve credit risks that could adversely affect our financial condition and results of operations.

At September 30, 2020, commercial real estate loans totaled $43.9 million, or 36.8% of our loan portfolio and multifamily real estate loans $10.8 million, or 9.0% of our loan portfolio. Given their larger balances and the complexity of the underlying collateral, commercial real estate and multifamily real estate loans generally have more risk than the owner-occupied one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and multifamily real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. The adverse effects of the COVID-19 pandemic could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. If we foreclose on these loans, our holding period for the collateral typically is longer than for a one- to four-family residential property because there are fewer potential purchasers of the collateral. In addition, commercial real estate and multifamily loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential loans. Accordingly, charge-offs on commercial real estate and multifamily loans may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.

As our commercial real estate and multifamily real estate loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase, which would adversely affect our business, financial condition and results of operations.

Our non-owner-occupied real estate loans may expose us to increased credit risk.

At September 30, 2020, $57.5 million, or 48.0% of our total loan portfolio, consisted of loans secured by non-owner-occupied real estate properties, including $7.8 million or 19.3%, of our one- to four-family residential loan portfolio. At September 30, 2020, all of our non-owner-occupied real estate loans were performing in accordance with their repayment terms. Loans secured by non-owner-occupied properties generally expose a lender to greater risk of non-payment and loss than loans secured by owner occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner-occupied properties is often below that of owner-occupied properties due to lenient property maintenance standards that negatively impact the value of the collateral properties. Furthermore, some of our non-owner-occupied real estate loan borrowers have more than one loan outstanding with us. At September 30, 2020, we had five non-owner-occupied residential loan relationships with an outstanding balance over $500,000 and an aggregate balance of $5.5 million. Consequently, an adverse development with respect to one credit relationship may expose us to a greater risk of loss compared to an adverse development with respect to an owner-occupied residential mortgage loan.

A significant amount of our profitability relies upon income from secondary mortgage market operations which is volatile, and we may incur losses or charges with respect to our secondary mortgage market operations which would negatively affect our earnings.

A key component of our strategy is to continue to sell in the secondary market the longer term, conforming fixed-rate residential mortgage loans that we originate, thereby earning non-interest income in the form of gains on sale. For the three months ended September 30, 2020 and for the year ended June 30, 2020, mortgage banking activity made up approximately 84.7% and 60.2% of our non-interest income and 23.5% and 8.8% of our revenue, respectively. When interest rates rise, the demand for mortgage loans, particularly refinancing of existing mortgage loans, tends to fall and may reduce the number of loans we can originate for sale. Weak or deteriorating economic conditions also tend to reduce loan demand. If the loan demand for conforming fixed-rate residential mortgage loans decreases or we are unable to sell such loans for a profit, then our non-interest income would likely decline which would adversely affect our earnings and our profitability. Further, although we originate, and intend to continue originating, loans on a “best efforts” basis, and we sell, and intend to continue selling, loans in the secondary market without recourse, we are required and will continue to be required to give customary representations and warranties to the buyers. If we breach those representations and warranties, the buyers will be able to require us to repurchase the loans and we may incur a loss on the repurchase. Because we generally retain the servicing rights on the loans we sell in the secondary market, we are required to record a mortgage servicing right asset, which we test quarterly for impairment based upon the fair value of the servicing rights as compared to amortized cost. The value of mortgage servicing rights is largely a function of the expected prepayment of the underlying mortgages. The longer the mortgages are outstanding the greater the cash flows and the more valuable the mortgage servicing rights become. When interest rates are rising there is less refinancing of mortgages, which makes the mortgage servicing rights more valuable. Conversely, when interest rates are declining there is more refinancing of mortgages, which makes the mortgage servicing rights less valuable. If we are required to take an impairment charge, our earnings could be adversely affected.

A portion of our loan portfolio consists of loan participations. Loan participations may have a higher risk of loss than loans we originate when we are not the lead lender and we have limited control over credit monitoring.

We purchase commercial real estate, multifamily real estate loans and commercial and industrial loan participations secured by properties primarily in the state of Wisconsin in which we are not the lead lender. Loan participations may have a higher risk of loss than loans we originate because we rely on the lead lender to monitor the performance of the loan. Moreover, our decisions regarding the classification of a loan participation and loan loss provisions associated with a loan participation are made in part based upon information provided by the lead lender. A lead lender also may not monitor a participation loan in the same manner as we would for loans that we originate. At September 30, 2020, our loan participations where we are not the lead lender totaled $22.8 million, or 19.1% of our loan portfolio and included $11.3 million in commercial real estate loans, $9.1 million in multifamily real estate loans and $2.4 million in commercial and industrial loans. At September 30, 2020, no loan participations were delinquent 60 days or more. If our underwriting of these participation loans is not sufficient, our non-performing loans may increase and our earnings may decrease.

We have a significant number of loans secured by real estate, and a downturn in the local real estate market could negatively impact our profitability.

At September 30, 2020, approximately $103.9 million, or 87.1%, of our total loan portfolio was secured by real estate, most of which is located in our primary lending market, Marathon County, Wisconsin and surrounding markets. The COVID-19 pandemic has caused a downturn in the U.S. economy. Unemployment in Wisconsin was at 4.7% as of September 30, 2020. Future declines in the real estate values in Marathon, Ozaukee, Milwaukee and Waukesha Counties and surrounding markets as a result of the downturn could significantly impair the value of the particular collateral securing our loans and our ability to sell the collateral upon foreclosure for an amount necessary to satisfy the borrower’s obligations to us. Changes in agreements or relationships between the United States and other countries may also adversely affect our borrowers. This could require increasing our allowance for loan losses to address the decrease in the value of the real estate securing our loans, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. Local economic conditions have a significant impact on our residential real estate, commercial real estate, construction, commercial and industrial and consumer lending, including, the ability of borrowers to repay these loans and the value of the collateral securing these loans.

Economic conditions in our primary market have recently been adversely affected by the COVID-19 pandemic and further deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decrease;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans;

•	the value of our securities portfolio may decrease; and

•	the net worth and liquidity of loan guarantors may decrease, thereby impairing their ability to honor commitments made to us.

Moreover, a significant decline in general economic conditions, caused by inflation, acts of terrorism, an outbreak of hostilities or other international or domestic calamities or other factors beyond our control could further impact these local economic conditions and could further negatively affect our financial performance. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate and multifamily loans, as well as any future credit deterioration, including as a result of COVID-19, could require us to increase our allowance for loan losses in the future. At September 30, 2020, our allowance for loan losses was 1.48% of total loans and 561.7% of nonperforming loans. Material additions to our allowance would materially decrease our net income.

The Financial Accounting Standards Board has delayed the effective date of the implementation of Current Expected Credit Loss, or CECL, standard. CECL will be effective for Marathon Bank on July 1, 2023. CECL will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses. This will change the current method of providing allowances for loan losses that are incurred or probable, which would likely require us to increase our allowance for loan losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for loan losses.

In addition, bank regulators periodically review our allowance for loan losses and, as a result of such reviews, we may be required to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

Uncertainties associated with increased commercial loan originations may result in errors in judging collectability, which may lead to additional provisions for loan losses or charge-offs, which would negatively affect our operations.

Increasing commercial loan originations would likely require us to lend to borrowers with which we have limited experience. Accordingly, we would not have a significant payment history pattern with which to judge future collectability. Further, newly originated loans have not been subjected to unfavorable economic conditions. As a result, it may be difficult to predict the future performance of newly originated loans. These loans may have delinquency or charge-off levels above our recent historical experience, which could adversely affect our future performance.

The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.

The FDIC and the other federal bank regulatory agencies have promulgated joint guidance on sound risk management practices for financial institutions with concentrations in commercial real estate lending. Under the guidance, a financial institution that, like us, is actively involved in commercial real estate lending should perform a risk assessment to identify concentrations. A financial institution may have a concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land acquisition and development, and other land represent 100% or more of total capital, or (ii) total reported loans secured by multifamily and non-farm residential properties, loans for construction, land acquisition and development and other land, and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital. Based on these factors, we have concluded that we do not currently have a concentration in multifamily and commercial real estate lending, as such loans represent 252% of total bank capital as of September 30, 2020, but based on our business plan we could have such a concentration risk in the future. The particular focus of the guidance is on exposure to commercial real estate loans that are dependent on the cash flow from the real estate held as collateral and that are likely to be at greater risk to conditions in the commercial real estate market (as opposed to real estate collateral held as a secondary source of repayment or in an abundance of caution). The purpose of the guidance is to guide banks in developing risk management practices and determining capital levels commensurate with the level and nature of real estate concentrations. The guidance states that management should employ heightened risk management practices including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. While we believe we have implemented policies and procedures with respect to our commercial real estate loan portfolio consistent with this guidance, bank regulators could require us to implement additional policies and procedures consistent with their interpretation of the guidance that may result in additional costs to us or that may result in the curtailment of our commercial real estate and multifamily lending that would adversely affect our loan originations and profitability.

A portion of our loan portfolio consists of construction loans, which may expose us to increased credit risk.

At September 30, 2020, $9.9 million, or 8.3%, of our total loan portfolio consisted of construction loans. Construction lending is generally considered to involve a higher degree of risk than single-family permanent mortgage lending because funds are advanced upon the collateral for the project based on an estimate of the costs that will produce a future value at completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation on real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the completed project loan-to-value ratio. With regard to loans originated to builders for speculative projects, changes in the demand, such as for new housing and higher than anticipated building costs, may cause actual results to vary significantly from those estimated. A downturn in the housing, or the real estate market, could increase loan delinquencies, defaults, and foreclosures, and significantly impair the value of our collateral and our ability to sell the collateral upon foreclosure.

In addition, during the term of many of our construction loans granted to builders who are building residential units for sale, no payment from the borrower is required since the accumulated interest is added to the principal of the loan through an interest reserve. As a result, these loans often involve the disbursement of funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss. Because construction loans require active monitoring of the building process, including cost comparisons and on-site inspections, these loans are more difficult and costly to monitor. Increases in market rates of interest may have a more pronounced effect on construction loans by rapidly increasing the end-purchasers' borrowing costs, thereby reducing the overall demand for the project. Properties under construction are often difficult to sell and typically must be completed in order to be successfully sold which also complicates the process of working out problem construction loans. This may require us to advance additional funds and/or contract with another builder to complete construction. Furthermore, in the case of speculative construction loans, there is an added risk associated with identifying an end-purchaser for the finished project.

Our business may be adversely affected by credit risk associated with residential property.

At September 30, 2020, $39.3 million, or 33.0%, of our total loan portfolio was secured by one- to four-family real estate and $1.6 million, or 1.4%, of our total loan portfolio consisted of outstanding home equity lines of credit. Residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. A decline in residential real estate values as a result of a downturn in the Wisconsin housing market could reduce the value of the real estate collateral securing these types of loans. As a result, we have increased risk that we could incur losses if borrowers default on their loans because we may be unable to recover all or part of the defaulted loans by selling the real estate collateral. In addition, if borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. For these reasons, we may experience higher rates of delinquencies, defaults and losses on our residential mortgage loans.

Risks Related to our Business Strategy

Our business strategy includes loan growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy primarily focuses on loan growth, funded by deposits. Achieving such growth may require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the level of competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Furthermore, there can be considerable costs involved in opening branches and expanding lending capacity, and generally a period of time is required to generate the necessary revenues to offset these costs, especially in areas in which we do not have an established presence. Accordingly, any such business expansion can be expected to negatively impact our earnings until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in the opening of new branches.

We depend on our management team and other key personnel to implement our business strategy and execute successful operations and we could be harmed by the loss of their services or the inability to hire additional personnel.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships, and have been integral in the restructuring of our operations, including the implementation of a more aggressive sales culture within our institution. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

Risks Related to Market Interest Rates

A continuation of the historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Our ability to reduce our interest expense may be limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease, and our interest expense may increase as we access non-core funding sources or increase deposit rates to fund our operations. A continuation of a low interest rate environment or an increase in our cost of funds may adversely affect our net interest margin and net interest income, which would have an adverse effect on our profitability.

Future changes in interest rates could negatively affect our operating results and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. Furthermore, increases in interest rates may adversely affect our ability to originate loans and/or the ability of our borrowers to make loan repayments on adjustable-rate loans, as the interest owed on such loans would increase as interest rates increase. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable securities are called, requiring us to reinvest those cash flows at lower interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates generally results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions that originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. As of September 30, 2020 (the most recent date for which information is available), in the event of an instantaneous 100 basis point increase in interest rates, we estimate that we would experience a 6.55% increase in EVE and a 6.00% increase in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Marathon Bank—Management of Market Risk.”

Changes in the valuation of our securities portfolio may reduce our profits and our capital levels.

Our securities portfolio may be affected by fluctuations in market value, potentially reducing accumulated other comprehensive income or earnings. Fluctuations in market value may be caused by changes in market interest rates, lower market prices for securities and limited investor demand. Management evaluates securities for other-than-temporary impairment on a quarterly basis, with more frequent evaluation for selected issues. In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, industry analysts’ reports and spread differentials between the effective rates on instruments in the portfolio compared to risk-free rates. If this evaluation shows impairment to the actual or projected cash flows associated with one or more securities, we may take a charge to earnings to reflect such impairment. Changes in interest rates may also have an adverse effect on our financial condition, as our available-for-sale securities are reported at their estimated fair value, and therefore are affected by fluctuations in interest rates. We increase or decrease our stockholders’ equity by the amount of change in the estimated fair value of the available-for-sale securities, net of taxes. Declines in market value may result in other-than-temporary impairments of these assets, which may lead to accounting charges that could have a material adverse effect on our net income and stockholders’ equity.

Risks Related to Competitive Matters

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and securities brokerage firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business of Marathon Bank—Market Area” and “—Competition.”

Our asset size may make it more difficult for us to compete.

Our asset size may make it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from non-traditional banking activities. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Marathon Bank is subject to extensive regulation, supervision and examination by the WDFI and the FDIC, and Marathon Bancorp, Inc. will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of Marathon Bank, rather than for our stockholders.

Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

The Federal Reserve Board may require us to commit capital resources to support Marathon Bank, and we may not have sufficient access to such capital resources.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to attempt to borrow the funds or raise capital. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the Marathon Bancorp, Inc. to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations. Moreover, it is possible that we will be unable to borrow funds when we need to do so.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We may be required to raise additional capital in the future, but that capital may not be available when it is needed, or it may only be available on unacceptable terms, which could adversely affect our financial condition and results of operations.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We may at some point, however, need to raise additional capital to support continued growth or be required by our regulators to increase our capital resources.  Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside of our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations and pursue our growth strategy could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by our bank regulators, we may be subject to adverse regulatory action.

We are subject to regulatory enforcement risk and reputation risk regarding our participation in the PPP and we are subject to the risk that the SBA may not fund some or all PPP loan guarantees.

The CARES Act included the PPP as a loan program administered through the SBA. Under the PPP, small businesses and other entities and individuals were able to apply for loans from existing SBA lenders and other approved regulated lenders that enrolled in the program, subject to detailed qualifications and eligibility criteria.

Because of the short timeframe between the passing of the CARES Act and implementation of the PPP, some of the rules and guidance relating to PPP were issued after lenders began processing PPP applications. Also, there was and continues to be uncertainty in the laws, rules and guidance relating to the PPP. Since the opening of the PPP, several banks have been subject to litigation regarding the procedures used in processing PPP applications, and several banks have been subject to litigation regarding the payment of fees to agents that assisted borrowers in obtaining PPP loans. In addition, some banks and borrowers have received negative media attention associated with PPP loans. Although we believe that we have administered the PPP in accordance with all applicable laws, regulations and guidance, we may be exposed to litigation risk and negative media attention related to our participation in the PPP. Any financial liability, litigation costs or reputational damage caused by PPP-related litigation or media attention could have a material adverse impact on our business, financial condition, and results of operations.

The PPP has also attracted interest from federal and state enforcement authorities, oversight agencies, regulators, and U.S. Congressional committees. State Attorneys General and other federal and state agencies may assert that they are not subject to the provisions of the CARES Act and the PPP regulations entitling us to rely on borrower certifications, and take more aggressive action against us for alleged violations of the provisions governing the PPP. Federal and state regulators can impose or request that we consent to substantial sanctions, restrictions and requirements if they determine there are violations of laws, rules or regulations or weaknesses or failures with respect to general standards of safety and soundness, which could adversely affect our business, reputation, results of operation and financial condition, and thereby adversely affect your investment.

We also have credit risk on PPP loans if the SBA determines that there is a deficiency in the manner in which we originated, funded or serviced loans, including any issue with the eligibility of a borrower to receive a PPP loan. In the event of a loss resulting from a default on a PPP loan and a determination by the SBA that there was a deficiency in the manner in which we originated, funded or serviced a PPP loan, the SBA may deny its liability under the guaranty, reduce the amount of the guaranty or, if the SBA has already paid under the guaranty, seek recovery of any loss related to the deficiency from us.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.07 billion in non-convertible debt during the preceding three-year period.

As a result, our stockholders may not have access to certain information they may deem important, and investors may find our common stock less attractive if we choose to rely on these exemptions. This could result in a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Operational Matters

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

We rely on third party vendors, which could expose us to additional cybsersecurity risks.

Third party vendors provide key components of our business infrastructure, including certain data processing and information services. Accordingly, our operations are exposed to risk that these vendors will not perform in accordance with our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not experienced any material security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

We may be subject to risks and losses resulting from fraudulent activities that could adversely impact our financial performance and results of operations.

As a bank, we are susceptible to fraudulent activity that may be committed against us or our clients, which may result in financial losses or increased costs to us or our clients, disclosure or misuse of our information or our client information, misappropriation of assets, privacy breaches against our clients, litigation or damage to our reputation. We are most subject to fraud and compliance risk in connection with the origination of loans, ACH transactions, wire transactions, ATM transactions, checking transactions, and debit cards that we have issued to our customers and through our online banking portals.

We maintain a system of internal controls and insurance coverage to mitigate against such risks, including data processing system failures and errors, and customer fraud. If our internal controls fail to prevent or detect any such occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of this offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Risks Related to Accounting Matters

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we will be required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses and our determinations with respect to amounts owed for income taxes.

Other Risks Related to Our Business

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial costs and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may change their behavior on their own as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. We and our customers may face cost increases, asset value reductions and operating process changes. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.

We are a community bank and our ability to maintain our reputation is critical to the success of our business, and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Marathon Bancorp, Inc., the outlook for the financial services industry in general and other factors, many of which are outside of our control. Price fluctuations in our common stock may be unrelated to our operating performance.

The capital we raise in the stock offering may negatively impact our return on equity until we can fully implement our business plan. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain relatively low until we are able to implement our business plan and leverage the additional capital we receive from the stock offering. Although we anticipate increasing net interest income using proceeds of the stock offering, our return on equity will be reduced by the capital raised in the stock offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can implement our business plan and increase our net interest income through investment of the proceeds of the offering, we expect our return on equity to remain relatively low compared to our peer group, which may reduce the value of our shares.

There is likely to be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by the OTC Markets Group upon conclusion of the stock offering, subject to completion of the stock offering. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by Marathon MHC, our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase an amount of shares equal to 3.92% of our outstanding shares, provided that, with regulatory approval, our employee stock ownership plan may purchase some or all of such shares in the open market following the completion of the offering. If all shares are purchased in the open market at a price of $10.00 per share, the cost of acquiring the shares of common stock for the employee stock ownership plan will be between $600,000 at the minimum of the offering range and $933,000 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more stock-based benefit plans after the offering, under which participants would be awarded shares of restricted common stock (at no cost to them) and/or options to purchase shares of our common stock. Under federal regulations, we are authorized to grant awards of stock or options under one or more stock-based benefit plans in an amount up to 25% of the shares of common stock held by persons other than Marathon MHC. The number of shares of common stock granted as stock awards or subject to options granted under any initial stock-based benefit plan may not exceed 1.96% and 4.90%, respectively, of our total outstanding shares, including shares issued to Marathon MHC.

The shares of restricted common stock granted under the stock-based benefit plans will be expensed by us over their vesting period based on the fair market value of the shares on the date they are awarded. If the shares of restricted common stock to be granted under the stock-based benefit plans are repurchased in the open market (rather than issued directly from authorized but unissued shares by Marathon Bancorp, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $300,000 at the minimum of the offering range and $467,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares of restricted common stock under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

We will generally recognize as an expense in our income statement the grant-date fair value of stock options as such options vest. When we record an expense related to the grant of options using the fair value method, we will incur significant compensation and benefits expense. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Marathon Bank,” and based on certain assumptions discussed therein, we estimate this annual expense would be approximately $58,000 on an after-tax basis, assuming we sell 1,071,225 shares in the offering.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans following the reorganization and offering. The stock-based benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Public stockholders would experience a reduction in ownership interest totaling 6.42% in the event newly issued shares are used to fund stock options and stock awards in an amount equal to 4.90% and 1.96%, respectively, of the total shares issued in the reorganization and offering (including shares issued to Marathon MHC).

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $2.8 million and $4.7 million of the net proceeds of the offering in Marathon Bank. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan. We may use the remaining net proceeds to invest in short-term and other investments, repurchase shares of common stock or for other general corporate purposes. Marathon Bank intends to use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as any potential acquisition and repurchasing common stock, may require the approval of or non-objection from the WDFI, the FDIC or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to Marathon Bancorp, Inc., Marathon Bank or the stockholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

Persons who purchase stock in the offering will own a minority of Marathon Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders or to force a merger or second-step conversion transaction.

Public stockholders will own a minority of the outstanding shares of Marathon Bancorp, Inc.’s common stock. As a result, stockholders other than Marathon MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Marathon MHC will own a majority of Marathon Bancorp, Inc.’s common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Marathon Bank will also manage Marathon Bancorp, Inc. and Marathon MHC. The board of directors of Marathon MHC must ensure that the interests of depositors of Marathon Bank (as members of Marathon MHC) are represented and considered in matters put to a vote of stockholders of Marathon Bancorp, Inc. Therefore, Marathon MHC may take action that the public stockholders believe to be contrary to their interests. For example, Marathon MHC may exercise its voting control to defeat a stockholder nominee for election to the board of directors of Marathon Bancorp, Inc.

In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of Marathon MHC since such transactions also require the approval of a majority of all of the outstanding voting stock of Marathon Bancorp, Inc., which can only be achieved if Marathon MHC voted to approve such transactions. Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since, on a fully converted basis, most full stock institutions tend to trade at higher multiples than mutual holding companies. Stockholders could, however, prevent a second-step conversion or the implementation of equity incentive plans as under current regulations and policies, such matters also require the separate approval of the stockholders other than Marathon MHC.

Various factors may decrease the likelihood of takeover attempts of Marathon Bancorp, Inc.

Marathon MHC, as the majority stockholder of Marathon Bancorp, Inc., will be able to control the outcome of virtually all matters presented to stockholders for their approval, including any proposal to acquire Marathon Bancorp, Inc. Accordingly, Marathon MHC may prevent the sale of control or merger of Marathon Bancorp, Inc. or its subsidiaries, or a second-step conversion of Marathon MHC, even if such a transaction were favored by a majority of the public stockholders of Marathon Bancorp, Inc. The board of directors of Marathon Bank has decided to form a mutual holding company rather than undertake a standard conversion to stock form in part because the mutual holding company structure will allow our board of directors to control the future of Marathon Bancorp, Inc. and its subsidiaries. Additionally, although federal regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction, such transactions may be unlikely because of the heightened regulatory scrutiny given to such transactions.

Provisions in our articles of incorporation and bylaws may also prevent or impede holders of a minority of our common stock from obtaining representation on our board of directors. For example, our board of directors will be divided into three classes with staggered three-year terms. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Directors may only be removed by stockholders for cause, which can also make it difficult to replace directors. Our articles of incorporation also provide that our board of directors, when evaluating takeover offers, may give consideration to all relevant factors, which include a wide variety of factors in addition to the economic effect upon our stockholders. In addition, our articles of incorporation provide that there will not be cumulative voting by stockholders for the election of our directors, which means that Marathon MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of our directors to be elected at that meeting. Also, we have the ability to issue preferred stock with voting rights to third parties who may be friendly to our board of directors. Maryland law also provides restrictions on transactions with “interested” stockholders.

For three years following the offering, applicable regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without prior regulatory approval. In addition, a section in Marathon Bancorp, Inc.’s articles of incorporation will generally provide that, other than with respect to Marathon MHC, any shares of our common stock beneficially owned by a person who owns more than 10% of our common stock will not be entitled to be voted and will not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

Certain provisions in our articles of incorporation, including the restriction on voting by certain stockholders, can only be amended with the approval of 80% or more of our stockholders, which can further limit stockholder influence over our board of directors.

Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Marathon Bancorp, Inc. without the consent of our board of directors.

Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

See “Restrictions on the Acquisition of Marathon Bancorp, Inc. and Marathon Bank” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Marathon Bancorp, Inc.’s articles of incorporation provide that state and federal courts located in the State of Maryland will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Marathon Bancorp’s articles of incorporation generally provide that, unless we consent in writing to the selection of an alternative forum, Maryland is the sole and exclusive forum for any derivative action or proceeding brought on behalf of Marathon Bancorp, Inc., any action asserting a claim of breach of a fiduciary duty, any action asserting a claim arising pursuant to any provision of Maryland corporate law, or any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our articles of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

Our management team has not previously managed a public company, and regulatory compliance may divert its attention from the day-to-day management of our business.

Our management team has not previously managed a publicly-traded company, and may not successfully or efficiently manage our transition to a public company, which will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our management and may divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

We do not currently intend to pay dividends on our common stock.

Because of our intention to use the proceeds from the stock offering to support future growth, we do not currently intend to pay cash dividends to our stockholders. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. The declaration and payment of future cash dividends will be subject to, among other things, regulatory restrictions, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. In particular, we will be limited in our ability to pay dividends to our public stockholders only, under current regulatory policy of the Federal Reserve Board with regard to dividend waivers by mutual holding companies. See “Regulation and Supervision—Capital Requirements”, “—Dividends”, and “—Holding Company Regulation—Waivers of Dividends by Marathon MHC.”

Marathon Bancorp, Inc. will depend primarily upon the proceeds it retains from the offering as well as earnings of Marathon Bank to provide funds to pay dividends on our common stock. The payment of dividends by Marathon Bank also is subject to certain regulatory restrictions. Federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter be or continue to be undercapitalized, and dividends by a depository institution are subject to additional limitations.

As a result, any payment of dividends in the future by Marathon Bancorp, Inc. will depend, in large part, on Marathon Bank’s ability to satisfy these regulatory restrictions and its earnings, capital requirements, financial condition and other factors.

Under current regulatory policy, if we declare dividends on our common stock, Marathon MHC will be restricted from waiving the receipt of dividends.

Marathon Bancorp, Inc.’s board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. If Marathon Bancorp, Inc. pays dividends to its stockholders, it also will be required to pay dividends to Marathon MHC, unless Marathon MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current policy restricts the ability of mutual holding companies that are regulated as bank holding companies to waive dividends declared by their subsidiaries. Accordingly, we do not currently anticipate that Marathon MHC will waive dividends paid by Marathon Bancorp, Inc. and, because dividends would likely be required to be paid to Marathon MHC along with all other stockholders, the amount of dividends available for all other stockholders will be less than if Marathon MHC were to waive the receipt of dividends.

You may not revoke your order to purchase common stock in the subscription or community offerings after you send us your order form.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the offering, including any extension of the expiration date and consummation of a syndicated community offering. Because completion of the offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in completing the offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond April 30, 2021, or the number of shares to be sold in the offering is increased to more than 1,071,225 shares or decreased to fewer than 688,500 shares.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

A statement reflecting ownership of shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected historical financial and other data for Marathon Bank, at the dates and for the periods indicated. It is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the financial statements that appear starting on page F-1 of this prospectus. The information at September 30, 2020 and for the three months ended September 30, 2020 and 2019 is not audited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All adjustments are normal and recurring. The results of operations for the three months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the year ending June 30, 2021 or any other period. The information at June 30, 2020 and 2019 and for the years ended June 30, 2020 and 2019 is derived in part from the audited financial statements appearing in this prospectus.

	At September	At June 30,
	30, 2020	2020	2019

	(In thousands)
Selected Financial Condition Data:
Total assets	$172,111	$170,650	$152,610
Cash, cash equivalents and interest-bearing deposits in other financial institutions	29,359	26,219	3,750
Debt securities available for sale	13,473	15,008	20,720
Debt securities held to maturity	2,437	2,841	2,963
Loans receivable, net	117,255	116,919	115,670
Federal Home Loan Bank stock, at cost	262	262	265
Bank owned life insurance	5,846	5,804	5,640
Premises and equipment, net	1,941	1,969	1,852
Deferred tax asset	537	700	871
Deposits	134,610	134,015	131,269
Federal Home Loan Bank advances	8,000	8,000	—
PPPLF funding	6,438	6,375	—
Equity	21,196	20,782	20,140

	For the Three Months Ended September 30,		For the Years Ended June 30,
	2020	2019	2020	2019

	(In thousands)
Selected Operating Data:
Interest income	$1,468	$1,518	$5,909	$6,125
Interest expense	294	372	1,357	1,360
Net interest income	1,174	1,146	4,552	4,765
Provision for loan losses	—	—	150	—
Net interest income after provision for loan losses	1,174	1,146	4,402	4,765
Non-interest income	565	203	1,006	539
Non-interest expenses	1,279	1,173	4,902	4,851
Income before income taxes	460	176	506	453
Income tax expense (benefit)	95	31	88	(880	)(1)

Net income	$365	$145	$418	$1,333

(1) During the year ended June 30, 2019, we reversed the deferred tax asset valuation allowance of $976,000.

	At or For the Three Months Ended September 30, (1)		At or For the Years Ended June 30,
	2020	2019	2020	2019
Performance Ratios:
Return on average assets	0.85%	0.38%	0.27%	0.88%
Return on average equity	6.95%	2.89%	2.08%	7.18%
Interest rate spread (2)	2.72%	3.03%	2.90%	3.13%
Net interest margin (3)	2.85%	3.18%	3.08%	3.28%
Non-interest expenses to average assets	2.97%	3.06%	3.21%	3.20%
Efficiency ratio (4)	73.53%	86.95%	88.20%	91.46%
Average interest-earning assets to average interest-bearing liabilities	120.77%	116.80%	120.43%	116.25%

Capital Ratios:
Average equity to average assets	12.19%	13.23%	13.19%	12.24%
Total capital to risk-weighted assets	13.75%	16.94%	14.74%	16.69%
Tier 1 capital to risk-weighted assets	12.65%	15.71%	13.58%	15.40%
Common equity tier 1 capital to risk-weighted assets	12.65%	15.71%	13.58%	15.40%
Tier 1 capital to average assets	12.52%	12.81%	13.12%	12.80%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.48%	1.43%	1.42%	1.38%
Allowance for loan losses as a percentage of non-performing loans	561.71%	62.80%	666.67%	6,265.38%
Net (charge-offs) recoveries to average outstanding loans during the period	0.27%	(0.13)%	(0.07)%	0.09%
Non-performing loans as a percentage of total loans	0.26%	2.27%	0.21%	0.02%
Non-performing loans as a percentage of total assets	0.18%	1.70%	0.15%	0.02%
Total non-performing assets as a percentage of total assets	0.22%	1.70%	0.19%	0.02%

Other:
Number of offices	4	4	4	4
Number of full-time equivalent employees	34	33	33	35

(1)	Annualized where appropriate.

(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Represents net interest income as a percentage of average interest-earning assets.

(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data for Marathon Bank for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Marathon Bank contained elsewhere in this prospectus, including the financial statements beginning on page F-1 of this prospectus. The information at June 30, 2020 is derived in part from the audited financial statements that appear in this prospectus. The information at December 31, 2020 and for the three and six months ended December 31, 2020 and 2019, is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended December 31, 2020, are not necessarily indicative of the results for all of fiscal 2021 or any other period.

	At December 31,	At June 30,
	2020	2020

	(In thousands)
Selected Financial Condition Data:
Total assets	$174,491	$170,650
Cash, cash equivalents and interest-bearing deposits in other financial institutions	27,841	26,219
Debt securities available for sale	11,968	15,008
Debt securities held to maturity	1,621	2.841
Loans receivable, net	123,155	116,919
Federal Home Loan Bank stock, at cost	262	262
Bank-owned life insurance	5,888	5,804
Premises and equipment, net	1,901	1,969
Deferred tax asset	543	700
Deposits	139,248	134,015
Federal Home Loan Bank advances	8,000	8,000
PPPLF funding	4,493	6,375
Equity	21,621	20,782

	For the Three Months Ended December 31		For the Six Months Ended December 31,
	2020	2019	2020	2019

	(In thousands)
Selected Operating Data:
Interest income	$1,592	$1,523	$3,060	$3,041
Interest expense	279	345	574	717
Net interest income	1,313	1,178	2,486	2,324
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	1,313	1,178	2,486	2,324
Non-interest income	506	177	1,072	380
Non-interest expenses	1,300	1,176	2,579	2,348
Income before income taxes	519	179	979	356
Income tax expense	128	27	223	59
Net income	$391	$152	$756	$297

	At or For the Three Months Ended December 31, (1)		At or For the Six Months Ended December 31, (1)
	2020	2019	2020	2019
Performance Ratios:
Return on average assets	0.23%	0.10%	0.44%	0.20%
Return on average equity	1.82%	0.75%	3.54%	1.46%
Interest rate spread (2)	3.15%	3.30%	2.99%	3.19%
Net interest margin (3)	3.26%	3.44%	3.10%	3.34%
Non-interest expenses to average assets	0.75%	0.79%	1.50%	1.56%
Efficiency ratio (4)	71.47%	86.79%	72.48%	86.83%
Average interest-earning assets to average interest-bearing liabilities	118.19%	116.71%	117.52%	115.67%

Capital Ratios:
Average equity to average assets	12.41%	13.72%	12.40%	13.54%
Total capital to risk-weighted assets	13.05%	17.45%	13.05%	17.45%
Tier 1 capital to risk-weighted assets	11.86%	16.20%	11.86%	16.20%
Common equity tier 1 capital to risk-weighted assets	11.86%	16.20%	11.86%	16.20%
Tier 1 capital to average assets	12.60%	13.48%	12.60%	13.48%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.69%	1.49%	1.69%	1.49%
Allowance for loan losses as a percentage of non-performing loans	2,715.38%	539.66%	2,715.38%	539.66%
Net (charge-offs) recoveries to average outstanding loans during the period	0.29%	—%	0.35%	(0.03)%
Non-performing loans as a percentage of total loans	0.06%	0.28%	0.06%	0.28%
Non-performing loans as a percentage of total assets	0.04%	0.20%	0.04%	0.20%
Total non-performing assets as a percentage of total assets	0.04%	0.20%	0.04%	0.20%

Other:
Number of offices	4	4	4	4
Number of full-time equivalent employees	34	32	34	32

(1)	Annualized where appropriate.

(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Represents net interest income as a percentage of average interest-earning assets.

(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

COVID-19 Loan Deferral Update

As of December 31, 2020, we had granted short-term payment deferrals on 52 loans, totaling approximately $19.0 million in aggregate principal amount. As of December 31, 2020, 49 of these loans, totaling $18.6 million, have returned to normal payment status.

Comparison of Financial Condition at December 31, 2020 and June 30, 2020

Total Assets. Total assets increased $3.8 million, or 2.2%, to $174.5 million at December 31, 2020 from $170.7 million at June 30, 2020. The increase was primarily due to increases of $6.2 million, or 5.3%, in loans, net of allowance for loan losses and $1.6 million, or 6.2%, in cash and cash equivalents, offset in part by a $3.0 million, or 20.3% decrease, in debt securities available for sale and $1.2 million, or 42.9% decrease, in debt securities held to maturity.

Cash and Cash Equivalents. Total cash and cash equivalents (which includes interest-earning deposits in other financial institutions) increased $1.6 million, or 6.2%, to $27.8 million at December 31, 2020 from $26.2 million at June 30, 2020, as securities matured and deposits increased, partially offset by the use of cash to fund loan originations.

Debt Securities Available for Sale. Total debt securities available for sale decreased $3.0 million, or 20.3%, to $12.0 million at December 31, 2020 from $15.0 million at June 30, 2020. The decrease was primarily due to decreases of $2.6 million in mortgage-backed securities and $433,000 in state and municipal obligations as a result of paydowns and maturities, offset by a modest increase of $9,000 in corporate bonds.

Debt Securities Held to Maturity. Total debt securities held to maturity decreased $1.2 million, or 42.9%, to $1.6 million at December 31, 2020 from $2.8 million at June 30, 2020. The decrease was primarily due to a decrease of $1.2 million in mortgage-backed securities as a result of maturities.

Net Loans. Net loans increased $6.2 million, or 5.3%, to $123.2 million at December 31, 2020 from $116.9 million at June 30, 2020. The increase was due to a $6.8 million, or 16.8%, increase in commercial real estate loans to $47.6 million at December 31, 2020 from $40.8 million at June 30, 2020, an increase in multifamily loans of $1.9 million, or 20.3%, to $11.5 million at December 31, 2020 from $9.6 million at June 30, 2020, and an increase in one- to four-family residential loans of $1.6 million, or 3.8%, to $43.3 million at December 31, 2020 from $41.7 million at June 30, 2020. These increases were partially offset by a decrease in commercial and industrial loans of $2.0 million, or 15.5%, to $11.0 million at December 31, 2020 from $13.0 million at June 30, 2020 and a decrease in construction loans of $1.0 million, or 9.2%, to $10.1 million at December 31, 2020 from $11.1 million at June 30, 2020. The increase in commercial real estate and multifamily loans was primarily due to our strategy to enhance our commercial real estate lending in Southeastern Wisconsin. One- to four-family residential loans increased due to additional growth with respect to adjustable-rate one- to four-family residential loans. The decrease in commercial and industrial loans was primarily the result of the repayment by the SBA of $1.9 million in forgiven PPP loans. Construction loans decreased due to paydowns in the portfolio.

Deposits. Total deposits increased $5.2 million, or 3.9%, to $139.2 million at December 31, 2020 from $134.0 million at June 30, 2020. The increase in deposits reflected an increase in demand, NOW and money market accounts of $4.8 million, or 10.2%, to $52.1 million at December 31, 2020 from $47.3 million at June 30, 2020 and an increase in savings accounts of $2.1 million, or 5.5%, to $41.4 million at December 31, 2020 from $39.3 million at June 30, 2020. These increases were offset by a decrease in certificates of deposit of $1.8 million, or 3.7%, to $45.7 million at December 31, 2020 from $47.5 million at June 30, 2020. The increase in demand, NOW and money market accounts primarily reflected deposit customers increasing cash balances during the COVID-19 pandemic. The decrease in certificates of deposit was primarily due to our strategic initiative to reduce our higher cost certificates of deposit.

Borrowings. There were no changes to our Federal Home Loan Bank advances, as we had $8.0 million in advances at December 31, 2020 and at June 30, 2020. Our borrowings from the Federal Reserve PPP Liquidity Facility to fund our PPP loans decreased by $1.9 million, or 29.5%, to $4.5 million at December 31, 2020 from $6.4 million at June 30, 2020. This decrease occurred due to the repayment and forgiveness by the SBA of PPP loans totaling $1.9 million.

Equity. Total equity increased by $839,000, or 4.0%, to $21.6 million at December 31, 2020 from $20.8 million at June 30, 2020. The increase was due to net income of $756,000 and accumulated other comprehensive income of $83,000 for the six months ended December 31, 2020.

Comparison of Operating Results for the Three Months Ended December 31, 2020 and 2019

General. Net income was $391,000 for the three months ended December 31, 2020, an increase of $239,000, or 157.2%, from net income of $152,000 for the three months ended December 31, 2019. The increase in net income for the three months ended December 31, 2020 was primarily attributed to a $329,000 increase in non-interest income and a $135,000 increase in net interest income, partially offset by a $124,000 increase in non-interest expenses and a $101,000 increase in income tax expense.

Interest Income. Interest income increased by $69,000, or 4.5%, to $1.6 million for the three months ended December 31, 2020 compared to $1.5 million for the three months ended December 31, 2019 due to an increase in loan interest income, partially offset by decreases in debt securities interest income and cash and cash equivalents interest income.

Loan interest income increased by $142,000, or 10.5%, to $1.5 million for the three months ended December 31, 2020 from $1.3 million for the three months ended December 31, 2019, due to an increase in the average balance of the loan portfolio, partially offset by a decrease in the average yield on loans. The average balance of the loan portfolio increased by $12.0 million, or 11.3%, from $106.2 million for the three months ended December 31, 2019 to $118.1 million for the three months ended December 31, 2020. The increase in the average balance of loans was primarily due to our continued efforts to increase commercial real estate loans and Marathon Bank’s participation in the PPP loan program. The average yield on the loan portfolio decreased slightly by two basis points from 5.14% for the three months ended December 31, 2019 to 5.12% for the three months ended December 31, 2020. The slight decrease in the average yield on loans was primarily due to a decrease in market interest rates since December 31, 2019, nearly offset by the average yield on Marathon Bank’s PPP loans for the three months ended December 31, 2020.

Debt securities interest income decreased $48,000, or 34.0%, to $93,000 for the three months ended December 31, 2020 from $141,000 for the three months ended December 31, 2019 due to decreases of $6.7 million in the average balance of the debt securities portfolio and 10 basis points in the average yield on the debt securities portfolio from 2.63% for the three months ended December 31, 2019 to 2.53% for the three months ended December 31, 2020. The decrease in the average balance of the debt securities portfolio was primarily due to securities paydowns and redemptions of municipal bonds. The decrease in the average yield of debt securities was due to the decrease in the average yield of our collateralized mortgage obligations with inverse floating rates.

Cash and cash equivalents interest income decreased by $27,000, or 84.4%, to $5,000 for the three months ended December 31, 2020 as compared to $32,000 for the three months ended December 31, 2019. The decrease in interest income on cash and cash equivalents was due to a 88 basis points decrease in average yield to 0.07% for the three months ended December 31, 2020 from 1.33% for the three months ended December 31, 2019, reflecting lower market interest rates, including a significant drop in market interest rates during the second and third calendar quarters of 2020, partially offset by an increase in the average balance of cash and cash equivalents of $19.3 million, or 202.4%, to $28.9 million for the three months ended December 31, 2020 from $9.6 million for the three months ended December 31, 2019. The increase in the average balance of cash and cash equivalents was primarily due to an increase in fed funds that was only partially used to fund loan originations.

Interest Expense. Interest expense decreased $66,000, or 19.1%, to $279,000 for the three months ended December 31, 2020 from $345,000 for the three months ended December 31, 2019, due to a decrease of $79,000 in interest paid on deposits, offset by an increase of $13,000 in interest paid on borrowings.

Interest expense on deposits decreased $79,000, or 22.9%, to $266,000 for the three months ended December 31, 2020 from $345,000 for the three months ended December 31, 2019 due to decreases in interest expense on certificates of deposit and interest-bearing core deposits (consisting of demand, NOW, money market and savings accounts). Interest expense on certificates of deposit decreased $69,000, or 24.0%, to $219,000 for the three months ended December 31, 2020 from $288,000 for the three months ended December 31, 2019 due to decreases in the average balance of certificates of deposit and the average rate paid on certificates of deposit. The average balance of certificates of deposit decreased by $8.0 million for the three months ended December 31, 2020 compared to the prior year period due to our strategic initiative to reduce our higher cost certificates of deposit. In addition, the average rate paid on certificates of deposit decreased 23 basis points to 1.92% for the three months ended December 31, 2020 from 2.15% for the three months ended December 31, 2019 due to the decline in market rates. Interest expense on interest-bearing core deposits decreased $10,000, or 17.5%, to $47,000 for the three months ended December 31, 2020 from $57,000 for the three months ended December 31, 2019. The average rate paid on our interest-bearing core deposits decreased by 11 basis points to 0.24% for the three months ended December 31, 2020 from 0.35% for the three months ended December 31, 2019 due to the decline in market rates. This decrease was partially offset by an increase in the average balance of our interest-bearing core deposits by $13.8 million during the three months ended December 31, 2020 compared to the three months ended December 31, 2019 as a result of the impact of the COVID-19 pandemic on consumer and business spending and savings levels.

Net Interest Income.  Net interest income increased $135,000, or 11.5%, to $1.3 million for the three months ended December 31, 2020 from $1.2 million for the three months ended December 31, 2019 due to an increase in net interest-earning assets, partially offset by decreases in the net interest rate spread. Net interest-earning assets increased by $5.3 million, or 26.8%, to $25.0 million for the three months ended December 31, 2020 from $19.7 million for the three months ended December 31, 2019. Net interest rate spread decreased by 15 basis points to 3.15% for the three months ended December 31, 2020 from 3.30% for the three months ended December 31, 2019, reflecting a 51 basis points decrease in the average yield on interest-earning assets, partially offset by a 36 basis points decrease in the average rate paid on interest-bearing liabilities. The net interest margin decreased 18 basis points to 3.26% for the three months ended December 31, 2020 from 3.44% for the three months ended December 31, 2019 due to the sharp decrease in interest rates in response to the economic downturn caused by the COVID-19 pandemic. We expect further compression in our net interest margin in future periods.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, changes in the nature, volume and terms of loans, the fair value of underlying collateral, changes in lending personnel, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. Beginning with the three months ended June 30, 2020, as a result of the COVID-19 pandemic, we increased certain of our qualitative loan portfolio risk factors relating to local and national economic conditions as well as industry conditions and concentrations, which have experienced deterioration due to the effects of the COVID-19 pandemic. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Marathon Bank—Summary of Significant Accounting Policies” and “Business of Marathon Bank—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we recorded no provision for loan losses for the three months ended December 31, 2020 or 2019. Our allowance for loan losses was $2.1 million at December 31, 2020 and $1.6 million at December 31, 2019. The allowance for loan losses to total loans was 1.69% at December 31, 2020 and 1.49% at December 31, 2019. We recorded net recoveries of $343,000 for the three months ended December 31, 2020 and net recoveries of $2,000 for the three months ended December 31, 2019. Non-performing assets decreased to $78,000, or 0.04% of total assets, at December 31, 2020, compared to $319,000, or 0.19% of total assets, at June 30, 2020.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2020.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the WDFI and the FDIC, as an integral part of their examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-interest Income. Non-interest income information is as follows.

	Three Months Ended December 31,		Change
	2020	2019	Amount	Percent

	(Dollars in thousands)
Service charges on deposit accounts	$43	$48	$(5)	(10.4)%
Mortgage banking	403	56	347	619.6%
Increase in cash surrender value of BOLI	42	41	1	2.4%
Gain on sale of foreclosed real estate	11	—	11	100.0%
Other	7	32	(25)	(78.1)%
Total non-interest income	$506	$177	$329	185.9%

Non-interest income increased by $329,000 to $506,000 for the three months ended December 31, 2020 from $177,000 for the three months ended December 31, 2019 due primarily to an increase in mortgage banking income. Mortgage banking income (consisting primarily of sales of fixed-rate one- to four-family residential real estate loans) increased by $347,000 as we sold $13.5 million of mortgage loans during the three months ended December 31, 2020 compared to $3.8 million of such sales during the three months ended December 31, 2019 due to the decrease in market rates, which resulted in increased demand for mortgage loan refinancing.

Non-interest Expenses. Non-interest expenses information is as follows.

	Three Months Ended December 31,		Change
	2020	2019	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$814	$744	$70	9.4%
Occupancy and equipment	163	164	(1)	(0.6)%
Data processing and office	118	98	20	20.4%
Professional fees	75	34	41	120.6%
Marketing expenses	21	22	(1)	(4.6)%
Other	109	114	(5)	(4.4)%
Total non-interest expenses	$1,300	$1,176	$124	10.5%

Non-interest expenses were $1.3 million for the three months ended December 31, 2020 as compared to $1.2 million for the three months ended December 31, 2019. Salaries and employee benefits increased $70,000 due primarily to personnel changes. Professional fees increased $41,000 primarily due to fees paid in connection with a temporary employment outsourcing arrangement.

Income Tax Expense. Income tax expense was $128,000 for the three months ended December 31, 2020, an increase of $101,000, as compared to $27,000 for the three months ended December 31, 2019. The increase in income tax expense was primarily due to an increase in income before taxes. The effective tax rate for the three months ended December 31, 2020 and 2019 was 24.5% and 15.3%, respectively.

Comparison of Operating Results for the Six Months Ended December 31, 2020 and 2019

General. Net income was $756,000 for the six months ended December 31, 2020, an increase of $459,000, or 154.5%, from net income of $297,000 for the six months ended December 31, 2019. The increase in net income for the six months ended December 31, 2020 was primarily attributed to a $692,000 increase in non-interest income and a $162,000 increase in net interest income, partially offset by a $231,000 increase in non-interest expenses and a $164,000 increase in income tax expense.

Interest Income. Interest income increased by $19,000, or 0.6%, to $3.1 million for the six months ended December 31, 2020 compared to the six months ended December 31, 2019 due to an increase in loan interest income, partially offset by decreases in debt securities interest income and cash and cash equivalents interest income.

Loan interest income increased by $142,000, or 5.3%, to $2.8 million for the six months ended December 31, 2020 as compared to $2.7 million for the six months ended December 31, 2019, due to an increase in the average balance of the loan portfolio, partially offset by a decrease in the average yield on loans. The average balance of the loan portfolio increased by $8.0 million, or 7.3%, from $109.8 million for the six months ended December 31, 2019 to $117.8 million for the six months ended December 31, 2020. The increase in the average balance of loans was primarily due to Marathon Bank’s participation in the PPP loan program. The average yield on the loan portfolio decreased by eight basis points from 4.93% for the six months ended December 31, 2019 to 4.85% for the six months ended December 31, 2020. The decrease in the average yield on loans was primarily due to a decrease in market interest rates since December 31, 2019.

Debt securities interest income decreased $83,000, or 28.6%, to $207,000 for the six months ended December 31, 2020 from $290,000 for the six months ended December 31, 2019 due to a decrease of $6.4 million in the average balance of the debt securities portfolio, slightly offset by an increase in the average yield on the debt securities portfolio of one basis point from 2.58% for the six months ended December 31, 2019 to 2.59% for the six months ended December 31, 2020. The decrease in the average balance of the debt securities portfolio was primarily due to securities paydowns and redemptions of municipal bonds.

Cash and cash equivalents interest income decreased by $44,000, or 86.3%, to $7,000 for the six months ended December 31, 2020 as compared to $51,000 for the six months ended December 31, 2019. The decrease in interest income on cash and cash equivalents was due to a 145 basis points decrease in average yield to 0.05% for the six months ended December 31, 2020 from 1.50% for the six months ended December 31, 2019, reflecting lower market interest rates, including a significant drop in market interest rates during the second and third calendar quarters of 2020, partially offset by an increase in the average balance of cash and cash equivalents of $19.9 million, or 294.7%, to $26.7 million for the six months ended December 31, 2020 from $6.8 million for the six months ended December 31, 2019. The increase in the average balance of cash and cash equivalents was primarily due to an increase in fed funds that was only partially used to fund loan originations.

Interest Expense. Interest expense decreased $143,000, or 19.9%, to $574,000 for the six months ended December 31, 2020 from $717,000 for the six months ended December 31, 2019, due to a decrease of $156,000 in interest paid on deposits, partially offset by an increase of $13,000 in interest paid on borrowings.

Interest expense on deposits decreased $156,000, or 22.1%, to $549,000 for the six months ended December 31, 2020 from $705,000 for the six months ended December 31, 2019 due to decreases in interest expense on certificates of deposit and interest-bearing core deposits (consisting of demand, NOW, money market and savings accounts). Interest expense on certificates of deposit decreased $133,000, or 22.7%, to $453,000 for the six months ended December 31, 2020 from $586,000 for the six months ended December 31, 2019 due to decreases in the average balance of certificates of deposit and the average rate paid on certificates of deposit. The average balance of certificates of deposit decreased by $8.8 million for the six months ended December 31, 2020 compared to the prior year period due to our strategic initiative to reduce our higher cost certificates of deposit. In addition, the average rate paid on certificates of deposit decreased 17 basis points to 1.96% for the six months ended December 31, 2020 from 2.13% for the six months ended December 31, 2019 due to the decline in market rates. Interest expense on interest-bearing core deposits decreased $23,000, or 19.3%, to $96,000 for the six months ended December 31, 2020 from $119,000 for the six months ended December 31, 2019. The average rate paid on our interest-bearing core deposits decreased by 12 basis points to 0.25% for the six months ended December 31, 2020 from 0.37% for the six months ended December 31, 2019 due to the decline in market rates. This decrease was partially offset by an increase in the average balance of our interest-bearing core deposits by $12.2 million during the six months ended December 31, 2020 as compared to the six months ended December 31, 2019 as a result of the impact of the COVID-19 pandemic on consumer and business spending and savings levels.

The interest expense on borrowings increased $13,000, or 108.3% to $25,000 for the six months ended December 31, 2020 from $12,000 for the six months ended December 31, 2019. The average balance of borrowings for the six months ended December 31, 2020 was $13.9 million with an average rate of 0.34% compared to an average balance of $925,000 with an average rate of 2.59% for the six months ended December 31, 2019. The increase in the average balance of borrowings was due to additional borrowings that we used to enhance our liquidity position as a result of the COVID-19 pandemic and our use of the Federal Reserve PPP Liquidity Facility. The 225 basis points decrease in the average rate paid on borrowings was primarily due to the decrease in market interest rates since December 31, 2019 and the low borrowing rate for the Federal Reserve PPP Liquidity Facility.

Net Interest Income.  Net interest income increased $162,000, or 7.0%, to $2.5 million for the six months ended December 31, 2020 from $2.3 million for the six months ended December 31, 2019 due to an increase in net interest-earning assets, partially offset by decreases in the net interest rate spread. Net interest-earning assets increased by $5.1 million, or 27.1%, to $24.0 million for the six months ended December 31, 2020 from $18.9 million for the six months ended December 31, 2019. Net interest rate spread decreased by 20 basis points to 2.99% for the six months ended December 31, 2020 from 3.19% for the six months ended December 31, 2019, reflecting a 56 basis points decrease in the average yield on interest-earnings assets, partially offset by a 35 basis points decrease in the average rate paid on interest-bearing liabilities. The net interest margin decreased 24 basis points to 3.10% for the six months ended December 31, 2020 from 3.34% for the six months ended December 31, 2019 due to the increase in lower yielding average interest earning assets and the sharp decrease in interest rates in response to the economic downturn caused by the COVID-19 pandemic. We expect further compression in our net interest margin in future periods.

Provision for Loan Losses. We recorded no provision for loan losses for the six months ended December 31, 2020 or 2019. Our allowance for loan losses was $2.1 million at December 31, 2020 and $1.6 million at December 31, 2019. The allowance for loan losses to total loans was 1.69% at December 31, 2020 and 1.49% at December 31, 2019. We recorded net recoveries of $418,000 for the six months ended December 31, 2020 and net charge-offs of $37,000 for the six months ended December 31, 2019. Non-performing assets decreased to $78,000, or 0.04% of total assets, at December 31, 2020, compared to $319,000, or 0.19% of total assets, at June 30, 2020.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at December 31, 2020.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the WDFI and the FDIC, as an integral part of their examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-interest Income. Non-interest income information is as follows.

	Six Months Ended December 31,		Change
	2020	2019	Amount	Percent

	(Dollars in thousands)
Service charges on deposit accounts	$86	$100	$(14)	(14.0)%
Mortgage banking	882	156	726	465.4%
Increase in cash surrender value of BOLI	84	82	2	2.4%
(Loss) gain on sale of foreclosed real estate	11	(1)	12	1,200.0%
Other	9	43	(34)	(79.1)%
Total non-interest income	$1,072	$380	$692	182.1%

Non-interest income increased by $692,000 to $1.1 million for the six months ended December 31, 2020 from $380,000 for the six months ended December 31, 2019 due primarily to an increase in mortgage banking income. Mortgage banking income (consisting primarily of sales of fixed-rate one- to four-family residential real estate loans) increased $726,000 as we sold $30.9 million of mortgage loans during the six months ended December 31, 2020 compared to $4.4 million of such sales during the six months ended December 31, 2019 due to the decrease in market rates, which resulted in increased demand for mortgage loan refinancing.

Non-interest Expenses. Non-interest expenses information is as follows.

	Six Months Ended December 31,		Change
	2020	2019	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$1,608	$1,480	$128	8.7%
Occupancy and equipment	324	332	(8)	(2.4)%
Data processing and office	229	197	32	16.2%
Professional fees	134	75	59	78.7%
Marketing expenses	34	36	(2)	(5.6)%
Other	250	228	22	9.6%
Total non-interest expenses	$2,579	$2,348	$231	9.8%

Non-interest expenses were $2.6 million for the six months ended December 31, 2020 as compared to $2.3 million for the six months ended December 31, 2019. Salaries and employee benefits increased $128,000 due primarily to personnel changes. Professional fees increased $59,000 primarily due to fees paid in connection with a temporary employment outsourcing arrangement.

Income Tax Expense. Income tax expense was $223,000 for the six months ended December 31, 2020, an increase of $164,000, as compared to $59,000 for the six months ended December 31, 2019. The increase in income tax expense was primarily due to an increase in income before taxes. The effective tax rate for the six months ended December 31, 2020 and 2019 was 22.8% and 16.5%, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “contemplate,” “continue,” “potential,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	conditions relating to the COVID-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in our market areas, that are worse than expected;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets, including our ability to sell loans in the secondary market;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected;

•	a failure or breach of our operational or security systems or infrastructure, including cyberattacks;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our ability to control operating costs and expenses, including compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, including due to the COVID-19 pandemic, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 22.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $5.7 million and $8.1 million, or $9.5 million if the offering is increased by 15%, assuming in each case all shares are sold in the subscription offering and the community offering.

Marathon Bancorp, Inc. intends to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	688,500 Shares at Minimum of Offering Range		810,000 Shares at Midpoint of Offering Range		931,500 Shares at Maximum of Offering Range		1,071,225 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds

	(Dollars in thousands)
Offering proceeds	$6,885		$8,100		$9,315		$10,712
Less: offering expenses	(1,226)		(1,226)		(1,226)		(1,226)
Net offering proceeds	$5,659	100.0%	$6,874	100.0%	$8,089	100.0%	$9,486	100.0%
Less:
Proceeds contributed to Marathon Bank	$2,830	50.0%	$3,437	50.0%	$4,045	50.0%	$4,743	50.0%
Proceeds contributed to Marathon MHC	$100	1.8%	$100	1.4%	$100	1.2%	$100	1.1%
Proceeds used for loan to employee stock ownership plan (2)	$599	10.6%	$706	10.3%	$811	10.1%	$933	9.8%
Proceeds retained by Marathon Bancorp, Inc.	$2,130	37.6%	$2,631	38.3%	$3,133	38.7%	$3,710	39.1%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	The employee stock ownership plan will purchase 8% of the shares sold to the public in the offering, or 3.92% of our outstanding shares (including shares issued to Marathon MHC). The loan will be repaid principally through Marathon Bank’s contribution to the employee stock ownership plan and dividends payable on common stock if any held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.

The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and the community offering. See “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements” for a discussion of fees to be paid in the event that shares are sold in a syndicated community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Marathon Bank’s deposits. Marathon Bank will receive at least 50% of the net proceeds of the offering.

Use of Proceeds Retained by Marathon Bancorp, Inc.

Marathon Bancorp, Inc.:

•	intends to initially invest the proceeds that it retains in interest-earning deposits and in securities, including securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of Marathon Bank—Investment Activities;”

•	may, in the future, use a portion of the proceeds that it retains to finance acquisitions of financial institutions, or to expand through de novo branching, although no specific transactions are being considered at this time and no specific expansion is being considered at this time;

•	to the extent permitted under the regulations and policies of the Federal Reserve Board, to repurchase shares of our common stock, including repurchases to fund stock-based benefit plans; and

•	expects to use the proceeds that it retains from time to time for other general corporate purposes.

Use of Proceeds Received by Marathon Bank

Marathon Bank:

•	intends to use a portion of the proceeds received to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

•	intends to use a portion of the proceeds received to fund new commercial real estate, multifamily and residential real estate loans and, to a lesser extent, construction, commercial and industrial and other loans, in accordance with our business plan and lending guidelines. See “Business of Marathon Bank—Lending Activities;”

•	may use a portion of the proceeds received to support new loan, deposit and other financial products and services if our board of directors determines that such products will help us compete more effectively in our market area or increase our financial performance;

•	may invest a portion of the proceeds received in securities issued by the U.S. government and its agencies or government sponsored enterprises, mortgage-backed securities, and other securities as permitted by our investment policy. See “Business of Marathon Bank—Investment Activities;”

•	may, in the future, use a portion of the proceeds received to expand our retail banking franchise, by acquiring branch offices or other financial institutions, or establishing new branches or loan production offices, although no specific transactions are being considered at this time; and

•	expects to use the proceeds received from time to time for other general corporate purposes.

The use of the proceeds by Marathon Bancorp, Inc. and Marathon Bank may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

We do not currently intend to pay cash dividends to our stockholders, and no assurances can be given that any such dividends will be paid in the future. The payment and amount of any dividend payments will be subject to statutory and regulatory limitations, and will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; the ability of mutual holding companies to waive dividends; and general economic conditions.

Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board, the WDFI and the FDIC, may be paid in addition to, or in lieu of, regular cash dividends.

We will be subject to state law limitations and federal bank regulatory policy on any future payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

The Federal Reserve Board has issued a policy statement providing that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition. In addition, Marathon Bank’s ability to pay dividends to Marathon Bancorp, Inc. will be limited if Marathon Bank does not have the capital conservation buffer required by regulatory capital rules, which may limit our ability to pay dividends to stockholders. See “Regulation and Supervision—Dividends.”

We will file a consolidated federal tax return with Marathon Bank. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to applicable regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our articles of incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Marathon Bancorp, Inc.—Common Stock.”

Any future dividends we can declare and pay will depend, in part, upon receipt of dividends from Marathon Bank, because initially we will have no source of income other than dividends from Marathon Bank and earnings from the investment of the net proceeds from the sale of shares of common stock retained by Marathon Bancorp, Inc. and interest payments received in connection with the loan to the employee stock ownership plan. Applicable regulations impose limitations on “capital distributions” by savings institutions. Specifically, Marathon Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. The FDIC has the authority to prohibit Marathon Bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of Marathon Bank. Under Wisconsin law and applicable regulations, Marathon Bank may declare dividends on capital stock based upon net profits, provided that its paid-in surplus equals its capital stock and that it meets its regulatory capital requirements. If Marathon Bank’s paid-in surplus does not equal its capital stock, the board of directors may not declare a dividend unless at least 10% of the net profits of the preceding half year, in the case of quarterly or semi-annual dividends, or 10% of the net profits of the preceding year, in the case of annual dividends, has been transferred to paid-in surplus. In addition, prior WDFI approval will be required before Marathon Bank declares any dividends exceeding 50% of profits for any calendar year and before a stock dividend may be declared out of retained earnings.

Any payment of dividends by Marathon Bank to Marathon Bancorp, Inc. that would be deemed to be drawn out of Marathon Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Marathon Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Marathon Bank does not intend to make any distribution to Marathon Bancorp, Inc. that would create such a federal tax liability. See “Taxation.”

If Marathon Bancorp, Inc. pays dividends to its stockholders, it will likely pay dividends to Marathon MHC. The Federal Reserve Board’s current policy restricts the ability of mutual holding companies that are regulated as bank holding companies to waive dividends declared by their subsidiaries. Accordingly, we do not currently anticipate that Marathon MHC will waive dividends paid by Marathon Bancorp, Inc. See “Risk Factors—Risks Related to the Offering—Under current regulatory policy, if we declare dividends on our common stock, Marathon MHC will be restricted from waiving the receipt of dividends.”

MARKET FOR THE COMMON STOCK

Marathon Bancorp, Inc. was recently formed and has never issued capital stock. Marathon Bank, as a mutual institution, has never issued capital stock. Accordingly, there is no established market for our common stock. Marathon Bancorp, Inc. expects that its common stock will be quoted on the OTC Pink Marketplace (OTCPK) operated by the OTC Markets Group upon conclusion of the stock offering.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time is likely to be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in this stock offering should have long-term investment intent and should recognize that there is likely to be a limited trading market in the common stock. This may make it difficult to sell the common stock after the stock offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At September 30, 2020, Marathon Bank was classified as “well capitalized” for regulatory capital purposes. The table below sets forth the historical equity capital and regulatory capital of Marathon Bank at September 30, 2020, and the pro forma equity capital and regulatory capital of Marathon Bank after giving effect to the sale of shares of common stock at $10.00 per share, all compared to levels required to be considered “well capitalized.” See “How We Intend to Use the Proceeds from the Offering.”

	Marathon Bank Historical at		Pro Forma at September 30, 2020, Based Upon the Sale in the Offering of (1)
	September 30, 2020		688,500 Shares		810,000 Shares		931,500 Shares		1,071,225 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)

	(Dollars in thousands)
Equity	$21,196	12.32%	$23,026	13.16%	$23,475	13.37%	$23,923	13.58%	$24,440	13.82%

Tier 1 leverage capital	$20,545	12.52%	$22,375	13.41%	$22,824	13.63%	$23,272	13.84%	$23,789	14.09%
Tier 1 leverage capital requirement	8,203	5.00	8,345	5.00	8,375	5.00	8,405	5.00	8,440	5.00
Excess	$12,342	7.52%	$14,030	8.41%	$14,449	8.63%	$14,867	8.84%	$15,349	9.09%

Tier 1 risk-based capital (4)	$20,545	12.65%	$22,375	13.73%	$22,824	14.00%	$23,272	14.26%	$23,789	14.57%
Tier 1 risk-based requirement	12,990	8.00	13,035	8.00	13,045	8.00	13,054	8.00	13,066	8.00
Excess	$7,555	4.65%	$9,340	5.73%	$9,779	6.00%	$10,218	6.26%	$10,723	6.57%

Total risk-based capital (4)	$22,320	13.75%	$24,150	14.82%	$24,599	15.09%	$25,047	15.35%	$25,564	15.65%
Total risk-based requirement	16,237	10.00	16,294	10.00	16,306	10.00	16,318	10.00	16,332	10.00
Excess	$6,083	3.75%	$7,856	4.82%	$8,293	5.09%	$8,729	5.35%	$9,232	5.65%

Common equity tier 1 risk-based capital (4)	$20,545	12.65%	$22,375	13.73%	$22,824	14.00%	$23,272	14.26%	$23,789	14.57%
Common equity tier 1 risk-based requirement	10,554	6.50	10,591	6.50	10,599	6.50	10,607	6.50	10,616	6.50
Excess	$9,991	6.15%	$11,784	7.23%	$12,225	7.50%	$12,665	7.76%	$13,173	8.07%

Reconciliation of capital infused into Marathon Bank:
Net offering proceeds			$5,659		$6,874		$8,089		$9,486
Proceeds to Marathon Bank			$2,830		$3,437		$4,045		$4,743
Less: Initial capitalization of Marathon MHC			(100)		(100)		(100)		(100)
Less: Common stock acquired by employee stock ownership plan			(600)		(706)		(811)		(933)
Less: Common stock acquired by stock-based benefit plans			(300)		(353)		(406)		(467)
Pro forma increase			$1,830		$2,279		$2,728		$3,244

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 3.92% of our outstanding shares (including shares issued to Marathon MHC) with funds we lend and that one or more stock-based benefit plans purchases 1.96% of our total outstanding shares (including shares issued to Marathon MHC) for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan.

(2)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Tier 1 leverage capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical capitalization of Marathon Bank at September 30, 2020, and the pro forma consolidated capitalization of Marathon Bancorp, Inc. after giving effect to the offering and based upon the assumptions set forth under “Pro Forma Data.”

	Marathon Bank Historical Capitalization	Pro Forma Consolidated Capitalization at September 30, 2020 of Marathon Bancorp, Inc. Based Upon the Sale for $10.00 Per Share of
	at September 30, 2020	688,500 Shares	810,000 Shares	931,500 Shares	1,071,225 Shares (1)

	(Dollars in thousands)
Deposits (2)	$134,610	$134,610	$134,610	$134,610	$134,610
Borrowings	14,438	14,438	14,438	14,438	14,438
Total interest-bearing liabilities	$149,048	$149,048	$149,048	$149,048	$149,048

Stockholders’ equity:
Preferred Stock, $0.01 par value per share: 5,000,000 shares authorized (post offering); none to be issued	$—	$—	$—	$—	$—
Common Stock, $0.01 par value per share:
20,000,000 shares authorized (post offering); shares to be issued as reflected (3)	—	15	18	21	24
Additional paid-in capital (3)	—	5,643	6,855	8,068	9,462
Retained earnings (4)	21,080	21,080	21,080	21,080	21,080
Accumulated other comprehensive income	116	116	116	116	116
Less:
Assets retained by Marathon MHC (5)	—	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (6)	—	(600)	(706)	(811)	(933)
Common stock acquired by stock-based benefit plans (7)	—	(300)	(353)	(406)	(467)
Total stockholders’ equity	$21,196	$25,855	$26,911	$27,968	$29,182
Total tangible stockholders’ equity	$21,196	$25,855	$26,911	$27,968	$29,182
Pro forma shares outstanding:
Shares offered for sale	—	688,500	810,000	931,500	1,071,225
Shares issued to Marathon MHC	—	841,500	990,000	1,138,500	1,309,275
Total shares outstanding	—	1,530,000	1,800,000	2,070,000	2,380,500

Total stockholders’ equity as a percentage of pro forma total assets	12.32%	14.63%	15.13%	15.63%	16.20%
Total tangible stockholders’ equity as a percentage of pro forma total assets	12.32%	14.63%	15.13%	15.63%	16.20%

(1)	As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3)	The sum of the par value and additional paid-in capital equals the net offering proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to stock options under one or more stock-based benefit plans that Marathon Bancorp, Inc. expects to adopt. The plan of reorganization permits Marathon Bancorp, Inc. to adopt one or more stock-based benefit plans that award stock or stock options, subject to stockholder approval, in an aggregate amount up to 25% of the shares of common stock held by persons other than Marathon MHC.

(4)	The retained earnings of Marathon Bank will be substantially restricted after the offering. See “Regulation and Supervision—Dividends.”

(5)	Pro forma stockholders’ equity reflects a $100,000 initial capitalization of Marathon MHC by Marathon Bank.

(6)	Assumes that 3.92% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Marathon MHC) will be purchased by the employee stock ownership plan at a price of $10.00 per share and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Marathon Bancorp, Inc. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders’ equity. Marathon Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Agreements and Benefit Plans.”

(7)	Assumes that subsequent to the offering, 1.96% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Marathon MHC) are purchased by Marathon Bancorp, Inc. for stock awards under one or more stock-based benefit plans in the open market. The shares of common stock to be purchased by the stock-based benefit plans are reflected as a reduction of stockholders’ equity. See “Pro Forma Data” and “Management.” The plan of reorganization permits Marathon Bancorp, Inc. to adopt one or more stock-based benefit plans that award stock or stock options, subject to stockholder approval, in an aggregate amount up to 25% of the shares of common stock held by persons other than Marathon MHC.

PRO FORMA DATA

The following tables summarize historical data of Marathon Bank and pro forma data of Marathon Bancorp, Inc. at and for the three months ended September 30, 2020 and at and for the year ended June 30, 2020. This information is based on assumptions set forth below and in the tables and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the reorganization.

The net proceeds disclosed in the tables are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(ii)	our employee stock ownership plan will purchase an amount of shares equal to 3.92% of the outstanding shares of common stock of Marathon Bancorp, Inc. (including shares issued to Marathon MHC), with a loan from Marathon Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated at the date of the loan origination) over a period of 25 years. Interest income that we earn on the loan will offset the interest paid by Marathon Bank;

(iii)	we will pay Janney Montgomery Scott LLC a fee of $250,000 with respect to shares sold in the subscription and community offerings, we will pay Janney Montgomery Scott LLC a fee of $35,000 with respect to records agent services (which fee can be increased by up to $10,000), and we will reimburse Janney Montgomery Scott LLC for its reasonable expenses associated with its marketing effort in the subscription and community offerings in an amount not to exceed $20,000 and for attorney’s fees and expenses not to exceed $75,000 (which expense reimbursements can be increased by up to $25,000); and

(iv)	total expenses of the offering, other than the fees, commissions and expense reimbursements to be paid to Janney Montgomery Scott LLC and other broker-dealers, will be $846,000.

We calculated the pro forma consolidated net income of Marathon Bancorp, Inc. for the three months ended September 30, 2020 and for the year ended June 30, 2020 as if the shares of common stock had been sold at the beginning of the period and the net proceeds had been invested at 0.28% (0.21% on an after-tax basis) for the three months ended September 30, 2020 and 0.29% (0.21% on an after-tax basis) for the year ended June 30, 2020, which is equal to the yield on the five-year U.S. Treasury Note as of September 30, 2020 and June 30, 2020, respectively. In light of current interest rates, we consider this rate to more accurately reflect the pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for those periods.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. We have assumed that the stock-based benefit plans will acquire an amount of common stock equal to 1.96% of the shares of common stock issued in the reorganization and offering (including shares issued to Marathon MHC) at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest ratably over a five-year period. The plan of reorganization provides that we may grant awards of restricted stock under one or more stock benefit plans in an aggregate amount up to 25% of the shares of common stock held by persons other than Marathon MHC.

We have assumed that the stock-based benefit plans will grant options to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Marathon MHC). In preparing the following tables, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested ratably over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.68 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 19.46% for the common stock based on an index of publicly traded savings institutions and their holding companies, no dividend yield, an expected option life of 10 years and a risk free interest rate of 0.69%. The plan of reorganization provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the shares of common stock held by persons other than Marathon MHC.

As disclosed under “How We Intend to Use the Proceeds from the Offering,” Marathon Bancorp, Inc. intends to contribute 50% of the net proceeds from the offering to Marathon Bank and will retain the remainder of the net proceeds from the offering. Marathon Bancorp, Inc. will use a portion of the proceeds it retains for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use. In addition, Marathon Bank will initially fund Marathon MHC with $100,000.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	Marathon Bancorp, Inc.’s results of operations after the offering;

•	increased fees and expenses that we would pay Janney Montgomery Scott LLC and other broker-dealers if we conducted a syndicated offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the tables to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amounts of assets and liabilities of Marathon Bancorp, Inc., computed in accordance with U.S. GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we were liquidated. Pro forma stockholders’ equity does not give effect to the impact of tax bad debt reserves in the event we were to be liquidated. We had no intangible assets at September 30, 2020 or June 30, 2020.

At or For the Three Months Ended September 30, 2020 Based Upon the Sale at $10.00 Per Share of
688,500 Shares at Minimum of Offering Range	810,000 Shares at Midpoint of Offering Range	931,500 Shares at Maximum of Offering Range	1,071,225 Shares at Adjusted Maximum of Offering Range (1)

(Dollars in thousands, except per share amounts)
Gross proceeds of the offering	$6,885	$8,100	$9,315	$10,712
Market value of shares issued to Marathon MHC	8,415	9,900	11,385	13,093
Market value of Marathon Bancorp, Inc.	$15,300	$18,000	$20,700	$23,805

Gross proceeds of the offering	$6,885	$8,100	$9,315	$10,712
Expenses	(1,226)	(1,226)	(1,226)	(1,226)
Estimated net proceeds	5,659	6,874	8,089	9,486
Marathon MHC capitalization	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (2)	(600)	(706)	(811)	(933)
Shares purchased for stock-based benefit plans (4)	(300)	(353)	(406)	(467)
Estimated net proceeds as adjusted	$4,659	$5,715	$6,772	$7,986

For the three months ended September 30, 2020
Consolidated net income:
Historical (3)	$365	$365	$365	$365
Income on adjusted net proceeds	3	3	4	4
Employee stock ownership plan (2)	(5)	(5)	(6)	(7)
Shares granted under stock-based benefit plans (4)	(11)	(13)	(15)	(17)
Options granted under stock-based benefit plans (5)	(10)	(11)	(13)	(15)
Pro forma net income	$343	$339	$335	$331

Income per share:
Historical	$0.25	$0.21	$0.18	$0.16
Income on net proceeds	—	—	—	—
Employee stock ownership plan (2)	—	—	—	—
Shares granted under stock-based benefit plans (4)	(0.01)	(0.01)	(0.01)	(0.01)
Options granted under stock-based benefit plans (5)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma income per share	$0.23	$0.19	$0.16	$0.14

Offering price to pro forma earnings per share	10.87	x	13.16	x	15.63	x	17.86	x
Number of shares used in earnings per share calculations (2)(4)	1,470,624	1,730,146	1,989,667	2,288,118

At September 30, 2020
Stockholders’ equity:
Historical (3)	$21,196	$21,196	$21,196	$21,196
Estimated net proceeds	5,659	6,874	8,089	9,486
Capitalization of Marathon MHC	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (2)	(600)	(706)	(811)	(933)
Common stock acquired by stock-based benefit plans (4)	(300)	(353)	(406)	(467)
Pro forma stockholders’ equity (6)	$25,855	$26,911	$27,968	$29,182
Pro forma tangible stockholders’ equity	$25,855	$26,911	$27,968	$29,182

Stockholders’ equity per share:
Historical	$13.85	$11.78	$10.24	$8.90
Estimated net proceeds	3.70	3.82	3.91	3.98
Capitalization of Marathon MHC	(0.07)	(0.06)	(0.05)	(0.04)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based benefit plans (4)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma stockholders’ equity per share (4)(6)	$16.89	$14.95	$13.51	$12.25
Pro forma tangible stockholders’ equity per share	$16.89	$14.95	$13.51	$12.25

Offering price as a percentage of pro forma stockholders’ equity per share	59.21%	66.89%	74.02%	81.63%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	59.21%	66.89%	74.02%	81.63%
Number of shares outstanding for pro forma equity per share calculations (4)	1,530,000	1,800,000	2,070,000	2,380,500

(footnotes begin on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions following the commencement of the offering.

(2)	It is assumed that 3.92% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Marathon MHC) will be purchased by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Marathon Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Marathon Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Marathon Bank’s total annual payment of the employee stock ownership plan debt is based upon 25 equal annual installments of principal and interest. The pro forma net income information makes the following assumptions: (i) Marathon Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 59,976, 70,560, 81,144 and 93,316 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 600, 706, 811 and 933 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 25-year loan term), were committed to be released during the three months ended September 30, 2020 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, resulting in a reduction from total outstanding shares of 59,376, 69,854, 80,333 and 92,383 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range.

(3)	Derived from Marathon Bank’s unaudited September 30, 2020 financial statements included elsewhere in this prospectus.

(4)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that these plans acquire a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to Marathon MHC) from authorized but unissued shares of common stock of Marathon Bancorp, Inc. We have also assumed that 15% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the three months ended September 30, 2020. If shares are acquired from the issuance of authorized but unissued shares of common stock of Marathon Bancorp, Inc., there would be a dilutive effect of up to 1.92% on the ownership interest of persons who purchase common stock in the offering.

(5)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Marathon MHC). In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.68 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 25.93%. Under the above assumptions, the adoption of stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If any or all of the shares issued to satisfy the exercise of options under stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease and there would be a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.

(6)	The retained earnings of Marathon Bank will continue to be substantially restricted after the offering. See “Regulation and Supervision—Dividends.”

At or For the Year Ended June 30, 2020 Based Upon the Sale at $10.00 Per Share of
688,500 Shares at Minimum of Offering Range	810,000 Shares at Midpoint of Offering Range	931,500 Shares at Maximum of Offering Range	1,071,225 Shares at Adjusted Maximum of Offering Range (1)

(Dollars in thousands, except per share amounts)
Gross proceeds of the offering	$6,885	$8,100	$9,315	$10,712
Market value of shares issued to Marathon MHC	8,415	9,900	11,385	13,093
Market value of Marathon Bancorp, Inc.	$15,300	$18,000	$20,700	$23,805

Gross proceeds of the offering	$6,885	$8,100	$9,315	$10,712
Expenses	(1,226)	(1,226)	(1,226)	(1,226)
Estimated net proceeds	5,659	6,874	8,089	9,486
Marathon MHC capitalization	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (2)	(600)	(706)	(811)	(933)
Shares purchased for stock-based benefit plans (4)	(300)	(353)	(406)	(467)
Estimated net proceeds as adjusted	$4,659	$5,716	$6,772	$7,986

For the year ended June 30, 2020
Consolidated net income:
Historical (3)	$418	$418	$418	$418
Income on adjusted net proceeds	10	12	15	17
Employee stock ownership plan (2)	(18)	(21)	(24)	(28)
Shares granted under stock-based benefit plans (4)	(44)	(52)	(60)	(69)
Options granted under stock-based benefit plans (5)	(38)	(44)	(51)	(58)
Pro forma net income	$328	$313	$298	$280

Income per share:
Historical	$0.28	$0.24	$0.21	$0.18
Income on net proceeds	0.01	0.01	0.01	0.01
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares granted under stock-based benefit plans (4)	(0.03)	(0.03)	(0.03)	(0.03)
Options granted under stock-based benefit plans (5)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma income per share	$0.22	$0.18	$0.15	$0.12

Offering price to pro forma earnings per share	45.45	x	55.56	x	66.67	x	83.33	x
Number of shares used in earnings per share calculations (2)(4)	1,472,423	1,732,262	1,992,102	2,290,917

At June 30, 2020
Stockholders’ equity:
Historical (3)	$20,782	$20,782	$20,782	$20,782
Estimated net proceeds	5,659	6,874	8,089	9,486
Capitalization of Marathon MHC	(100)	(100)	(100)	(100)
Common stock acquired by employee stock ownership plan (2)	(600)	(706)	(811)	(933)
Common stock acquired by stock-based benefit plans (4)	(300)	(353)	(406)	(467)
Pro forma stockholders’ equity (6)	$25,441	$26,498	$27,554	$28,769
Pro forma tangible stockholders’ equity	$25,441	$26,498	$27,554	$28,769

Stockholders’ equity per share:
Historical	$13.58	$11.55	$10.04	$8.73
Estimated net proceeds	3.70	3.82	3.91	3.98
Capitalization of Marathon MHC	(0.07)	(0.06)	(0.05)	(0.04)
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock acquired by stock-based benefit plans (4)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma stockholders’ equity per share (4)(6)	$16.62	$14.72	$13.31	$12.08
Pro forma tangible stockholders’ equity per share	$16.62	$14.72	$13.31	$12.08

Offering price as a percentage of pro forma stockholders’ equity per share	60.17%	67.93%	75.13%	82.78%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	60.17%	67.93%	75.13%	82.78%
Number of shares outstanding for pro forma equity per share calculations (4)	1,530,000	1,800,000	2,070,000	2,380,500

(footnotes begin on following page)

(1)	As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering, which could occur due to an increase in the maximum of the independent valuation as a result of demand for the shares or changes in market conditions following the commencement of the offering.

(2)	It is assumed that 3.92% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Marathon MHC) will be purchased by the employee stock ownership plan at a price of $10.00 per share. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Marathon Bancorp, Inc. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Marathon Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Marathon Bank’s total annual payment of the employee stock ownership plan debt is based upon 25 equal annual installments of principal and interest. The pro forma net income information makes the following assumptions: (i) Marathon Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) the employee stock ownership plan acquires 59,976, 70,560, 81,144 and 93,316 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range; (iii) 2,399, 2,822, 3,246 and 3,733 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range (based on a 25-year loan term), were committed to be released during the year ended June 30, 2020 at an average fair value equal to the price for which the shares are sold in the offering; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, resulting in a reduction from total outstanding shares of 57,577, 67,738, 77,898 and 89,583 shares, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range.

(3)	Derived from Marathon Bank’s audited June 30, 2020 financial statements included elsewhere in this prospectus.

(4)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that these plans acquire a number of shares of common stock equal to 1.96% of the shares issued in the reorganization and offering (including shares issued to Marathon MHC) from authorized but unissued shares of common stock of Marathon Bancorp, Inc. We have also assumed that 15% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended June 30, 2020. If shares are acquired from the issuance of authorized but unissued shares of common stock of Marathon Bancorp, Inc., there would be a dilutive effect of up to 1.92% on the ownership interest of persons who purchase common stock in the offering.

(5)	Gives effect to one or more stock-based benefit plans expected to be adopted following the offering. We have assumed that options will be granted to acquire common stock equal to 4.90% of the shares of common stock issued in the reorganization and offering (including shares of common stock issued to Marathon MHC). In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $2.68 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 25.93%. Under the above assumptions, the adoption of stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. The actual exercise price of the stock options may not be equal to the $10.00 price per share. If any or all of the shares issued to satisfy the exercise of options under stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease and there would be a dilutive effect of up to 4.67% on the ownership interest of persons who purchase common stock in the offering.

(6)	The retained earnings of Marathon Bank will continue to be substantially restricted after the offering. See “Regulation and Supervision—Dividends.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF MARATHON BANK

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Marathon Bank provided in this prospectus.

Overview

Net Interest Income. Our primary source of income is net interest income. Net interest income is the difference between interest income, which is the income we earn on our loans and investments, and interest expense, which is the interest we pay on our deposits and borrowings.

Provision for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. The allowance for loan losses is increased through charges to the provision for loan losses. Loans are charged against the allowance when management believes that the collectability of the principal loan amount is not probable. Recoveries on loans previously charged-off, if any, are credited to the allowance for loan losses when realized.

Non-interest Income. Our primary sources of non-interest income are mortgage banking income, service charges on deposit accounts and net gains in the cash surrender value of bank owned life insurance. Other sources of non-interest income include net gain or losses on sales and calls of securities, net gain or loss on disposal of foreclosed assets and other income.

Non-Interest Expenses. Our non-interest expenses consist of salaries and employee benefits, net occupancy and equipment, data processing and office, professional fees, marketing expenses and other general and administrative expenses, including premium payments we make to the FDIC for insurance of our deposits.

Income Tax Expense. Our income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and the tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amounts expected to be realized.

Impact of COVID-19 Outbreak

During the first quarter of 2020, global financial markets experienced significant volatility resulting from the spread of COVID-19. In March 2020, the World Health Organization declared COVID-19 a global pandemic and the United States declared a National Public Health Emergency. The COVID-19 pandemic has restricted the level of economic activity in our markets. In response to the pandemic, the governments of the state of Wisconsin and of most other states have taken preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forego time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These measures have dramatically increased unemployment in the United States and have negatively impacted many businesses, and thereby threatened the repayment ability of some of our borrowers.

To address the economic impact of COVID-19 in the United States, the CARES Act was signed into law on March 27, 2020. The CARES Act included a number of provisions that affected us, including accounting relief for TDRs. The CARES Act also established the PPP through the SBA, which allowed us to lend money to small businesses to maintain employee payrolls through the crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meets certain other requirements. At September 30, 2020, we had $6.4 million of PPP loans outstanding.

In response to the COVID-19 pandemic, we have implemented protocols and processes to help protect our employees, customers and communities. These measures include:

•	Operating our branches under a drive-through model with appointment-only lobby service, leveraging our business continuity plans and capabilities that include critical operations teams being divided and dispersed to separate locations and, when possible, having employees work from home. We have established a Pandemic Response team.

•	The safety and health of our staff and our customers is our highest priority. We have installed Plexiglas sneeze barriers in all teller areas, new account desks, and the receptionist desks, and air purification systems in each of our branch offices. Hand sanitizer is available at each of the teller stations/new accounts desks, and floors are marked to encourage customers to stay six feet apart. Customer counter areas are sanitized every hour. Facemasks are mandatory for all employees at work. All employees also have access to gloves, hand sanitizer, and Clorox wipes while at work.

•	Offering assistance to our customers affected by the COVID-19 pandemic, which includes payment deferrals, interest only loans, waiving certain fees, suspending property foreclosures, and participating in the CARES Act and lending programs for businesses, including the PPP.

We have implemented various consumer and commercial loan modification programs to provide our borrowers relief from the economic impacts of COVID-19. Based on guidance in the CARES Act and recent COVID-19 related legislation, COVID-19 related modifications to loans that were current as of December 31, 2019 are exempt from TDR classification under U.S. GAAP through the earlier of January 1, 2022, or 60 days after the national emergency concerning COVID-19 declared by the President of the United States terminates. In addition, the bank regulatory agencies issued interagency guidance stating that COVID-19 related short-term modifications (i.e., six months or less) granted to loans that were current as of the loan modification program implementation date are not TDRs. As of September 30, 2020, we had granted short-term payment deferrals on 50 loans, totaling approximately $18.7 million in aggregate principal amount. As of September 30, 2020, 41 of these loans, totaling $12.5 million, have returned to normal payment status.

Given the unprecedented uncertainty and rapidly evolving economic effects and social impacts of the COVID-19 pandemic, the future direct and indirect impact on our business, results of operations and financial condition are highly uncertain. Should current economic conditions persist or continue to deteriorate, we expect that this macroeconomic environment will have a continued adverse effect on our business and results of operations, which could include, but not be limited to: decreased demand for our products and services, protracted periods of lower interest rates, increased non-interest expenses, including operational losses, and increased credit losses due to deterioration in the financial condition of our consumer and commercial borrowers, including declining asset and collateral values, which may continue to increase our provision for loan losses and net charge-offs.

For additional information, see “Risk Factors—Risks Related to the COVID-19 Pandemic—The economic impact of the COVID-19 outbreak could adversely affect our financial condition and results of operations.”

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing personal service to our individual and business customers. We believe that we have a competitive advantage in the markets we serve because of our 118-year history in the community, our knowledge of the local marketplace and our long-standing reputation for providing superior, relationship-based customer service. The following are the key elements of our business strategy:

Increase our commercial real estate lending into the higher growth Southeastern Wisconsin market. As a result of our recent efforts to better balance the overall loan portfolio between commercial and non-commercial lending and expansion into the Southeastern Wisconsin market, including the Milwaukee metropolitan area, our commercial real estate loans, including multifamily loans, increased to $54.7 million, or 45.8% of our loan portfolio, at September 30, 2020, compared to $48.5 million, or 41.3% of our loan portfolio, at June 30, 2019. We intend to retain our presence as a commercial real estate lender (which includes multifamily loans) in our market area and seek to expand our market share in existing and other growth markets in Southeastern Wisconsin, including Milwaukee. We intend to continue to build relationships with small and medium-sized businesses and high net worth individuals in these market areas focusing on lending to manufacturing, wholesale distribution and professional service businesses. We also intend to increase our Southeastern Wisconsin presence by using the capital raised in the offering to hire experienced local commercial real estate lenders with credit skills that fit well with our focus on asset quality, as well as possibly expand our branch network, either through acquisitions or organically, in Southeastern Wisconsin. We believe the additional capital raised in the offering will enable us to increase our originations of commercial real estate loans and related lending limits, which will enable us to originate larger loans to new and existing customers. Given their larger balances and the complexity of the underlying collateral, commercial real estate and multifamily real estate loans generally have more risk than the owner-occupied one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and multifamily real estate loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy, including the effects of the COVID-19 pandemic.

Continue to originate and sell certain residential real estate loans. Residential mortgage lending has historically been a significant part of our business, and we recognize that originating one- to four-family residential real estate loans is essential to our status as a community-oriented bank. During the quarter ended September 30, 2020, we originated and sold $17.4 million of one- to four-family residential real estate loans held for sale for gains on sale of loans of $382,000. Similarly, during the year ended June 30, 2020, we originated and sold $26.6 million of one- to four-family residential real estate loans held for sale for gains on sale of loans of $488,000. We intend to continue to sell in the secondary market most of the long-term conforming fixed-rate one- to four-family residential real estate loans that we originate for fee income that enhances our non-interest income and mitigates the risks associated with changes in market interest rates (including due to the effects of the COVID-19 pandemic) that may adversely impact our interest income.

Increase our share of lower-cost core deposit growth. We have made a concerted effort to reduce our reliance on higher cost certificates of deposit in favor of obtaining lower cost retail and commercial deposit accounts. We have also made significant investments in our technology-based products. For example, we have enhanced our suite of deposit products, including remote deposit capture, commercial cash management and mobile deposits in order to accommodate business customers. This has had the dual effect of reducing our concentration of certificates of deposit to 34.2% of total deposits at September 30, 2020 from 45.3% at June 30, 2019, while growing our core deposits to $88.6 million at September 30, 2020 from $71.8 million at June 30, 2019. We intend to continue our focus on core deposit growth by offering our retail and commercial customers a full selection of deposit-related services, and making further investments in technology so that we can deliver high-quality, innovative products and services to our customers.

Manage credit risk to maintain a low level of non-performing assets. We believe that credit risk management is paramount to our long-term success. Over the past several years, we have invested significantly in both personnel and software to effectively manage our portfolio, and we have considerably enhanced our controls. We have established an experienced commercial credit team and we have implemented well-defined policies, a thorough and efficient loan underwriting process, and active credit monitoring. As a result of our continued focus on credit risk management, our non-performing loans to total loans was 0.26% and 0.21% as of September 30, 2020 and June 30, 2020, respectively. We intend to continue to support our investment in our commercial credit department as we grow our loan portfolio in the future.

Grow organically and through opportunistic bank or branch acquisitions or de novo branching. In addition to organic growth, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. Although we believe opportunities exist to increase our market share in our historical markets, we expect to continue to expand into Southeastern Wisconsin. We will consider expanding our branch network through acquisitions and/or through establishing de novo branches, although we have no current acquisitions or new branches planned. The capital we are raising in the offering will provide us the opportunity to make acquisitions of other financial institutions or branches thereof, and will also help fund improvements in our operating facilities, credit reporting and customer delivery services in order to enhance our competitiveness.

Remain a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base. We were established in 1902 and have been operating continuously since that time in our local community. Through the goodwill we have developed over the years of providing timely, efficient banking services, we believe that we have been able to attract a solid base of local retail customers on which we hope to continue to build our banking business.

Anticipated Increase in Non-interest Expense

Following the completion of the reorganization and stock offering, our non-interest expense is expected to increase because of the increased costs associated with operating as a public company, and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans, if approved by our stockholders, no earlier than six months after the completion of the reorganization and stock offering. For further information, see “Summary—Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Reorganization and Offering;” “Risk Factors—Risks Related to the Offering—Our stock-based benefit plans will increase our costs, which will reduce our income;” and “Management—Benefits to be Considered Following Completion of the Stock Offering.”

Summary of Significant Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be significant accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

In 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our significant accounting policies:

Allowance for Loan Losses. The allowance for loan losses established as losses is estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. General components cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability, and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit; and the effect of other external factors such as competition and legal and regulatory requirements. As a result of the COVID-19 pandemic, at June 30, 2020, we slightly increased certain of our qualitative loan portfolio risk factors relating to local and national economic conditions as well as industry conditions and concentrations, which have experienced deterioration due to the effects of the COVID-19 pandemic. At September 30, 2020, due to the increase in cases of infection in our operating area and the anticipated increase in its impact on the local economy, we increased our qualitative risk factors relating to local and national economic conditions for all loan portfolio segments based on the risk we deemed present based on industry conditions and concentrations within the loan portfolio.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

As an integral part of their examination process, various regulatory agencies review the allowance for loan losses as well. Such agencies may require that changes in the allowance for loan losses be recognized when such regulatory credit evaluations differ from those of management based on information available to the regulators at the time of their examinations.

Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

We recognize the tax effects from an uncertain tax position in the consolidated financial statements only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized, upon ultimate settlement with the relevant tax authority. We recognize interest and penalties accrued or released related to uncertain tax positions in current income tax expense or benefit.

Debt Securities. Available-for-sale and held-to-maturity debt securities are reviewed by management on a quarterly basis, and more frequently when economic or market conditions warrant, for possible other-than-temporary impairment. In determining other-than-temporary impairment, management considers many factors, including the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospectus of the issuer, whether the market decline was affected by macroeconomic conditions and whether the bank has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. A decline in value that is considered to be other-than-temporary is recorded as a loss within non-interest income in the statement of income. The assessment of whether other-than-temporary impairment exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time. In order to determine other-than-temporary impairment for mortgage-backed securities, asset-backed securities and collateralized mortgage obligations, we compare the present value of the remaining cash flows as estimated at the preceding evaluation date to the current expected remaining cash flows. Other-than-temporary impairment is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.

Comparison of Financial Condition at September 30, 2020 and June 30, 2020

Total Assets. Total assets increased $1.4 million, or 0.9%, to $172.1 million at September 30, 2020 from $170.7 million at June 30, 2020. The increase was primarily due to an increase of $3.1 million, or 12.0%, in cash and cash equivalents, offset in part by a $1.5 million, or 10.2% decrease in debt securities available-for-sale.

Cash and Cash Equivalents. Total cash and cash equivalents (which includes interest-earning deposits in other financial institutions) increased $3.1 million, or 12.0%, to $29.4 million at September 30, 2020 from $26.2 million at June 30, 2020, as securities matured and deposits increased, partially offset by the use of cash to fund loan originations.

Debt Securities Available for Sale. Total debt securities available for sale decreased $1.5 million, or 10.2%, to $13.5 million at September 30, 2020 from $15.0 million at June 30, 2020. The decrease was primarily due to a decrease of $1.4 million in mortgage-backed securities and $203,000 in state and municipal obligations as a result of maturities, offset by a modest increase of $10,000 in corporate bonds.

Debt Securities Held to Maturity. Total debt securities held to maturity decreased $404,000, or 14.2%, to $2.4 million at September 30, 2020 from $2.8 million at June 30, 2020. The decrease was primarily due to a decrease of $400,000 in mortgage-backed securities as a result of maturities.

Net Loans. Net loans increased $336,000, or 0.3%, to $117.3 million at September 30, 2020 from $116.9 million at June 30, 2020. The increase was due to a $3.1 million, or 7.7%, increase in commercial real estate loans to $43.9 million at September 30, 2020 from $40.8 million at June 30, 2020 and an increase in multifamily loans of $1.2 million, or 12.6%, to $10.8 million at September 30, 2020 from $9.6 million at June 30, 2020. These increases were partially offset by a decrease in one- to four-family residential mortgage loans of $2.4 million, or 5.8%, to $39.3 million at September 30, 2020 from $41.7 million at June 30, 2020 and a decrease in construction loans of $1.2 million, or 11.0%, to $9.9 million at September 30, 2020 from $11.1 million at June 30, 2020. The increase in commercial real estate and multifamily loans was primarily due to our strategy to enhance our commercial real estate lending in Southeastern Wisconsin. The decrease in one- to four-family residential mortgage loans was primarily the result of customers refinancing their loans at lower rates. Construction loans decreased due to a decrease in our construction loan participations.

Deposits. Total deposits increased $595,000, or 0.4%, to $134.6 million at September 30, 2020 from $134.0 million at June 30, 2020. The increase in deposits reflected an increase in demand, NOW and money market accounts of $1.3 million, or 2.8%, to $48.6 million at September 30, 2020 from $47.3 million at June 30, 2020 and an increase in savings accounts of $706,000, or 1.8%, to $39.3 million at September 30, 2020 from June 30, 2020. These increases were offset by a decrease in certificates of deposit of $1.4 million, or 3.0%, to $46.1 million at September 30, 2020 from $47.5 million at June 30, 2020. The increase in demand, NOW and money market accounts primarily reflected deposit customers increasing cash balances during the COVID-19 pandemic. The decrease in certificates of deposit was primarily due to our strategic initiative to reduce our higher cost certificates of deposit.

Borrowings. There were no changes to our Federal Home Loan Bank advances, as we had $8.0 million in advances at September 30, 2020 and at June 30, 2020. We increased our borrowings from the Federal Reserve PPP Liquidity Facility by $63,000 to fund our PPP loans originated after June 30, 2020 such that our total PPP Liquidity Facility borrowings at September 30, 2020 was $6.4 million.

Equity. Total equity increased by $414,000, or 2.0%, to $21.2 million at September 30, 2020 from $20.7 million at June 30, 2020. The increase was due to net income of $365,000 and accumulated other comprehensive income of $49,000.

Comparison of Financial Condition at June 30, 2020 and June 30, 2019

Total Assets. Total assets increased $18.0 million, or 11.9%, to $170.7 million at June 30, 2020 from $152.6 million at June 30, 2019. The increase was primarily due to increases of $22.5 million, or 599.2%, in cash and cash equivalents and $1.2 million, or 1.1%, in loans, net, offset in part by a $5.7 million, or 27.6% decrease in debt securities available-for-sale.

Cash and Cash Equivalents. Total cash and cash equivalents (which includes interest-earning deposits in other financial institutions) increased $22.5 million, or 599.2%, to $26.2 million at June 30, 2020 from $3.8 million at June 30, 2019. This increase resulted from an increase in Federal Home Loan Bank borrowings that was only partially used to fund loan originations and borrowings obtained from the Federal Reserve PPP Liquidity Facility to fund PPP loans; as of June 30, 2020, much of the PPP loan proceeds remained in customers’ deposit accounts.

Debt Securities Available for Sale. Total debt securities available for sale decreased $5.7 million, or 27.6%, to $15.0 million at June 30, 2020 from $20.7 million at June 30, 2019. The decrease was primarily due to decreases of $4.0 million in U.S. government agencies, $2.6 million in mortgage-backed securities and $1.4 million in state and municipal obligations primarily as a result of maturities and paydowns, offset by an increase of $2.3 million in corporate bonds.

Debt Securities Held to Maturity. Total debt securities held to maturity decreased $122,000, or 4.1%, to $2.9 million at June 30, 2020 from $3.0 million at June 30, 2019. The decrease was primarily due to a decrease of $100,000 in mortgage-backed securities as a result of maturities.

Net Loans. Net loans increased $1.2 million, or 1.1%, to $116.9 million at June 30, 2020 from $115.7 million at June 30, 2019. The increase was due to a $6.1 million, or 87.6%, increase in commercial and industrial loans to $13.1 million at June 30, 2020 from $7.0 million at June 30, 2019 due to the origination of $6.4 million of PPP loans during the quarter ended June 30, 2020. In addition, net loans increased as a result of an increase in multifamily loans of $1.3 million, or 16.3%, to $9.6 million at June 30, 2020 from $8.2 million at June 30, 2019. These increases were partially offset by a decrease in one- to four-family residential mortgage loans of $5.9 million, or 12.3%, to $41.7 million at June 30, 2020 from $47.6 million at June 30, 2019. The increase in multifamily loans was primarily due to our strategy to enhance our commercial real estate lending in Southeastern Wisconsin. The decrease in one- to four-family residential mortgage loans was primarily the result of customers refinancing their loans at lower rates.

Deposits. Total deposits increased $2.7 million, or 2.1%, to $134.0 million at June 30, 2020 from $131.3 million at June 30, 2019. The increase in deposits reflected an increase in demand, NOW and money market accounts of $12.3 million, or 35.0%, to $47.3 million at June 30, 2020 from $35.0 million at June 30, 2019 and an increase in savings accounts of $2.5 million, or 6.7%, to $39.3 million at June 30, 2020 from $36.8 million at June 30, 2019. These increases were offset by a decrease in certificates of deposit of $12.1 million, or 20.1%, to $47.5 million at June 30, 2020 from $59.4 million at June 30, 2019. The increase in deposits, particularly demand, NOW and money market accounts primarily reflected deposit customers increasing cash balances during the COVID-19 pandemic. The decrease in certificates of deposit was primarily due to our strategic initiative to reduce our higher cost certificates of deposit.

Borrowings. We had $8.0 million of Federal Home Loan Bank advances and $6.4 million of borrowings from the Federal Reserve PPP Liquidity Facility to fund our PPP loans at June 30, 2020, compared to no borrowings at June 30, 2019. Our borrowings with the Federal Home Loan Bank increased primarily to enhance our liquidity as a result of the COVID-19 pandemic. In addition, our borrowings from the Federal Reserve PPP Liquidity Facility increased to fund PPP loans.

Equity. Total equity increased by $642,000, or 3.2%, to $20.8 million at June 30, 2020 from $20.1 million at June 30, 2019. The increase was due to net income of $418,000 and accumulated other comprehensive income of $224,000.

Average Balance Sheets

The following tables set forth average balances, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense, as applicable. Loan balances include loans held for sale.

	For the Three Months Ended September 30,
	2020			2019
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)

	(Dollars in thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$112,334	$1,309	4.72%	$115,037	$1,351	4.74%
PPP loans	6,100	39	2.57%	—	—	—
Debt securities	17,192	114	2.66%	23,333	149	2.56%
Cash and cash equivalents	29,760	3	0.04%	5,926	17	1.14%
Other	262	3	4.63%	263	1	1.52%
Total interest-earning assets	165,648	1,468	3.57%	144,559	1,518	4.23%
Non-interest-earning assets	5,696			7,699
Total assets	$171,344			$152,258

Interest-bearing liabilities:
Demand, NOW and money market deposits	$39,140	34	0.35%	$22,624	42	0.74%
Savings deposits	39,630	13	0.13%	48,747	21	0.17%
Certificates of deposit	43,981	235	2.14%	50,546	297	2.35%
Total interest-bearing deposits	122,751	282	0.92%	121,916	360	1.18%
Federal Home Loan Bank advances and other borrowings	8,000	6	0.30%	1,851	12	2.60%
PPP Liquidity Facility borrowings	6,407	6	0.34%	—	—	—
Total interest-bearing liabilities	137,158	294	0.86%	123,767	372	1.20%
Non-interest-bearing demand deposits	12,095			7,593
Other non-interest-bearing liabilities	1,196			747
Total liabilities	150,449			132,107
Total equity	20,895			20,151
Total liabilities and equity	$171,344			$152,258
Net interest income		$1,174			$1,146
Net interest rate spread (2)			2.72%			3.03%
Net interest-earning assets (3)	$28,490			$20,792
Net interest margin (4)			2.85%			3.18%
Average interest-earning assets to interest-bearing liabilities	120.77%			116.80%

(1)	Annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended June 30,
	2020			2019
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

	(Dollars in thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$109,624	$5,253	4.79%	$111,785	$5,334	4.77%
PPP loans	1,177	29	2.46%	—	—	—
Debt securities	19,646	533	2.71%	26,678	691	2.59%
Cash and cash equivalents	16,882	84	0.50%	6,615	87	1.31%
Other	263	10	3.80%	265	13	4.78%
Total interest-earning assets	147,592	5,909	4.00%	145,343	6,125	4.21%
Non-interest-earning assets	4,985			6,406
Total assets	$152,577			$151,749

Interest-bearing liabilities:
Demand, NOW and money market deposits	$34,176	145	0.42%	$36,574	121	0.33%
Savings deposits	38,049	67	0.18%	36,874	89	0.24%
Certificates of deposit	47,613	1,123	2.36%	50,986	1,135	2.23%
Total interest-bearing deposits	119,838	1,335	1.11%	124,434	1,345	1.08%
Federal Home Loan Bank advances and other borrowings	2,000	19	0.95%	590	15	2.54%
PPP Liquidity Facility borrowings	719	3	0.42%	—	—	—
Total interest-bearing liabilities	122,557	1,357	1.11%	125,024	1,360	1.09%
Non-interest-bearing demand deposits	8,870			7,327
Other non-interest-bearing liabilities	1,027			823
Total liabilities	132,454			133,174
Total equity	20,123			18,575
Total liabilities and equity	$152,577			$151,749
Net interest income		$4,552			$4,765
Net interest rate spread (1)			2.90%			3.13%
Net interest-earning assets (2)	$25,035			$20,319
Net interest margin (3)			3.08%			3.28%
Average interest-earning assets to interest-bearing liabilities	120.43%			116.25%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended September 30, 2020 vs. 2019			Year Ended June 30, 2020 vs. 2019
	Increase (Decrease) Due to		Total	Increase (Decrease) Due to		Total
	Volume	Rate	Increase (Decrease)	Volume	Rate	Increase (Decrease)

	(In thousands)
Interest-earning assets:
Loans (excluding PPP loans)	$(32)	$(10)	$(42)	$(103)	$22	$(81)
PPP loans	—	39	39	—	29	29
Debt securities	(39)	4	(35)	(182)	24	(158)
Cash and cash equivalents	68	(82)	(14)	135	(138)	(3)
Other	—	2	2	—	(3)	(3)
Total interest-earning assets	(3)	(47)	(50)	(150))	(66)	(216)

Interest-bearing liabilities:
Demand, NOW and money market deposits	31	(38)	(7)	(8)	33	25
Savings deposits	(4)	(4)	(8)	3	(25)	(22)
Certificates of deposit	(39)	(24)	(62)	(75)	62	(13)
Total interest-bearing deposits	(12)	(65)	(77)	(80)	70	(10)
Federal Home Loan Bank advances and other borrowings	40	(46)	(6)	36	(32)	4
PPP liquidity facility borrowings	—	6	6	—	3	3
Total interest-bearing liabilities	28	(105)	(77)	(44)	41	(3)

Change in net interest income	$(31)	$58	$27	$(106)	$(107)	$(213)

Comparison of Operating Results for the Three Months Ended September 30, 2020 and 2019

General. Net income was $365,000 for the three months ended September 30, 2020, an increase of $220,000, or 151.9%, from net income of $145,000 for the three months ended September 30, 2019. The increase in net income for the three months ended September 30, 2020 was primarily attributed to a $362,000 increase in non-interest income and a $28,000 increase in net interest income, partially offset by a $105,000 increase in non-interest expenses and a $63,000 increase in income tax expense.

Interest Income. Interest income decreased by $50,000, or 3.3%, to $1.5 million for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily due to decreases in loan interest income, debt securities interest income and cash and cash equivalents interest income.

Loan interest income decreased by $3,000, or 0.2%, to $1.3 million for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019, due to a decrease in the average yield on loans, nearly offset by an increase in the average balance of the loan portfolio. The average yield on the loan portfolio decreased by 26 basis points from 4.74% for the three months ended September 30, 2019 to 4.48% for the three months ended September 30, 2020. The decrease in the average yield on loans was due to a decrease in market interest rates since September 30, 2019 and Marathon Bank’s participation in the PPP loan program. The average balance of the loan portfolio increased by $3.4 million, or 3.0%, from $115.0 million for the three months ended September 30, 2019 to $118.4 million for the three months ended September 30, 2020. The increase in the average balance of loans was due to Marathon Bank’s participation in the PPP loan program.

Debt securities interest income decreased $35,000, or 23.5%, to $114,000 for the three months ended September 30, 2020 from $149,000 for the three months ended September 30, 2019, primarily due to a decrease of $6.1 million in the average balance of the debt securities portfolio, partially offset by an increase in the average yield on the debt securities portfolio of 10 basis points from 2.56% for the three months ended September 30, 2019 to 2.66% for the three months ended September 30, 2020. The decrease in the average balance of the debt securities portfolio was primarily due to securities paydowns and redemptions of municipal bonds. The increase in the average yield of debt securities was due to the increase in the average yield of our collateralized mortgage obligations with inverse floating rates.

Cash and cash equivalents interest income decreased by $14,000, or 81.4%, to $3,000 for the three months ended September 30, 2020 as compared to $17,000 for the three months ended September 30, 2019. The decrease in interest income on cash and cash equivalents was due to a 110 basis points decrease in average yield to 0.04% for the three months ended September 30, 2020 from 1.14% for the three months ended September 30, 2019, reflecting lower market interest rates, including a significant drop in market interest rates during the second calendar quarter of 2020 due to the COVID-19 pandemic, partially offset by an increase in the average balance of cash and cash equivalents of $23.8 million, or 402.2%, to $29.7 million for the three months ended September 30, 2020 from $5.9 million for the three months ended September 30, 2019. The increase in the average balance of cash and cash equivalents was primarily due to excess liquidity that was only partially used to fund loan originations.

Interest Expense. Interest expense decreased $78,000, or 21.0%, to $294,000 for the three months ended September 30, 2020 from $372,000 for the three months ended September 30, 2019, due to a decrease of $78,000 in interest paid on deposits.

Interest expense on deposits decreased $78,000, or 21.7%, to $282,000 for the three months ended September 30, 2020 from $360,000 for the three months ended September 30, 2019 due to decreases in interest expense on certificates of deposit and interest-bearing core deposits (consisting of demand, NOW, money market and savings accounts). Interest expense on certificates of deposit decreased $62,000, or 20.9%, to $235,000 for the three months ended September 30, 2020 from $297,000 for the three months ended September 30, 2019 due to decreases in the average balance of certificates of deposit and the average rate paid on certificates of deposit. The average balance of certificates of deposit decreased by $6.6 million for the three months ended September 30, 2020 compared to the prior year period due to our strategic initiative to reduce our higher cost certificates of deposit. In addition, the average rate paid on certificates of deposit decreased 21 basis points to 2.14% for the three months ended September 30, 2020 from 2.35% for the three months ended September 30, 2019 due to the decline in market rates. Interest expense on interest-bearing core deposits decreased $16,000, or 25.4%, to $47,000 for the three months ended September 30, 2020 from $63,000 for the three months ended September 30, 2019. The average rate paid on our interest-bearing core deposits decreased by 11 basis points to 0.24% for the three months ended September 30, 2020 from 0.35% for the three months ended September 30, 2019 due to the decline in market rates. This decrease was partially offset by an increase in the average balance of our interest-bearing core deposits by $7.4 million during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019 as a result of the impact of the COVID-19 pandemic on consumer and business spending and savings levels.

The interest expense on borrowings was $12,000 for the three months ended September 30, 2020 and the three months ended September 30, 2019. The average balance of borrowings for the three months ended September 30, 2020 was $14.4 million with an average rate of 0.32% compared to an average balance of $1.9 million and an average rate of 2.60% for the three months ended September 30, 2019. The increase in the average balance of borrowings was due to additional borrowings that primarily enhanced our liquidity as a result of the COVID-19 pandemic and to participate in the PPP loan program. The 228 basis points decrease in the average rate paid on borrowings was primarily due to the decrease in market interest rates since September 30, 2019 and the reduced borrowing rate for the Federal Reserve PPP Liquidity Facility.

Net Interest Income.  Net interest income increased $28,000, or 2.4%, to $1.2 million for the three months ended September 30, 2020 from $1.1 million for the three months ended September 30, 2019 due to an increase in net interest-earning assets, nearly offset by decreases in the net interest rate spread and net interest margin. Net interest-earning assets increased by $7.7 million to $28.5 million for the three months ended September 30, 2020 from $20.8 million for the three months ended September 30, 2019. Net interest rate spread decreased by 31 basis points to 2.72% for the three months ended September 30, 2020 from 3.03% for the three months ended September 30, 2019, reflecting a 66 basis points decrease in the average yield on interest-earnings assets, partially offset by a 34 basis points decrease in the average rate paid on interest-bearing liabilities. The net interest margin decreased 33 basis points to 2.85% for the three months ended September 30, 2020 from 3.18% for the three months ended September 30, 2019 due to the sharp decrease in interest rates in response to the economic downturn caused by the COVID-19 pandemic. We expect further compression in our net interest margin in future periods.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses in our loan portfolio that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, changes in the nature, volume and terms of loans, the fair value of underlying collateral, changes in lending personnel, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. As a result of the COVID-19 pandemic, we increased certain of our qualitative loan portfolio risk factors relating to local and national economic conditions as well as industry conditions and concentrations, which have experienced deterioration due to the effects of the COVID-19 pandemic. See “—Summary of Significant Accounting Policies” and “Business of Marathon Bank—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we recorded no provision for loan losses for the three months ended September 30, 2020 or 2019. Our allowance for loan losses was $1.8 million at September 30, 2020 and $1.6 million at September 30, 2019. The allowance for loan losses to total loans was 1.48% at September 30, 2020 and 1.43% at September 30, 2019. We recorded net recoveries of $75,000 for the three months ended September 30, 2020 and net charge-offs of $39,000 for the three months ended September 30, 2019. Non-performing assets increased to $380,000, or 0.22% of total assets, at September 30, 2020, compared to $319,000, or 0.19% of total assets, at June 30, 2020.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at September 30, 2020.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the WDFI and the FDIC, as an integral part of their examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-Interest Income. Non-interest income information is as follows.

	Three Months Ended September 30,		Change
	2020	2019	Amount	Percent

	(Dollars in thousands)
Service charges on deposit accounts	$43	$52	$(9)	(17.3)%
Mortgage banking	479	101	464	459.4%
Increase in cash surrender value of BOLI	42	41	1	2.5%
(Loss) gain on sale of foreclosed real estate	—	(1)	1	100.0%
Other	1	10	(9)	(90.0)%
Total non-interest income	$565	$203	$362	178.3%

Non-interest income increased by $362,000 to $565,000 for the three months ended September 30, 2020 from $203,000 for the three months ended September 30, 2019 due primarily to an increase in mortgage banking income. Mortgage banking income (consisting primarily of sales of fixed-rate one- to four-family residential real estate loans) increased $464,000 as we sold $17.4 million of mortgage loans during the three months ended September 30, 2020 compared to $4.4 million of such sales during the three months ended September 30, 2019 as the volume of loans originated and sold increased due to the decrease in market rates, which resulted in increased demand for mortgage loan refinancing. Service charges on deposit accounts decreased $9,000 due to a decrease in customer activity as a result of the COVID-19 pandemic.

Non-Interest Expenses. Non-interest expenses information is as follows.

	Three Months Ended September 30,		Change
	2020	2019	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$795	$736	$59	8.0%
Occupancy and equipment	161	168	(7)	(4.2)%
Data processing and office	111	99	12	12.1%
Professional fees	59	42	17	40.5%
Marketing expenses	13	14	(1)	(7.1)%
Other	139	114	25	21.9%
Total non-interest expenses	$1,278	$1,173	$105	9.0%

Non-interest expenses were $1.3 million for the three months ended September 30, 2020 as compared to $1.2 million for the three months ended September 30, 2019. Salaries and employee benefits increased $59,000 due primarily to personnel changes. Professional fees increased $17,000 primarily due to fees paid in connection with a temporary employment outsourcing arrangement.

Income Tax Expense. Income tax expense was $95,000 for the three months ended September 30, 2020, an increase of $64,000, as compared to $31,000 for the three months ended September 30, 2019. The increase in income tax expense was primarily due to an increase in income before taxes. The effective tax rate for the three months ended September 30, 2020 and 2019 was 20.60% and 17.76%, respectively.

Comparison of Operating Results for the Years Ended June 30, 2020 and 2019

General. Net income was $418,000 for the year ended June 30, 2020, a decrease of $915,000, or 68.6%, from net income of $1.3 million for the year ended June 30, 2019. The decrease in net income for the year ended June 30, 2020 was primarily attributed to the $976,000 reversal of the deferred tax valuation allowance in the year ended June 30, 2019. The decrease in net income also reflected a $213,000 decrease in net interest income, a $150,000 increase in the provision for loan losses and a $51,000 increase in non-interest expenses, partially offset by a $467,000 increase in non-interest income.

Interest Income. Interest income decreased by $216,000, or 3.5%, to $5.9 million for the year ended June 30, 2020 from $6.1 million for the year ended June 30, 2019, primarily due to decreases in loan interest income, debt securities interest income and cash and cash equivalents interest income.

Loan interest income decreased by $52,000, or 1.0%, to $5.3 million for the year ended June 30, 2020 as compared to the year ended June 30, 2019, due to the decrease in the average balance of the loan portfolio. The average balance of the loan portfolio decreased by $984,000, or 0.9%, from $111.8 million for the year ended June 30, 2019 to $110.8 million for the year ended June 30, 2020. The decrease in the average balance of loans was primarily due to a decrease in the average balance of one- to four-family residential real estate loans. The average yield on the loan portfolio did not change as it was 4.77% for both the year ended June 30, 2020 and the year ended June 30, 2019.

Debt securities interest income decreased $158,000, or 22.9%, to $533,000 for the year ended June 30, 2020 from $691,000 for the year ended June 30, 2019, primarily due to a decrease of $7.0 million in the average balance of the debt securities portfolio, partially offset by an increase in the average yield on the debt securities portfolio of 12 basis points from 2.59% for the year ended June 30, 2019 to 2.71% for the year ended June 30, 2020. The decrease in the average balance of the debt securities portfolio was primarily due to securities paydowns and redemptions in municipal bonds. The increase in the average yield of debt securities was due to the increase in the average yield of our collateralized mortgage obligations with inverse floating rates.

Cash and cash equivalent interest income decreased slightly by $3,000, or 3.2%, to $84,000 for the year ended June 30, 2020 as compared to $87,000 for the year ended June 30, 2019. The average yield decreased to 0.50% for the year ended June 30, 2020 from 1.31% for the year ended June 30, 2019, while the average balance of cash and cash equivalents increased from $6.6 million for the year ended June 30, 2019 to $16.9 million for the year ended June 30, 2020. The decrease in the average yield on cash and cash equivalents was primarily due to lower average rates earned on fed funds, as a result of the decrease in short term market interest rates since June 30, 2019. The increase in the average balance of cash and cash equivalents was primarily due to an increase in fed funds that were only partially used to fund loan originations.

Interest Expense. Interest expense decreased $3,000, or 0.22%, to $1.4 million for the year ended June 30, 2020 compared to the year ended June 30, 2019 primarily due to a decrease of $10,000 in interest paid on deposits, offset by an increase of $7,000 in interest paid on borrowings.

Interest expense on deposits decreased $10,000, or 0.7%, to $1.3 million for the year ended June 30, 2020 as compared to the year ended June 30, 2019 due to a decrease in interest expense on certificates of deposit. Interest expense on certificates of deposit decreased $12,000, or 1.1%, to $1.1 million for the year ended June 30, 2020 as compared to the prior year due to a decrease in the average balance of certificates of deposit, offset by an increase in the average rate paid on certificates of deposit. The average balance of certificates of deposit decreased by $3.4 million for the year ended June 30, 2020 compared to the prior year due to our strategic initiative to reduce our higher cost certificates of deposit, while the average rate paid on certificates of deposit increased 13 basis points to 2.36% for the year ended June 30, 2020 from 2.23% for the year ended June 30, 2019 due to the increased level of competition from other financial service providers operating in our market.

The interest expense on borrowings increased $7,000 to $22,000 for the year ended June 30, 2020 when compared to the year ended June 30, 2019 primarily due to an increase in the average balance of borrowings from the FHLB and the Federal Reserve PPP Liquidity Facility. The average balance of borrowings for the year ended June 30, 2020 was $2.7 million with an average rate of 0.81% compared to an average balance of $590,000 and an average rate of 2.54% for the year ended June 30, 2019. The increase in the average balance of borrowings was due to additional borrowings that primarily enhanced our liquidity as a result of the COVID-19 pandemic and to participate in the PPP loan program. The 173 basis points decrease in the average rate paid on borrowings was primarily due to the decrease in market interest rates since June 30, 2019.

Net Interest Income.  Net interest income decreased $213,000, or 4.5%, to $4.6 million for the year ended June 30, 2020 from $4.8 million for the year ended June 30, 2019.  This decrease reflected a 23 basis points decrease in the net interest rate spread to 2.90% for the year ended June 30, 2020 from 3.13% for the year ended June 30, 2019. The decrease in net interest rate spread reflected a 21 basis points decrease in the average yield on interest-earning assets, partially offset by a two basis points increase in the average rate paid on interest-bearing liabilities. The net interest margin decreased 20 basis points to 3.08% for the year ended June 30, 2020 from 3.28% for the year ended June 30, 2019. Partially offsetting the decrease in net interest income was an increase in net interest-earning assets of $4.7 million, or 23.2%, to $25.0 million for the year ended June 30, 2020 from $20.3 million for the year ended June 30, 2019.

Provision for Loan Losses. We recorded a provision for loan losses of $150,000 for the year ended June 30, 2020 compared to no provision for the year ended June 30, 2019. The increase in the provision was due primarily to a commercial and industrial loan participation that was impaired during the year ended June 30, 2020. Net charge-offs increased to $79,000 for the year ended June 30, 2020, compared to net recoveries of $103,000 for the year ended June 30, 2019. Non-performing assets increased to $319,000, or 0.19% of total assets, at June 30, 2020, compared to $26,000, or 0.02% of total assets, at June 30, 2019. The allowance for loan losses was $1.7 million, or 1.42% of net loans outstanding, at June 30, 2020 and $1.6 million, or 1.38% of net loans outstanding, at June 30, 2019. We expect economic uncertainty to continue for additional periods which may result in the allowance for loan losses as a percentage of total loans increasing in the future.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at June 30, 2020.  However, future changes in the factors described herein, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the WDFI and the FDIC, as an integral part of their examination process, will periodically review our allowance for loan losses, and as a result of such reviews, we may have to adjust our allowance for loan losses.

Non-Interest Income. Non-interest income information is as follows.

	Years Ended June 30,		Change
	2020	2019	Amount	Percent

	(Dollars in thousands)
Service charges on deposit accounts	$178	$216	$(38)	(17.6)%
Mortgage banking	606	103	503	488.4%
Increase in cash surrender value of BOLI	164	162	2	—
Gain on sale of debt securities	—	17	(17)	100.0%
(Loss) gain on sale of foreclosed real estate	(3)	22	(25)	(113.6)%
Other	61	19	42	221.1%
Total non-interest income	$1,006	$539	$467	86.6%

Non-interest income increased by $467,000, or 86.6%, to $1.0 million for the year ended June 30, 2020 from $539,000 for the year ended June 30, 2019 due primarily to an increase in mortgage banking income. Mortgage banking income (consisting primarily of sales of fixed-rate one- to four-family residential real estate loans) increased $503,000 as we sold $26.6 million of mortgage loans during the year ended June 30, 2020 compared to $4.1 million of such sales during the year ended June 30, 2019 due to the decrease in market rates, which resulted in increased demand for mortgage loan refinancing. Service charges on deposit accounts decreased $38,000 due to a decrease in customer activity as a result of the COVID-19 pandemic.

Non-Interest Expenses. Non-interest expenses information is as follows.

	Years Ended June 30,		Change
	2020	2019	Amount	Percent

	(Dollars in thousands)
Salaries and employee benefits	$3,022	$2,957	$65	2.2%
Occupancy and equipment	674	584	90	15.4%
Data processing and office	416	400	16	4.0%
Professional fees	274	353	(79)	(22.4)%
Marketing expenses	64	59	5	8.5%
Other	452	498	(46)	(9.2)%
Total non-interest expenses	$4,902	$4,851	$51	1.1%

Non-interest expenses were $4.9 million for the years ended June 30, 2020 and 2019. Occupancy and equipment expenses increased $90,000 due to costs incurred with remodeling our main office. Salaries and employee benefits increased $65,000 due to personnel changes. Professional fees decreased $79,000 due primarily to legal expense reductions.

Income Tax Expense (Benefit). Income tax expense was $88,000 for the year ended June 30, 2020 as compared to an $880,000 income tax benefit for the year ended June 30, 2019. During the year ended June 30, 2019, we reversed the deferred tax asset valuation allowance of $976,000. The reversal of the deferred tax asset valuation allowance was a result of our sustained profitability and improved credit quality that has led to significantly lower credit costs and expectations for future taxable income.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Management Committee, consisting of members of our senior management, is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors. The board of directors receives a monthly report from the Asset/Liability Management Committee. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changes in interest rates.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. The following represent our primary strategies to manage our interest rate risk:

•	selling our longer-term, fixed-rate loans into the secondary market;

•	limiting our reliance on non-core/wholesale funding sources;

•	growing our volume of transaction deposit accounts; and

•	diversifying our loan portfolio by adding more commercial-related loans, which typically have shorter maturities and/or balloon payments.

By following these strategies, we believe that we are better positioned to react to increases in market interest rates.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage-backed securities.

Net Interest Income. We analyze our sensitivity to changes in interest rates through a net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a 12-month period. We then calculate what the net interest income would be for the same period under the assumptions that the United States Treasury yield curve increases or decreases instantaneously in 100 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis points increase in the “Change in Interest Rates” column below.

The table below sets forth, as of September 30, 2020 (the most recent date for which information is available), the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve.

At September 30, 2020
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
+400	$5,109	15.08%
+300	5,024	13.17%
+200	4,924	10.92%
+100	4,706	6.00%
Level	4,439	—
-100	4,372	(1.51%)

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that at September 30, 2020, in the event of an instantaneous parallel 100 basis point increase in interest rates, we would have experienced a 6.00% increase in net interest income, and in the event of an instantaneous 100 basis point decrease in interest rates, we would have experienced a 1.51% decrease in net interest income.

Economic Value of Equity. We also compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates.  This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value.  The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100, 200, 300 and 400 basis point increments or a decrease instantaneously by 100 basis points, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

The table below sets forth, as of September 30, 2020, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve.

At September 30, 2020
				EVE as a Percentage of Present
				Value of Assets (3)
Change in Interest		Estimated Increase (Decrease) in			Increase
Rates (basis points)	Estimated	EVE		EVE	(Decrease)
(1)	EVE (2)	Amount	Percent	Ratio (4)	(basis points)

(Dollars in thousands)
+400	$24,908	$2.436	10.84%	15.33%	241
+300	24,904	2.432	10.82%	15.03%	211
+200	24,631	2,159	9.61%	14.59%	167
+100	23,944	1,472	6.55%	13.94%	102
—	22,472	—	—%	12.92%	—
-100	23,325	853	3.80%	13.32%	40

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at September 30, 2020, in the event of an instantaneous parallel 100 basis point increase in interest rates, we would have experienced a 6.55% increase in the economic value of equity, and in the event of an instantaneous 100 basis point decrease in interest rates, we would have experienced a 3.80% increase in the economic value of equity.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and economic value of equity tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income and EVE tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and EVE and will differ from actual results. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Chicago. At September 30, 2020, we had a $59.8 million line of credit with the Federal Home Loan Bank of Chicago, and had $8.0 million of borrowings outstanding as of that date. Under the Federal Reserve PPP Liquidity Facility program, we have borrowed $6.4 million to fund PPP loans as of September 30, 2020, which is secured by an equal amount of PPP loans.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $889,000 and $1.1 million for the three months ended September 30, 2020 and the year ended June 30, 2020, respectively. Net cash provided by investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from the sale of securities and proceeds from maturing securities and pay downs on securities, was $1.1 million and $3.5 million for the three months ended September 30, 2020 and the year ended June 30, 2020, respectively. Net cash provided by financing activities, consisting of activity in deposit accounts and borrowings, was $658,000 and $17.1 million for the three months ended September 30, 2020 and the year ended June 30, 2020, respectively.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience, current pricing strategy and regulatory restrictions, we anticipate that a substantial portion of maturing time deposits will be retained, and that we can supplement our funding with borrowings in the event that we allow these deposits to run off at maturity.

At September 30, 2020, Marathon Bank was classified as “well capitalized” for regulatory capital purposes. See “Historical and Pro Forma Regulatory Capital Compliance.”

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At September 30, 2020, we had outstanding commitments to originate loans of $10.6 million, and outstanding commitments to sell loans of $5.5 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Time deposits that are scheduled to mature in one year or less from September 30, 2020 totaled $21.8 million. Management expects that a substantial portion of the maturing time deposits will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or other borrowings, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

Please refer to Note 1 to the financial statements beginning on page F-1 for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Price

The financial statements and related data presented herein have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF MARATHON BANCORP, INC.

Marathon Bancorp, Inc. is a Maryland corporation that was formed in December 2020. We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Marathon Bank. We intend to contribute 50% of the net proceeds from the offering to Marathon Bank. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of shares of our common stock by our employee stock ownership plan. We intend to invest our retained proceeds as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Marathon Bancorp, Inc., as the holding company of Marathon Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Marathon Bancorp, Inc. at the present time.

Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Marathon Bank. Initially, Marathon Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Marathon Bank. At the present time, we intend to employ only persons who are officers of Marathon Bank to serve as officers of Marathon Bancorp, Inc. We will also use the support staff of Marathon Bank from time to time. These persons will not be separately compensated by Marathon Bancorp, Inc. Marathon Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF MARATHON MHC

Marathon MHC will be formed as a Wisconsin-chartered mutual holding company and will at all times own a majority of the outstanding shares of Marathon Bancorp, Inc.’s common stock. Persons who had membership rights in Marathon Bank as of the date of the reorganization will continue to have membership rights; however, these membership rights will be in Marathon MHC.

Marathon MHC’s principal assets will be the common stock of Marathon Bancorp, Inc. it receives in the reorganization and offering and $100,000 cash in initial capitalization, which will be contributed by Marathon Bank. Presently, it is expected that the only business activity of Marathon MHC will be to own a majority of Marathon Bancorp, Inc.’s common stock. Marathon MHC will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under state and federal law, including investing in loans and securities.

Marathon MHC will neither own nor lease any property, but will instead use the premises, equipment and furniture of Marathon Bank. It is anticipated that Marathon MHC will employ only persons who are officers of Marathon Bank to serve as officers of Marathon MHC. Those persons will not be separately compensated by Marathon MHC. The initial directors of Marathon MHC will consist of the current directors of Marathon Bank.

BUSINESS OF MARATHON BANK

General

Marathon Bank is a Wisconsin-chartered savings bank headquartered in Wausau, Wisconsin. Founded in 1902, we conduct our business from our main office and three branch offices, which are located in Marathon and Ozaukee Counties, Wisconsin. Our primary market area for deposits includes the communities in which we maintain our banking office locations, while our primary lending market area is broader and includes select businesses and customers in Southeastern Wisconsin. We are a community-oriented bank offering a variety of financial products and services to meet the needs of our customers. We believe that our community orientation and personalized service distinguishes us from larger banks that operate in our market area.

From our founding until 2014, we operated as a traditional thrift institution, offering primarily residential mortgage loans and savings accounts. In February 2014, we hired our current president and chief executive officer, Nicholas W. Zillges, and since this time we have strengthened and modernized our operations through upgrades to our credit, underwriting, information technology and compliance operations. Under the leadership of Mr. Zillges, we have begun the process of developing a commercial real estate lending infrastructure, with a particular focus on expanding into the Southeastern Wisconsin, including the Milwaukee metropolitan area, to diversify our balance sheet, which included reducing our investment portfolio and using those funds to grow our commercial loan portfolio. As part of our effort to expand into Southeastern Wisconsin, in 2018 we opened a new branch in Mequon, Wisconsin. Additionally, consistent with our strategy to grow our commercial loan operations, we have enhanced our suite of deposit products, including remote deposit capture, commercial cash management and mobile deposits in order to accommodate business customers, and thereby grow our core deposits. While we have developed our commercial real estate platform in recent years, we also remain committed to our local community and intend to continue to be a significant one- to four-family residential mortgage lender in our market areas.

Our business consists primarily of taking deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial real estate loans, multifamily real estate loans and, to a lesser extent, commercial and industrial loans, construction loans and consumer loans. Subject to market conditions, we expect to continue our focus on originating more commercial real estate and multifamily real estate loans in an effort to further diversify our overall loan portfolio, increase the overall yield earned on our loans and assist in managing interest rate risk. We also invest in debt securities, which have historically consisted of mortgage-backed securities issued by U.S. government sponsored enterprises, municipal securities, corporate debt securities and U.S. government and agency securities. We offer a variety of deposit accounts, including checking accounts, savings accounts, money market accounts and certificate of deposit accounts. We borrow funds, primarily from the Federal Home Loan Bank of Chicago, to fund our operations as necessary.

Our executive office is located at 500 Scott Street, Wausau, Wisconsin 53226, and our telephone number at this address is (715) 845-7331. Our website address is www.marathonbank.com. Information on our website is not and should not be considered a part of this prospectus.

Market Area

We conduct our business from our main office and three branch offices, which are located in Marathon and Ozaukee Counties, Wisconsin. Our primary market area is broadly defined as the Wausau, Wisconsin metropolitan area, including Marathon and Ozaukee Counties. In recent years, we have expanded our operations into Southeastern Wisconsin, primarily Milwaukee and Waukesha counties. We expect further growth in the Southeastern Wisconsin market area, including the Milwaukee metropolitan area, following the reorganization and offering. The following discusses the demographics of the counties in which we operate.

Marathon County’s total population for 2021 is estimated at 135,868, approximately 1.35% growth since 2010. Marathon County’s population growth is projected to be 0.77% between 2021 and 2026. A relatively high percentage of Marathon County’s non-farm, non-government workforce is in the education, healthcare and social services sector, estimated at over 25% of the labor force. Other significant employer industries in the county include wholesale/retail trade and finance/insurance/real estate. Median household income in Marathon County for 2021 is estimated to be $68,201.

Ozaukee County’s total population for 2021 is estimated at 89,637, which is expected to grow 1.54% between 2021 and 2026. Education, healthcare and social services industry represents over 25% of the labor force. Other significant employer industries in Ozaukee County include retail trade and services. Median household income in Ozaukee County for 2021 is estimated to be $88,966.

Milwaukee County’s total population for 2021 is estimated at 942,546, approximately 0.55% decrease since 2010 and is projected to decrease 0.14% through 2026. Milwaukee County’s most significant employers are in the education, healthcare and social assistance, services, retail trade and finance/insurance/real estate industries. Median household income in Milwaukee County for 2021 is estimated to be $54,231.

Waukesha County, total population for 2021 is estimated at 406,583, approximately 4.28% growth since 2010 and is projected to grow 1.76% by 2026. The most significant employers in Waukesha county are in the education, health care and social services, wholesale/retail trade, services and finance/insurance/real estate industries. Waukesha County has the highest median household income of any of Marathon Bank’s market area counties for 2021, estimated to be $93,695.

Unemployment rates as of September 2020 and 2019 are set forth in the following table.

Region	September 2020	September 2019
United States	7.7%	3.3%
Wisconsin	4.7%	2.9%
Marathon County	3.5%	2.4%
Ozaukee County	4.2%	2.6%
Milwaukee County	7.3%	3.8%
Waukesha County	4.3%	2.6%

Major employers in Marathon Bank’s market area are United Medical Resources, Aspirus, Columbia-St. Mary’s hospital, Aurora Health Care, Ascension Wisconsin, GE Healthcare Technologies, Kroger Co. and Kohl’s.

Competition

We face competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional banks, community banks and credit unions. We also face competition from savings institutions, mortgage banking firms, consumer finance companies and credit unions and, with respect to deposits, from money market funds, brokerage firms, mutual funds and insurance companies. We also compete with fintech and internet banking companies. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2020 (the most recent date for which data is available), our market share of deposits represented 2.95% of FDIC-insured deposits in Marathon County, ranking us eighth in market share of deposits out of 20 institutions operating in the county. In addition, as of that date, our market share of deposits represented 0.43% of FDIC-insured deposits in Ozaukee County, ranking us 14th in market share of deposits out of 15 institutions operating in the county.

Lending Activities

General. Our lending activity consists of originating one- to four-family residential real estate loans, commercial real estate loans, multifamily real estate loans and, to a lesser extent, commercial and industrial loans, construction loans and consumer loans. Subject to market conditions, we intend to increase originations of commercial real estate loans and multifamily real estate loans in order to increase the overall yield earned on our loans and manage interest rate risk.

We generally sell the fixed-rate conforming one- to four-family residential real estate loans that we originate, generally on a servicing-retained basis, while holding in our portfolio adjustable-rate one- to four-family residential real estate loans in order to manage the duration and time to repricing of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

			At June 30,
	At September 30, 2020		2020		2019
	Amount	Percent	Amount	Percent	Amount	Percent

		(Dollars in thousands)
Real estate:
One- to four-family residential (1)	$39,316	33.0%	$41,722	35.1%	$47,572	40.6%
Commercial	43,929	36.8	40,776	34.3	40,270	34.3
Multifamily	10,788	9.0	9,579	8.1	8,236	7.0
Construction	9,883	8.3	11,103	9.3	10,954	9.3
Commercial and industrial	6,324	5.3	6,664	5.6	6,951	5.9
Paycheck Protection Program loans	6,438	5.4	6,375	5.4	—	—
Consumer	2,570	2.2	2,655	2.2	3,316	2.8
Total loans	119,249	100.0%	118,873	100.0%	117,299	100.0%

Less:
Deferred loan fees	219		254		—
Allowance for loan losses	1,775		1,700		1,629
Total loans, net	$117,255		$116,919		$115,670

(1)	Includes loans held for sale of $476,000, $238,000 and $140,000 at September 30, 2020, June 30, 2020 and June 30, 2019, respectively.

Contractual Maturities. The following tables set forth the contractual maturities of our total loan portfolio at June 30, 2020. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ. Excludes loans held for sale.

	Commercial Real Estate	Commercial and Industrial	Construction	One- to Four- Family Residential

	(In thousands)
Amounts due in:
One year or less	$8,507	$2,448	$2,253	$13,520
More than one to five years	31,549	2,023	6,608	8,944
More than five to 15 years	210	1,808	1,838	19,516
More than 15 years	—	—	—	1,042
Total	$40,266	$6,279	$10,699	$43,022

	Multifamily Real Estate	Consumer	Payroll Protection Program	Total

	(In thousands)
Amounts due in:
One year or less	$688	$1,052	$—	$28,468
More than one to five years	8,252	1,747	6,375	65,498
More than five to15 years	—	245	—	23,617
More than 15 years	—	—	—	1,042
Total	$8,940	$3,044	$6,375	$118,625

The following table sets forth our fixed and adjustable-rate loans at June 30, 2020 that are contractually due after June 30, 2021. Our balloon loans are included as fixed-rate loans for purposes of this table.

	Due After June 30, 2021
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family residential	$5,724	$23,778	$29,502
Multifamily	8,252	—	8,252
Commercial	31,621	138	31,759
Construction	8,299	147	8,446
Commercial and industrial loans	3,826	5	3,831
Payroll Protection Program loans	6,375	—	6,375
Consumer loans	1,360	632	1,992
Total loans	$65,457	$24,700	$90,157

One- to Four-Family Residential Real Estate Lending. At September 30, 2020, we had $39.3 million of loans secured by one- to four-family residential real estate, representing 33.0% of our total loan portfolio, which included $476,000 of residential mortgages held for sale. We originate both fixed-rate and adjustable-rate one- to four-family residential real estate loans. At September 30, 2020, 14.6% of our one- to four-family residential real estate loans were fixed-rate loans, and 85.4% of such loans were adjustable-rate loans. At September 30, 2020, $1.5 million of our loans secured by one- to four-family residential real estate were in a junior lien position.

Our fixed-rate one- to four-family residential real estate loans typically have terms of 10 to 30 years and are generally underwritten according to Fannie Mae guidelines when the loan balance meets such guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which as of September 30, 2020 was $510,400 for single-family homes in our market area. We typically sell our conforming fixed-rate one- to four-family residential real estate loans to government-sponsored enterprises such as Freddie Mac and Fannie Mae and through the Federal Home Loan Bank’s Mortgage Partnership Finance Program. We service all the loans that we sell. We also originate loans above the lending limit for conforming loans, which are referred to as “jumbo loans.” We retain a majority of our jumbo loans in our loan portfolio. Jumbo loans that we originate may be fixed- or adjustable-rate loans and typically have 10 to 30 year terms with maximum loan-to-value ratios of 80%. At September 30, 2020, we had $11.8 million in jumbo loans, which represented 29.4% of our one- to four-family residential real estate loans. Our average loan size for jumbo loans was $845,000 at September 30, 2020. Virtually all of our one- to four-family residential real estate loans are secured by properties located in Marathon County, Wisconsin.

Our adjustable-rate one- to four-family residential real estate loans carry terms to maturity ranging up to 30 years and generally have fixed rates for initial terms of five years, although we also offer terms of three or seven years. Generally, our adjustable rate one- to four-family residential real estate loans are not adjusted based on an index but are adjusted from time-to-time internally at the discretion of Marathon Bank. The maximum amount by which the initial interest rate may be increased is up to 1.0% per year during the adjustment period, with a lifetime interest rate cap of 15% over the initial interest rate of the loan. We typically hold in our loan portfolio our adjustable-rate one- to four-family residential real estate loans.

We generally limit the loan-to-value ratios of our mortgage loans without private mortgage insurance to 80% of the sales price or appraised value, whichever is lower. Loans where the borrower obtains private mortgage insurance may be made with loan-to-value ratios up to 100%.

We generally do not offer “interest only” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not have a “subprime lending” program for one- to four-family residential real estate loans (i.e., loans that generally target borrowers with weakened credit histories).

Generally, residential mortgage loans that we originate include “due-on-sale” clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. All borrowers are required to obtain title insurance for the benefit of Marathon Bank. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

Commercial Real Estate Lending. Consistent with our strategy to diversify our loan portfolio and increase our yield, we are focused on increasing our origination of commercial real estate loans. At September 30, 2020, we had $43.9 million in commercial real estate loans, representing 36.8% of our total loan portfolio. Our commercial real estate loans are generally secured by office and industrial buildings, warehouses, small retail facilities and other special purpose commercial properties, primarily in Southeastern Wisconsin. At September 30, 2020, $28.8 million of our commercial real estate portfolio was secured by non-owner-occupied commercial real estate.

Our commercial real estate loans generally are fixed rate, have initial terms of five years and amortization periods of up to 20 years, with a balloon payment due at the end of the initial term. The maximum loan-to-value ratio of our commercial real estate loans is generally 75% of the lower of cost or appraised value of the property securing the loan.

At September 30, 2020, the average loan size of our commercial real estate loans was $601,000, and the largest of such loans was a $2.3 million loan secured by a commercial retail rental property. This loan was performing in accordance with its repayment terms at September 30, 2020.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). We generally require a debt service ratio of at least 1.25x. All commercial real estate loans of $500,000 or more are appraised by outside independent appraisers.

Personal guarantees are generally obtained from the principals of commercial real estate loans. We require property and casualty insurance and flood insurance if the property is determined to be in a flood zone area.

Multifamily Real Estate Loans. At September 30, 2020, multifamily real estate loans were $10.8 million, or 9.0%, of our total loan portfolio, which was primarily due to our purchases of participation interests in multifamily real estate loans totaling $9.1 million. Our multifamily real estate loans are generally secured by properties consisting of five or more rental units in our market area. Our multifamily real estate loans generally have fixed rates, initial terms of five years and amortization periods of up to 20 years, with a balloon payment due at the end of the initial term. Virtually all of our multifamily real estate loans are secured by properties located within our primary lending markets in Wisconsin.

At September 30, 2020, the average loan size of our multifamily real estate loans was $981,000 and the largest of such loans was a $2.0 million loan secured by multiple non-owner-occupied rental properties. This loan was performing in accordance with its repayment terms at September 30, 2020.

In underwriting multifamily real estate loans, we consider a number of factors, which include the projected net cash flow to the loan’s debt service requirement (generally requiring a minimum of 125%), the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Multifamily real estate loans are generally originated in amounts up to 80% of the appraised value or the purchase price of the property securing the loan, whichever is lower. When circumstances warrant, guarantees are obtained from multifamily real estate customers. In addition, the borrower’s and guarantor’s financial information on such loans is monitored on an ongoing basis by requiring periodic financial statement updates. Underwriting for our multifamily loan participations is the same as for those internally originated.

Commercial and Industrial Loans. At September 30, 2020, we had $12.8 million of commercial and industrial loans, representing 10.7% of our total portfolio, which includes $6.4 million of unsecured PPP loans guaranteed by the SBA. These loans are generally originated to small businesses and medical providers in our primary market areas. Our commercial and industrial loans are generally used by the borrowers for working capital purposes or for acquiring equipment or inventory. To the extent these loans are secured, they are primarily secured by business assets other than real estate, such as business equipment, inventory and accounts receivable. Our commercial and industrial loans are generally lines of credit with terms of one to two years. Our commercial and industrial lines of credit are generally priced on an adjustable-rate basis tied to The Wall Street Journal Prime Rate. We generally obtain personal guarantees with commercial and industrial loans.

At September 30, 2020, the average loan size of our commercial and industrial loans was $96,000, and our largest outstanding commercial and industrial loan balance was a $1.9 million loan to a commercial concrete contractor. This loan was performing in accordance with its repayment terms at September 30, 2020.

When making commercial and industrial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts generally of up to 75% of the value of the collateral securing the loan. At September 30, 2020, excluding our PPP loans, $3.1 million of commercial and industrial loans are unsecured.

Commercial and industrial loans also include loans originated under the PPP, a specialized low-interest (1%) forgivable loan program funded by the U.S. Treasury Department and administered by the SBA. Marathon Bank, as a qualified SBA lender, was authorized to originate PPP loans. The SBA guarantees 100% of the PPP loans made to eligible borrowers. The entire principal amount of the borrower’s PPP loan, including any accrued interest, is eligible to be reduced by the loan forgiveness amount under the PPP so long as employee and compensation levels of the business are maintained and the loan proceeds are used for other qualifying expenses. We originated 139 PPP loans totaling $6.4 million. At September 30, 2020, we have submitted 36 loans for a total of $880,000 to the SBA for forgiveness.

Construction Loans. At September 30, 2020, construction loans totaled $9.9 million, or 8.3% of our total loan portfolio. We also have undrawn amounts on construction loans totaling $2.3 million at September 30, 2020. Most of these loans are with local developers for the construction of commercial real estate developments and are secured by properties located in our primary market areas. Because our construction loan originations are with select customers, the terms of our construction loan originations are not based on standardized terms and instead are individually negotiated.

Consumer Lending. To a much lesser extent, we offer a variety of consumer loans to individuals who reside or work in our market area, including home equity lines of credit, new and used automobile loans, and loans secured by certificates of deposit. At September 30, 2020, our consumer loan portfolio totaled $2.6 million, or 2.2% of our total loan portfolio. At September 30, 2020, we had $171,000 in unsecured consumer loans.

At September 30, 2020, home equity lines of credit (which we categorize as consumer loans) totaled $1.6 million in outstanding balances. The underwriting standards utilized for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. Home equity lines of credit are offered with an aggregate loan-to-value ratio up to 80%. Our home equity lines of credit are generally 10-year balloon loans. Our home equity lines of credit have adjustable rates of interest which are indexed to the Prime Rate, as reported in The Wall Street Journal.

Loan Underwriting Risks

Commercial Real Estate and Multifamily Real Estate Loans. Loans secured by commercial and multifamily real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concerns in commercial and multifamily real estate lending are the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide annual financial statements on commercial real estate loans. In reaching a decision on whether to make a commercial or multifamily real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. A Phase I environmental site assessment is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial or multifamily real estate loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial and multifamily real estate loans can be unpredictable and substantial.

One- to Four-Family Non-Owner Occupied Residential Real Estate Loans. One- to four-family non-owner occupied residential real estate loans are subject to some of the same risks as our commercial real estate and multifamily real estate loans, in that they depend on the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Such loans are also subject to similar risks with respect to foreclosures and subsequent operations of the property and resale.

Construction, Land and Development Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment primarily dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Commercial and Industrial Loans. Commercial and industrial loans generally have greater credit risk than residential real estate loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value. We try to minimize these risks through our underwriting standards.

Consumer Loans. Consumer loans other than home equity loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are primarily dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Balloon Loans. Although balloon mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they may reprice at the end of the term, subject to renegotiation of rate and terms at maturity, the ability of the borrower to renew or repay the loan and the marketability of the underlying collateral may be adversely affected if real estate values decline prior to the expiration of the term of the loan or in a rising interest rate environment.

Adjustable-Rate Loans. Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments. Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

Originations, Purchases and Sales of Loans

Residential lending activities are conducted by salaried and commissioned loan personnel operating at our main and branch office locations. Loans we originate are underwritten pursuant to our policies and procedures. Loans originated with the intent for sale are also underwritten pursuant to secondary market guidelines. Our ability to originate fixed-rate loans, adjustable-rate loans or balloon loans depends on relative customer demand for such loans, which can be affected by current and expected future levels of market interest rates. We originate residential real estate loans through our loan originators, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders, accountants and financial advisors.

Commercial lending activities are conducted by salaried commercial lenders operating primarily out of our main location. All loans originated by us are underwritten pursuant to our policies and procedures. Our commercial loans are typically fixed-rate balloon loans with terms of typically five years, with loan rates dependent on current and expected future levels of market interest rates. Commercial and multifamily lending are sourced primarily through loan originator contacts, networking and marketing efforts, our customer base and referrals from real estate brokers, accountants and financial advisors.

We currently sell a significant majority of the conforming fixed-rate one- to four-family residential real estate loans we originate on the secondary market. We typically sell our conforming fixed-rate one- to four-family residential real estate loans to Fannie Mae, Freddie Mac and through the Federal Home Loan Bank’s Mortgage Partnership Finance Program. We service all the loans that we sell. During the three months ended September 30, 2020, we originated $19.9 million of one- to four-family residential real estate loans and sold $17.4 million, and during the year ended June 30, 2020, we originated $39.0 million of one- to four-family residential real estate loans and sold $26.6 million. We recognize, at the time of sale, the cash gain or loss on the sale of the loans based on the difference between the net cash proceeds received and the carrying value of the loans sold.

We purchase loan participations secured by properties primarily within the state of Wisconsin in loans in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At September 30, 2020, the outstanding balances of our loan participations where we are not the lead lender totaled $22.8 million, or 19.1% of our loan portfolio, of which $11.3 million were commercial real estate loans, $9.1 million were multifamily real estate loans and $2.4 million were commercial and industrial loans. All such loans were performing in accordance with their original repayment terms. We also have participated out portions of loans that exceeded our loans-to-one borrower legal lending limit and for risk diversification. At September 30, 2020, we had participated out portions of three loans with an aggregate amount of $2.0 million. Historically, we have not purchased whole loans.

Loan Approval Procedures and Authority

Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 20% of our capital. This limit may be increased to 50% of capital for loans secured by certain assets. At September 30, 2020, based on the 20% limitation, our loans-to-one-borrower limit was approximately $4.5 million. At September 30, 2020, our largest loan relationship with one borrower was for $4.1 million, which was secured by commercial real estate properties, with the underlying loans performing in accordance with their original terms on that date. The dollar value of our loan-to-one borrower limitation will increase following the completion of the stock offering due to the additional capital Marathon Bank will receive.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns.

All loan approval amounts are based on the aggregate loans, including total balances of outstanding loans and the proposed loan to the individual borrower and any related entity. Our president and chief executive officer has individual authorization to approve loans up to $500,000.  Our chief credit officer has individual authorization to approve loans up to $100,000.  Our Loan Committee, which consists of at least two board members and our chief executive officer and chief credit officer can approve loans up to $1.0 million in the aggregate. Loans in excess of $1.0 million require the approval of our full board of directors.

Delinquencies and Asset Quality

Delinquency Procedures. When a loan payment becomes 10 days past due, we contact the customer by mailing a late notice, and loan officers may contact their customers. If a loan payment becomes 45 days past due, we mail an additional late notice and a loan-specific letter written by a collection representative, and we also place telephone calls to the borrower. These loan collection efforts continue until a loan becomes 90 days past due, at which point we would refer the loan for foreclosure proceedings unless management determines that it is in the best interest of Marathon Bank to work further with the borrower to arrange a workout plan. The foreclosure process would begin when a loan becomes 120 days delinquent. From time to time we may accept deeds in lieu of foreclosure.

Loans Past Due and Non-Performing Assets. Loans are reviewed on a regular basis.  Management determines that a loan is impaired or non-performing when it is probable at least a portion of the loan will not be collected in accordance with the original terms due to a deterioration in the financial condition of the borrower or the value of the underlying collateral if the loan is collateral dependent.  When a loan is determined to be impaired, the measurement of the loan in the allowance for loan losses is based on present value of expected future cash flows, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Non-accrual loans are loans for which collectability is questionable and, therefore, interest on such loans will no longer be recognized on an accrual basis. All loans that become 90 days or more delinquent are placed on non-accrual status unless the loan is well secured and in the process of collection. When loans are placed on non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received on a cash basis or cost recovery method.

When we acquire real estate as a result of foreclosure, the real estate is classified as real estate owned.  The real estate owned is recorded at the lower of carrying amount or fair value, less estimated costs to sell. Soon after acquisition, we order a new appraisal to determine the current market value of the property. Any excess of the recorded value of the loan satisfied over the market value of the property is charged against the allowance for loan losses, or, if the existing allowance is inadequate, charged to expense of the current period. After acquisition, all costs incurred in maintaining the property are expensed.  Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

A loan is classified as a troubled debt restructuring if, for economic or legal reasons related to the borrower’s financial difficulties, we grant a concession to the borrower that we would not otherwise consider. This usually includes a modification of loan terms, such as a reduction of the interest rate to below market terms, capitalizing past due interest or extending the maturity date and possibly a partial forgiveness of the principal amount due. Interest income on restructured loans is accrued after the borrower demonstrates the ability to pay under the restructured terms through a sustained period of repayment performance, which is generally six consecutive months.

The CARES Act, in addition to providing financial assistance to both businesses and consumers, creates a forbearance program for federally-backed mortgage loans, protects borrowers from negative credit reporting due to loan accommodations related to the national emergency, and provides financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings for a limited period of time to account for the effects of COVID-19. The Federal banking regulatory agencies have likewise issued guidance encouraging financial institutions to work prudently with borrowers who are, or may be, unable to meet their contractual payment obligations because of the effects of COVID-19. That guidance, with concurrence of the Financial Accounting Standards Board, and provisions of the CARES Act allow modifications made on a good faith basis in response to COVID-19 to borrowers who were generally current with their payments prior to any relief, to not be treated as troubled debt restructurings. Modifications may include payment deferrals, fee waivers, extensions of repayment term, or other delays in payment. We have worked with our customers affected by COVID-19 and accommodated a significant amount of loan modifications across its loan portfolios. To the extent that additional modifications meet the criteria previously described, such modifications are not expected to be classified as troubled debt restructurings.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated. We had no PPP loans delinquent at September 30, 2020 or June 30, 2020.

				At June 30,
	At September 30, 2020			2020			2019
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate loans:
One- to four-family residential	$—	$7	$315	$—	$72	$255	$267	$—	$26
Multifamily	—	—	—	—	—	—	—	—	—
Commercial	—	374	—	—	31	—	—	—	—
Construction	—	—	—	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	2,250	—	—	—	—
Consumer loans	—	—	—	—	—	—	—	—	—
Total	$—	$381	$315	$—	$2,353	$255	$267	$—	$26

Non-Performing Assets. The following table sets forth information regarding our non-performing assets. Non-accrual loans include non-accruing troubled debt restructurings of $89,000, $91,000 and $0 as of September 30, 2020, June 30, 2020 and 2019, respectively. Troubled debt restructurings include loans for which either a portion of interest or principal has been forgiven, or loans modified at interest rates materially less than current market rates.

	At September	At June 30,
	2020	2020	2019

	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$316	$255	$26
Multifamily	—	—	—
Commercial	—	—	—
Construction	—	—	—
Commercial and industrial loans	—	—	—
Consumer loans	—	—	—
Total non-accrual loans	316	255	26

Accruing loans past due 90 days or more	—	—	—

Real estate owned:
One- to four-family residential	64	64	—
Multifamily	—	—	—
Commercial	—	—	—
Construction	—	—	—
Total real estate owned	64	64	—

Total non-performing assets	$380	$319	$26

Total accruing troubled debt restructured loans	$2,642	$1,982	$2,250
Total non-performing assets to total loans	0.32%	0.27%	0.02%
Total non-accruing loans to total loans	0.26%	0.21%	0.02%
Total non-performing assets to total assets	0.22%	0.19%	0.02%

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” or “Watch” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

On the basis of our review of our loans our classified and special mention or watch loans at the dates indicated were as follows:

	At September 30,	At June 30,
	2020	2020	2019

	(In thousands)
Classification of Loans:
Substandard	$—	$2,486	$500
Doubtful	—	—	—
Loss	—	—	—
Total Classified Loans	$—	$2,486	$500
Special Mention/Watch	$5,755	$1,744	$3,728

During the three months ended September 30, 2020, we upgraded $2.2 million in commercial and industrial loans and $236,000 in commercial real estate loans to special mention/watch from substandard.

Allowance for Loan Losses

The allowance for loan losses established as losses is estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. General components cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability, and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit; and the effect of other external factors such as competition and legal and regulatory requirements. As a result of the COVID-19 pandemic, at June 30, 2020, we slightly increased certain of our qualitative loan portfolio risk factors relating to local and national economic conditions as well as industry conditions and concentrations, which have experienced deterioration due to the effects of the COVID-19 pandemic. At September 30, 2020, due to the increase in cases of infection in our operating area and the anticipated increase in its impact on the local economy, we increased our qualitative risk factors relating to local and national economic conditions for all loan portfolio segments based on the risk we deemed present based on industry conditions and concentrations within the loan portfolio.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

In addition, the WDFI and the FDIC periodically review our allowance for loan losses and as a result of such reviews, we may have to adjust our allowance for loan losses or recognize further loan charge-offs.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	For the Three Months Ended September 30,		For the Years Ended June 30,
	2020	2019	2020	2019

	(Dollars in thousands)
Allowance for loan losses at beginning of period	$1,700	$1,629	$1,629	$1,526
Provision for loan losses	—	—	150	—
Charge-offs:
Real estate loans:
One- to four-family residential	—	44	89	13
Multifamily	—	—	—	—
Commercial	—	—	—	—
Construction	—	—	—	—
Commercial and industrial loans	—	—	—	—
Paycheck Protection Program loans	—	—	—	—
Consumer loans	—	—	—	—
Total charge-offs	—	44	89	13

Recoveries:
Real estate loans:
One- to four-family residential	—	1	—	14
Multifamily	—	—	—	—
Commercial	—	—	—	—
Construction	73	—	—	—
Commercial and industrial loans	—	—	—	72
Paycheck Protection Program loans	—	—	—	—
Consumer loans	2	4	10	30
Total recoveries	75	5	10	116

Net (charge-offs) recoveries	75	(39)	(79)	103

Allowance at end of period	$1,775	$1,590	$1,700	$1,629

Allowance to non-performing loans	561.7%	62.8%	666.7%	6,265.4%
Allowance to total loans outstanding at the end of the period	1.48%	1.43%	1.42%	1.38%
Net (charge-offs) recoveries to average loans outstanding during the period	0.27%	(0.13%)	(0.07%)	0.09%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At September 30,			At June 30,
	2020			2020			2019
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans

	(Dollars in thousands)
Real estate:
One- to four-family residential	$623	35.1%	33.0%	$339	19.9%	35.1%	$333	20.4%	40.6%
Commercial	661	37.3	36.8	275	16.2	34.3	250	15.3	34.3
Multifamily	63	3.5	9.0	10	0.6	8.1	—	—	7.1
Construction	128	7.2	8.3	44	2.6	9.3	2	0.1	9.3
Commercial and industrial loans	100	5.6	5.3	993	58.4	5.6	900	55.2	5.9
Paycheck Protection Program loans	13	0.7	5.4	29	1.7	5.4	—	—	—
Consumer	13	0.7	2.2	2	0.1	2.2	13	0.8	2.8
Total allocated allowance	1,601	90.2	100.0	1,692	99.5	100.0	1,498	92.0	100.0
Unallocated allowance	174	9.8	—	8	0.5	—	131	8.0	—
Total allowance for loan losses	$1,775	100.0%	100.0%	$1,700	100.0%	100.0%	$1,629	100.0%	100.0%

Investment Activities

General. Our board of directors is responsible for approving and overseeing our investment policy. The investment policy is reviewed at least annually by management and any changes to the policy are recommended to the board of directors and are subject to its approval. This policy dictates that investment decisions be made based on the safety of the investment, regulatory standards, liquidity requirements, potential returns and consistency with our interest rate risk management strategy. Our investment/asset liability management committee, which consists of our President and Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and Chief Credit Officer and the board of directors, oversees our investing activities and strategies. All transactions are formally reviewed by the board of directors at least monthly.

Our current investment policy authorizes us to invest in debt securities issued by the U.S. government and its agencies or government sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities, issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae, as well as investments in federal funds and deposits in other insured institutions. In addition, management is authorized to invest in investment grade state and municipal obligations and corporate debt obligations within regulatory parameters. We do not engage in any investment hedging activities or trading activities, nor do we purchase any high-risk mortgage derivative products, corporate junk bonds, and certain types of structured notes.

Debt and equity securities investment accounting guidance requires that, at the time of purchase, we designate a security as held to maturity, available for sale, or trading, depending on our ability and intent. At all dates below, we had a portfolio of debt securities held to maturity at amortized cost and a portfolio of debt securities available for sale which is reported at fair value.

Corporate Debt Securities. At September 30, 2020, we had corporate debt securities totaling $3.3 million, which constituted 20.6% of our securities portfolio. All of our corporate debt securities are investment grade and have maturities not in excess of five years. These securities generally provide slightly higher yields than U.S. government and agency securities and mortgage-backed securities.

State and Political Subdivision (“Municipal”) Securities. At September 30, 2020, we had municipal securities totaling $2.9 million, which constituted 17.9% of our securities portfolio. These securities often provide slightly higher after-tax yields than U.S. government and agency securities and mortgage-backed securities, but are not as liquid as other investments, so we typically maintain investments in municipal securities, to the extent appropriate, for generating returns in our investment portfolio.

Mortgage-Backed Securities. At September 30, 2020, we had mortgage-backed securities totaling $9.8 million, which constituted 61.4% of our securities portfolio, including $5.3 million of agency collateralized mortgage obligations (CMOs). Of the $4.5 million of non-CMO mortgage-backed securities, $97,000 were commercial-backed and $4.4 million were residential mortgage-backed securities. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Residential mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. Commercial mortgage-backed securities typically are collateralized by pools of commercial mortgage loans. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Marathon Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are either backed by Ginnie Mae, a U.S. government agency, the Small Business Administration or government-sponsored enterprises, such as Fannie Mae and Freddie Mac.

Residential and commercial mortgage-backed securities issued by U.S. government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential and commercial mortgage-backed securities may be used to collateralize our borrowings. Investments in residential and commercial mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Other Securities. We held common stock of the Federal Home Loan Bank of Chicago in connection with our borrowing activities totaling $262,000 at September 30, 2020. The Federal Home Loan Bank of Chicago common stock is carried at cost. We may be required to purchase additional Federal Home Loan Bank of Chicago stock if we increase borrowings in the future.

Portfolio Maturities and Yields. The composition and maturities of the debt securities held to maturity portfolio at September 30, 2020, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. All of our debt securities in this table at September 30, 2020, were taxable securities. Please refer to Note 3 to the financial statements for the composition and maturities of the debt securities available for sale portfolio at September 30, 2020.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield

	(Dollars in thousands)
Debt securities held to maturity:
Mortgage-backed securities	$—	—	$—	—	$—	—	$2,436	1.06%	$2,436	$2,698	1.06%
Total	$—	—	$—	—	$—	—	$2,436	1.06%	$2,436	$2,698	1.06%

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds, and have increased our use of borrowings in recent periods. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including non-interest-bearing checking accounts, interest-bearing checking accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. At September 30, 2020, we had $2.6 million in brokered deposits. At September 30, 2020, our core deposits, which are deposits other than certificates of deposit, were $88.6 million, representing 65.8% of total deposits.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates.

The following table sets forth the distribution of total deposits by account type at the dates indicated.

	At September 30,		At June 30,
	2020		2020		2019

	(Dollars in thousands)
Non-interest-bearing demand deposits	$12,344	9.17%	$12,383	9.42%	$7,471	5.69%
Demand, NOW and money market deposits	36,233	26.92%	34,888	26.03%	27,539	20.98%
Savings deposits	39,983	29.70%	39,277	29.31%	36,820	28.05%
Certificates of deposit	46,050	34.21%	47,467	35.42%	59,439	45.28%
Total	$134,610	100.00%	$134,015	100.00%	$131,269	100.00%

As of September 30, 2020, the aggregate amount of uninsured deposits (deposits in amounts greater than or equal to $250,000, which is the maximum amount for federal deposit insurance) was $21.3 million, of which $4.5 million was the aggregate amount of our uninsured certificates of deposit. The following table sets forth the maturity of these certificates as of September 30, 2020.

At September 30, 2020
(In thousands)
Maturity Period:
Three months or less	$—
Over three through six months	662
Over six through twelve months	850
Over twelve months	2,957
Total	$4,469

Borrowings. As of September 30, 2020, we had a master contract agreement with the Federal Home Loan Bank of Chicago pursuant to which we could borrow up to $59.8 million. At September 30, 2020, we had Federal Home Loan Bank of Chicago advances totaling $8.0 million.

As of September 30, 2020, we had borrowings of $6.4 million from the Federal Reserve Bank of Chicago under the Federal Reserve PPP Liquidity Facility authorized under section 13(3) of the Federal Reserve Act, which is intended to facilitate lending by banks to small businesses under the PPP while maintaining strong liquidity to meet cash flow needs. These borrowings are secured by our PPP loans totaling $6.4 million at September 30, 2020. These borrowings have a fixed interest rate of 0.35% and a maturity date equal to the maturity date of the related PPP loans, with the PPP loans maturing either two or five years from the origination date of the PPP loan.

Properties

As of September 30, 2020, the net book value of our office properties was $1.9 million. The following table sets forth information regarding our offices.

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Main Office:
500 Scott Street, Wausau, WI 54403	Owned	1963	$1,474

Other Properties:
1133 E Grand Avenue, Rothschild, WI 54474	Leased	2009	83

307 Third Street, Mosinee, WI 54474	Owned	1974	69

11315 N. Cedurburg Rd, Mequon, WI 53092	Leased	2018	315

We believe that current facilities are adequate to meet our present and foreseeable needs, subject to possible future expansion.

Subsidiary Activities

Marathon Bank has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At September 30, 2020, we were not involved in any legal proceedings the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Marathon Bank will enter into an agreement with Marathon Bancorp, Inc. and Marathon MHC to provide them with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Marathon Bank and Marathon Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel and Human Capital Resources

As of September 30, 2020, we had 34 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have good working relations with our employees. We believe our ability to attract and retain employees is a key to our success. Accordingly, we strive to offer competitive salaries and employee benefits to all employees and monitor salaries in our market areas. In addition, we are committed to developing our staff through continuing education and specialty education within banking, which may include using universities that offer banking management programs, when applicable.

TAXATION

Marathon Bank is, and Marathon MHC and Marathon Bancorp, Inc. will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to Marathon MHC, Marathon Bancorp, Inc. and Marathon Bank.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, Marathon Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30 for filing its federal income tax returns. Marathon Bancorp, Inc. and Marathon Bank intend to file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the mutual savings bank bad debt reserve method of calculating the tax return bad debt deduction. For taxable years beginning after 1995, Marathon Bank has been subject to the same bad debt reserve rules as commercial banks. It currently utilizes the specific charge-off method under Section 582(a) of the Internal Revenue Code.

Minimum Tax. For tax years beginning before 2018, the Internal Revenue Code imposed an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences, less an exemption amount, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent tax computed this way exceeds tax computed by applying the regular tax rates to regular taxable income. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Prior payments of alternative minimum tax create AMT credits that may be used to offset as credits against regular tax liabilities in future years. In addition, these AMT credits are refundable for any taxable year beginning after 2017 and before 2021 in an amount equal to 50% (100% in the case of taxable years beginning in 2021) of the excess of the minimum tax credit for the taxable year over the amount of the credit allowable for the year against regular tax liability. As of September 30, 2020, Marathon Bank does not have any minimum tax credit carryforward to utilize in the future.

Net Operating Loss Carryovers. For losses originated in taxable years beginning before 2018, a financial institution may generally carry back federal net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At September 30, 2020, Marathon Bank had approximately $3.0 million of federal net operating loss carryforwards.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any unutilized loss carryforward remaining after the five-year carryover period is not deductible. At September 30, 2020, Marathon Bank had no capital loss carryovers.

Corporate Dividends. Marathon Bancorp, Inc. may generally exclude from its income 100% of dividends received from Marathon Bank as a member of the same affiliated group of corporations.

State Taxation

As a Maryland business corporation, Marathon Bancorp, Inc. is required to file an annual report with and pay franchise taxes to the state of Maryland.

Marathon MHC and Marathon Bancorp, Inc. will also be subject to the Wisconsin corporate franchise (income) tax.  The State of Wisconsin imposes a corporate franchise tax of 7.9% on the combined taxable income of the members of a consolidated income tax group.

In general, Wisconsin net business losses may be carried forward to the succeeding 20 taxable years. However, losses originated in taxable years beginning before 2009 may be carried forward to tax years beginning before 2032. At September 30, 2020, Marathon Bank had approximately $840,000 of Wisconsin net operating loss carryforwards, which begin to expire in 2033.

REGULATION AND SUPERVISION

General

As a state savings bank, Marathon Bank is subject to examination, supervision and regulation, primarily by the WDFI and by the FDIC. The state and federal systems of regulation and supervision establish a comprehensive framework of activities in which Marathon Bank may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund, and not for the protection of security holders.

Marathon Bank is also regulated to a lesser extent by the Federal Reserve Board, which governs the reserves to be maintained against deposits and other matters. In addition, Marathon Bank is a member of and owns stock in the Federal Home Loan Bank of Chicago, which is one of the 11 regional banks in the Federal Home Loan Bank System.

As bank holding companies, Marathon Bancorp, Inc. and Marathon MHC will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. Marathon Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws, and certain state securities laws.

Set forth below are certain material regulatory requirements that are applicable to Marathon Bank and Marathon Bancorp, Inc. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Marathon Bank and Marathon Bancorp, Inc. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Marathon Bancorp, Inc., Marathon Bank and their operations.

Intrastate and Interstate Merger and Branching Activities

Wisconsin Law and Regulation. Any Wisconsin savings bank meeting certain requirements may, upon approval of the WDFI, establish one or more branch offices in the state of Wisconsin and the states of Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, and Ohio. In addition, upon WDFI approval, a Wisconsin savings bank may establish a branch office in any other state as the result of a merger or consolidation.

Federal Law and Regulation.  The Interstate Banking Act permits the federal banking agencies to, under certain circumstances, approve acquisition transactions between banks located in different states, regardless of whether an acquisition would be prohibited under state law. The Interstate Banking Act, as amended, authorizes de novo branching into another state at locations at which banks chartered by the host state could establish a branch.

Loans and Investments

Wisconsin Law and Regulation.  Under Wisconsin law and regulation, Marathon Bank is authorized to make, invest in, sell, purchase, participate or otherwise deal in mortgage loans or interests in mortgage loans without geographic restriction, including loans made on the security of residential and commercial property. Wisconsin savings banks also may lend funds on a secured or unsecured basis for business, commercial or agricultural purposes, provided the total of all such loans does not exceed 20% of the savings bank’s total assets, unless the WDFI authorizes a greater amount. Loans are subject to certain other limitations, including percentage restrictions based on total assets.

Wisconsin savings banks may invest funds in certain types of debt and equity securities, including obligations of federal, state and local governments and agencies. Subject to prior approval of the WDFI, compliance with capital requirements and certain other restrictions, Wisconsin savings banks may invest in residential housing development projects. Wisconsin savings banks may also invest in service corporations or subsidiaries with the prior approval of the WDFI, subject to certain restrictions.

Wisconsin savings banks may make loans and extensions of credit, both direct and indirect, to one borrower in amounts up to 20% of the savings bank’s capital plus an additional 5% for loans fully secured by readily marketable collateral. In addition, and notwithstanding the 20% of capital and additional 5% of capital limitations set forth above, Wisconsin savings banks may make loans to one borrower, or a related group of borrowers, for any purpose in an amount not to exceed $500,000, or to develop domestic residential housing units in an amount not to exceed the lesser of $30 million or 30% of the savings bank’s capital, subject to certain conditions. At September 30, 2020, Marathon Bank did not have any loans which exceeded the “loans-to-one borrower” limitations.

Federal Law and Regulation. FDIC regulations also govern the equity investments of Marathon Bank and, notwithstanding Wisconsin law and regulations, such regulations prohibit Marathon Bank from making certain equity investments and generally limit Marathon Bank’s equity investments to those that are permissible for national banks and their subsidiaries. Also, under FDIC regulations, Marathon Bank must obtain prior FDIC approval before directly, or indirectly through a majority-owned subsidiary, engaging “as principal” in any activity that is not permissible for a national bank unless certain exceptions apply. The activity regulations provide that state banks that meet applicable minimum capital requirements and other specified criteria would be permitted to engage in certain activities that are not permissible for national banks, including certain real estate and securities activities conducted through subsidiaries. The FDIC will not approve an activity that it determines presents a significant risk to the FDIC insurance fund. The current activities of Marathon Bank and its subsidiaries are permissible under applicable federal regulations.

Loans to, and other transactions with, affiliates of Marathon Bank, such as Marathon Bancorp, Inc., are restricted by the Federal Reserve Act and regulations issued by the Federal Reserve Board thereunder. See “—Transactions with Affiliates and Insiders” below.

Lending Standards

Wisconsin Law and Regulation.  Wisconsin law and regulations issued by the WDFI impose on Wisconsin savings banks certain fairness in lending requirements and prohibit savings banks from discriminating against a loan applicant based upon the applicant’s physical condition, developmental disability, sex, marital status, race, color, creed, national origin, religion or ancestry.

Federal Law and Regulation. The federal banking agencies have adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions, such as Marathon Bank, must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures, and loan documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the “Interagency Guidelines”) that have been adopted by the federal bank regulators.

The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

•	for loans secured by raw land, 65% of the value of the collateral;

•	for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory loan-to-value limit is 75%;

•	for loans for the construction of commercial, over four-family or other non-residential property, the supervisory limit is 80%;

•	for loans for the construction of one- to four-family properties, the supervisory limit is 85%; and

•	for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property, including non-owner occupied, one- to four-family property), the supervisory limit is 85%.

Although no supervisory loan-to-value limit has been established for permanent mortgages on owner-occupied, one- to four-family or home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

Deposits

Wisconsin Law and Regulation.  Under Wisconsin law, Marathon Bank is permitted to establish deposit accounts and accept deposits. Marathon Bank’s board of directors, or its designee, determines the rate and amount of interest to be paid on or credited to deposit accounts subject to FDIC limitations.

Deposit Insurance

Wisconsin Law and Regulation.  Under Wisconsin law, Marathon Bank is required to obtain and maintain insurance on its deposits from a deposit insurance corporation. The deposits of Marathon Bank are insured up to the applicable limits by the FDIC.

Federal Law and Regulation.  Marathon Bank is a member of the Deposit Insurance Fund, which is administered by the FDIC.  Marathon Bank’s deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. Assessment rates (inclusive of possible adjustments) currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking.

The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Marathon Bank. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance at Marathon Bank.

Capital Requirements

Wisconsin Law and Regulation. Wisconsin savings banks are required to maintain a minimum net worth ratio of 6% and must maintain total capital necessary to ensure the continuation of insurance of deposit accounts by the FDIC. If the WDFI determines that the financial condition, history, management or earning prospects of a savings bank are not adequate, the WDFI may require a higher minimum capital level for the savings bank. If a Wisconsin savings bank’s capital ratio falls below the required level, the WDFI may direct the savings bank to adhere to a specific written plan established by the WDFI to correct the savings bank’s capital deficiency, as well as a number of other restrictions on the savings bank’s operations, including a prohibition on the payment of dividends. At September 30, 2020, Marathon Bank’s net worth ratio, as calculated under Wisconsin law, was 13.30%.

Federal Law and Regulation. Federal regulations require FDIC insured depository institutions to meet several minimum capital standards:  a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings.  Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital.  Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries.  Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital.  Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt.  Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values.  Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities).   Marathon Bank exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset.  Higher levels of capital are required for asset categories believed to present greater risk.  For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements.  The capital conservation buffer requirement was fully implemented at 2.5% as of January 1, 2019.

In assessing an institution’s capital adequacy, the FDIC takes into consideration, not only these numeric factors, but qualitative factors as well, including the bank’s exposure to interest rate risk.  The FDIC has the authority to establish higher capital requirements for individual institutions where deemed necessary due to a determination that an institution’s capital level is, or is likely to become, inadequate in light of particular circumstances. Marathon Bank is deemed “well capitalized” for regulatory capital purposes as of September 30, 2020.

The Economic Growth, Regulatory Relief and Consumer Protection Act (“EGRRCPA”), enacted in 2018, required the federal banking agencies, including the FDIC, to establish for institutions with assets of less than $10 billion a “community bank leverage ratio” of between 8 to 10%. Institutions with capital meeting or exceeding the ratio and otherwise complying with the specified requirements (including off-balance sheet exposures of 25% or less of total assets and trading assets and liabilities of 5% or less of total assets) and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements.

The community bank leverage ratio was established at 9% Tier 1 capital to total average assets, effective January 1, 2020. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided with a two-quarter grace period to again achieve compliance. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio of 8% or greater requires the institution to comply with the generally applicable capital requirements.

Section 4012 of the CARES Act required that the community bank leverage ratio be temporarily lowered to 8%. The federal regulators issued a rule making the reduced ratio effective for the second calendar quarter of 2020. The rule also established a two-quarter grace period for a qualifying community bank whose leverage ratio falls below the 8% community bank leverage ratio requirement, or fails to meet other qualifying criteria, so long as the bank maintains a leverage ratio of 7% or greater. Another rule was issued to transition back to the 9% community bank leverage ratio by increasing the ratio to 8.5% for calendar year 2021 and to 9% thereafter. Marathon Bank did not elect to use the community bank leverage ratio.

Safety and Soundness Standards

Each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits, and information security. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder.

Prompt Corrective Regulatory Action

Federal bank regulatory authorities are required to take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For these purposes, the statute establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under the regulations, a bank is deemed to be (i) “well capitalized” if it has total risk-based capital of 10.0% or more, has a Tier 1 risk-based capital ratio of 8.0% or more, has a Tier 1 leverage capital ratio of 5.0% or more and a common equity Tier 1 ratio of 6.5% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 6.0% or more, a Tier 1 leveraged capital ratio of 4.0% or more and a common equity Tier 1 ratio of 4.5% or more, and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 6.0%, a Tier 1 leverage capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 4.5%; (iv) “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0% and a Tier 1 risk-based capital ratio that is less than 4.0% or a common equity Tier 1 ratio of less than 3.0%; and (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

The previously referenced final rule establishing an elective “community bank leverage ratio” regulatory capital framework provides that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework will be considered “well capitalized” for purposes of prompt corrective action.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well capitalized to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

The FDIC may order savings banks that have insufficient capital to take corrective actions. For example, a savings bank that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings bank is required to guarantee that the savings bank complies with the restoration plan. A “significantly undercapitalized” savings bank may be subject to additional restrictions. Savings banks deemed by the FDIC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

As noted above, Marathon Bank is considered “well capitalized” for regulatory capital purposes as of September 30, 2020.

Dividends

Under Wisconsin law and applicable regulations, a Wisconsin savings bank that meets its regulatory capital requirements may declare dividends on capital stock based upon net profits, provided that its paid-in surplus equals its capital stock. In addition, prior WDFI approval is required before dividends exceeding 50% of net profits for any calendar year may be declared and before a stock dividend may be declared out of retained earnings.

The FDIC has the authority to prohibit Marathon Bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of Marathon Bank. Institutions may not pay dividends if they would be “undercapitalized” following payment of the dividend within the meaning of the prompt corrective action regulations.

Liquidity and Reserves

Wisconsin Law and Regulation. Under WDFI regulations, all Wisconsin savings banks are required to maintain a certain amount of their assets as liquid assets, consisting of cash and certain types of investments. The exact amount of assets a savings bank is required to maintain as liquid assets is set by the WDFI, but generally ranges from 4% to 15% of the savings bank’s average daily balance of net withdrawable accounts plus short-term borrowings (the “Required Liquidity Ratio”). At September 30, 2020, Marathon Bank’s Required Liquidity Ratio was 8%, and Marathon Bank was in compliance with this requirement. In addition, 50% of the liquid assets maintained by a Wisconsin savings bank must consist of “primary liquid assets,” which are defined to include securities issued by the U.S. Government, U.S. Government agencies or the state of Wisconsin or a subdivision thereof, and cash. At September 30, 2020, Marathon Bank was in compliance with this requirement.

Federal Law and Regulation. Under federal law and regulations, Marathon Bank is required to maintain sufficient liquidity to ensure safe and sound banking practices. Regulation D, promulgated by the Federal Reserve Board, imposes reserve requirements on all depository institutions, including Marathon Bank, which maintain transaction accounts or non-personal time deposits. Checking accounts, NOW accounts, Super NOW checking accounts, and certain other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any non-personal time deposits (including certain money market deposit accounts) at a savings institution. In April 2020, due to a change in its approach to monetary policy due to COVID-19, the Federal Reserve Board announced an interim rule to amend Regulation D requirements and reduce reserve requirement ratios to zero. The Federal Reserve Board has indicated that it has no plans to re-impose reserve requirements, but may do so in the future if conditions warrant. Savings institutions have authority to borrow from the Federal Reserve’s “discount window,” but Federal Reserve Board policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve. This policy has been updated as a result of COVID-19 such that all other sources need not be exhausted before borrowing from the Federal Reserve. As of September 30, 2020, Marathon Bank met its Regulation D reserve requirements.

Transactions with Affiliates and Insiders

Wisconsin Law and Regulation. Under Wisconsin law, a savings bank may not make a loan to a person owning 10% or more of its stock, an affiliated person (including a director, officer, the spouse of either and a member of the immediate family of such person who is living in the same residence), agent, or attorney of the savings bank, either individually or as an agent or partner of another, except as under the rules of the WDFI and regulations of the FDIC. In addition, unless the prior approval of the WDFI is obtained, a savings bank may not purchase, lease or acquire a site for an office building or an interest in real estate from an affiliated person, including a stockholder owning more than 10% of its capital stock, or from any firm, corporation, entity or family in which an affiliated person or 10% stockholder has a direct or indirect interest.

Federal Law and Regulation.  Sections 23A and 23B of the Federal Reserve Act govern transactions between an insured savings bank, such as Marathon Bank, and any of its affiliates, including Marathon Bancorp, Inc. The Federal Reserve Board has adopted Regulation W, which comprehensively implements and interprets Sections 23A and 23B, in part by codifying prior Federal Reserve Board interpretations under Sections 23A and 23B.

An affiliate of a savings bank is any company or entity that controls, is controlled by or is under common control with the savings bank. A subsidiary of a savings bank that is not also a depository institution or a “financial subsidiary” under federal law is not treated as an affiliate of the savings bank for the purposes of Sections 23A and 23B; however, the FDIC has the discretion to treat subsidiaries of a savings bank as affiliates on a case-by-case basis. Sections 23A and 23B limit the extent to which a savings bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of the savings bank’s capital stock and surplus, and limit all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Most loans and other extensions of credit by a savings bank to any of its affiliates must be secured by collateral in amounts ranging from 100% to 130% of the loan amounts, depending on the type of collateral. In addition, any affiliate transactions by a savings bank must be on terms that are substantially the same, or at least as favorable, to the savings bank as those that would be provided to a non-affiliate, and be consistent with safe and sound banking practices.

A savings bank’s loans to its executive officers, directors, any owner of more than 10% of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider’s related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider’s related interests may not exceed the loans-to-one-borrower limit applicable to national banks (which is generally 15% of capital and surplus). Aggregate loans by a savings bank to its insiders and insiders’ related interests in the aggregate may not exceed the savings bank’s unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer’s children and certain loans secured by the officer’s primary residence, may not exceed the greater of $25,000 or 2.5% of the savings bank’s unimpaired capital and unimpaired surplus, but in no event more than $100,000. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the savings bank, with any interested director not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider’s related interests, would exceed either $500,000 or the greater of $25,000 or 5% of the savings bank’s unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are no less stringent than, those that are prevailing at the time for comparable transactions with other persons and must not present more than a normal risk of collectability.

Transactions between Bank Customers and Affiliates

Wisconsin savings banks, such as Marathon Bank, are subject to the prohibitions on certain tying arrangements. Subject to certain exceptions, a savings bank is prohibited from extending credit to or offering any other service to a customer, or fixing or varying the consideration for such extension of credit or service, on the condition that such customer obtain some additional service from the institution or certain of its affiliates or not obtain services of a competitor of the institution.

Examinations and Assessments

Marathon Bank is required to file periodic reports with and is subject to periodic examinations by the WDFI and the FDIC.  Federal regulations require annual on-site examinations for all depository institutions except certain well-capitalized and highly rated institutions with assets of less than $3 billion, which are examined every 18 months.  Marathon Bank is required to pay examination fees and annual assessments to fund its supervision.

Customer Privacy

Under Wisconsin and federal law and regulations, savings banks, such as Marathon Bank, are required to develop and maintain privacy policies relating to information on its customers, restrict access to and establish procedures to protect customer data. Applicable privacy regulations further restrict the sharing of non-public customer data with non-affiliated parties if the customer requests.

Community Reinvestment Act

Under the Community Reinvestment Act, Marathon Bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the FDIC, in connection with its examination of Marathon Bank, to assess Marathon Bank’s record of meeting the credit needs of its community and to take that record into account in the FDIC’s evaluation of certain applications by Marathon Bank. For example, the regulations specify that a bank’s Community Reinvestment Act performance will be considered in its expansion (e.g., branching or merger) proposals and may be the basis for approving, denying or conditioning the approval of an application. As of the date of its most recent regulatory examination, Marathon Bank was rated “satisfactory” with respect to its Community Reinvestment Act compliance.

Federal Home Loan Bank System

The Federal Home Loan Bank System, consisting of 11 Federal Home Loan Banks, is under the jurisdiction of the Federal Housing Finance Board. The designated duties of the Federal Housing Finance Board are to supervise the Federal Home Loan Banks; ensure that the Federal Home Loan Banks carry out their housing finance mission; ensure that the Federal Home Loan Banks remain adequately capitalized and able to raise funds in the capital markets; and ensure that the Federal Home Loan Banks operate in a safe and sound manner.

Marathon Bank, as a member of the Federal Home Loan Bank of Chicago, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Chicago in specified amounts. Marathon Bank is in compliance with this requirement with an investment in Federal Home Loan Bank of Chicago stock of $262,000 at September 30, 2020.

Among other benefits, the Federal Home Loan Banks provide a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes advances to members in accordance with policies and procedures established by the Federal Housing Finance Board and the board of directors of the Federal Home Loan Bank of Chicago. At September 30, 2020, Marathon Bank had $8.0 million in advances from the Federal Home Loan Bank of Chicago.

Other Regulations

Interest and other charges collected or contracted for by Marathon Bank are subject to state usury laws and federal laws concerning interest rates. Marathon Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Marathon Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations.

Holding Company Regulation

General. Marathon Bancorp, Inc. and Marathon MHC will be bank holding companies within the meaning of the Bank Holding Company of 1956. As such, Marathon Bancorp, Inc. and Marathon MHC will be registered with the Federal Reserve Board and be subject to the regulation, examination, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board has enforcement authority over Marathon Bancorp, Inc., Marathon MHC and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

The Gramm-Leach-Bliley Act of 1999 authorized a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking. Marathon Bancorp, Inc. and Marathon MHC will not elect “financial holding company” status in connection with the reorganization.

Capital. Consolidated regulatory capital requirements identical to those applicable to subsidiary banks generally apply to bank holding companies. However, the Federal Reserve Board has provided a “Small Bank Holding Company” exception to its consolidated capital requirements, and bank holding companies with less than $3.0 billion of consolidated assets are not subject to the consolidated holding company capital requirements unless otherwise directed by the Federal Reserve Board.

Source of Strength. The Federal Reserve Board has issued regulations requiring that all bank holding companies serve as a source of strength to their subsidiary depository institutions by providing financial, managerial and other support in times of an institution’s distress.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary savings bank becomes undercapitalized.

The regulatory guidance also states that a bank holding company should consult with Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.

There is a separate requirement that a bank holding company give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. There is an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

These regulatory policies may affect the ability of Marathon Bancorp, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Waivers of Dividends by Marathon MHC. Marathon Bancorp, Inc. may pay dividends on its common stock to public stockholders. If it does, it is also required to pay the same dividends per share to Marathon MHC, unless Marathon MHC elects to waive the receipt of dividends. Marathon MHC must receive the prior approval of the Federal Reserve Board before it may waive the receipt of any dividends from Marathon Bancorp, Inc. However, current Federal Reserve Board policy prohibits a mutual holding company that is regulated as a bank holding company, such as Marathon MHC, from waiving the receipt of dividends paid by its subsidiary holding company. Moreover, the Federal Reserve Board has issued an interim final rule applicable to federally-chartered mutual holding companies, stating that it will not object to dividend waivers under certain circumstances, provided (1) the mutual holding company’s members have approved the dividend waivers by a majority of eligible votes, (2) each officer or director of the mutual holding company and mid-tier stock holding company, and any tax-qualified or non-tax qualified stock benefit plan in which such individual participates that holds any shares of stock to which the waiver would apply waives the right to receive any dividends declared, or the dividend waivers are approved by a majority of the entire board of directors of the mutual holding company with any officer or director of the mutual holding company having any direct or indirect ownership interest in the common stock of the subsidiary mid-tier holding company abstaining from the board vote, and (3) any dividends waived by the mutual holding company are considered in determining an appropriate exchange ratio in the event of a conversion of the mutual holding company to stock form.

Because of the foregoing Federal Reserve Board restrictions on the ability of a mutual holding company, such as Marathon MHC, to waive the receipt of dividends declared by its subsidiary mid-tier stock holding company, it is unlikely that Marathon MHC will be able to waive the receipt of any dividends declared by Marathon Bancorp, Inc. Moreover, since Marathon Bancorp, Inc. will sell only a minority of its shares to the public and will contribute the remaining shares to Marathon MHC, Marathon Bancorp, Inc. will raise significantly less capital than would have been the case if it sold all its shares to the public. As a result, paying dividends to Marathon MHC, an entity that will not be paying for the shares of Marathon Bancorp, Inc. common stock it receives in connection with the offering, may be inequitable to public stockholders and not in their best financial interests. Therefore, unless Federal Reserve Board regulations or policy change by allowing Marathon MHC to waive the receipt of dividends declared by Marathon Bancorp, Inc. without diluting minority stockholders, it is unlikely that Marathon Bancorp, Inc. will pay any dividends.

Possible Conversion of Marathon MHC to Stock Form. In the future, Marathon MHC may convert from the mutual to capital stock form of ownership, in a transaction commonly referred to as a “second-step conversion.” Any second-step conversion of Marathon MHC would require the approval of the WDFI and the Federal Reserve Board. See “Summary—Possible Conversion of Marathon MHC to Stock Form.”

Change in Control Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as is the case with Marathon Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. In March 2020, the Federal Reserve Board adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company has a “controlling influence” over a bank holding company for that purpose.

Federal Securities Laws

Marathon Bancorp, Inc.’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Marathon Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The JOBS Act, which was enacted in 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Marathon Bancorp, Inc. qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Marathon Bancorp, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “non-accelerated filer” and a “smaller reporting company,” respectively, under Securities and Exchange Commission regulations (generally less than $75 million and $250 million, respectively, of voting and non-voting equity held by non-affiliates or less than $100 million in annual revenue and less than $700 million in public float). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Marathon Bancorp, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a private company. See “Risk Factors—Risks Related to Laws and Regulations—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.”

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.07 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

MANAGEMENT

Our Directors

The board of directors of Marathon Bancorp, Inc. consists of five members. Directors serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The following table states our directors’ names, their ages as of September 30, 2020, and the calendar years when they began serving as directors of Marathon Bank.

Directors	Position	Age	Director Since	Current Term to Expire
Thomas Grimm	Director	63	2019	2021
Thomas Terwilliger	Director	75	1990	2021
Timothy R. Wimmer	Director	56	2015	2022
Amy Zientara	Chairwoman of the Board	49	2009	2023
Nicholas W. Zillges	President, Chief Executive Officer and Director	44	2014	2023

The business experience for the past five years of each of our directors is set forth below. The biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Thomas Grimm joined the board of directors at Marathon Bank in 2019. Prior to joining the board, Mr. Grimm retired as a partner at CliftonLarsonAllen, LLP and served as a partner at Schenck SC, a CPA firm (acquired by CliftonLarsonAllen, LLP) from 2011 through 2019. He is a Certified Public Accountant and a member of the WICPA and the AICPA. His areas of expertise include federal and state income tax. Mr. Grimm was previously a member of numerous non-profit boards and now serves as the Past President of the Woodson YMCA board of directors in Wausau as well as a member on the board of directors of the Entrepreneurial & Education Center. Mr. Grimm’s diverse background and broad experience in public accounting enhances our board of directors’ oversight of financial reporting and disclosure issues, and he qualifies as an audit committee financial expert.

Thomas Terwilliger has served as a member on the board of directors at Marathon Bank since 1990. He has been an attorney with Terwilliger, Wakeen, Piehler & Conway, S.C., since 1970.  He specializes in civil litigation and eminent domain. Mr. Terwilliger has maintained an AV rating with Martindale-Hubbell for over 25 years and is listed in the Best Lawyers in America, Wisconsin’s Top Lawyers and Wisconsin’s Super Lawyers. He is admitted to practice before the United States Supreme Court, the United States Court of Military Justice, the Wisconsin Supreme Court, the Eastern and Western District Courts for the State of Wisconsin, the 5th and 7th Circuits for the United States Courts of Appeals, as well as the United States Court of Appeals for the Federal Circuit.  Mr. Terwilliger’s extensive legal background enhances our board’s risk management oversight and corporate governance.

Timothy R. Wimmer has served as a member on the Marathon Bank board of directors since 2015. He specializes in acquisitions, dispositions, leasing, property management and business brokerage. Prior to being a Director with Marathon Bank, Mr. Wimmer owned and operated several small businesses in the central Wisconsin area in various industries including construction, retail, restaurant, and service business. He maintains involvement in the community and has previously served on the board of directors for the Wausau School Foundation, Wausau Area Youth Football, Wausau Area Convention and Visitors Bureau.  Mr. Wimmer’s experience as a small business owner gives him extensive insight into the customers who live in our market areas and economic developments affecting the communities in which we operate, as well as the challenges facing small businesses in our market area.

Amy Zientara joined Marathon Bank’s board of directors in 2009 and currently serves as its Chairwoman of the Board. Ms. Zientara is the Commercial Property Manager for the Dudley Tower in downtown Wausau, Wisconsin, a position she has held since 2006. She specializes in lease negotiation, building operations and tenant relations. She has served in several capacities throughout the Wausau area including Executive Director of Wausau Area Events and the Executive Director of Main Street Wausau. Her efforts resulted in the creation of the first Business Improvement District in the City of Wausau and also led the way for the revitalization of the downtown business district. Ms. Zientara was involved with many community organizations over the course of her career, including leadership groups and other non-profits. Ms. Zientara brings the board of directors a unique perspective of the community in areas of economic development, residential housing and commercial opportunities.

Nicholas W. Zillges has been the President and Chief Executive Officer and a director of Marathon Bank since 2014. Mr. Zillges has been involved in the banking industry for over 20 years, including serving in various executive management roles at other financial institutions. Mr. Zillges’ managerial experience and knowledge of commercial banking, risk management and growth strategies provides the board with a perspective on the day-to-day operations of Marathon Bank and assists the board with assessing trends and developments in the financial services industry.

Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is as of September 30, 2020. The executive officers of Marathon Bancorp, Inc. and Marathon Bank are elected annually.

Nora Spatz, age 64, is the Executive Vice President and Chief Administrative Officer of Marathon Bank and has over 34 years of banking experience. Ms. Spatz has been at Marathon Bank since 1986, serving in various management positions in areas such as compliance and administration.

Michelle Knopf, age 51, has been Senior Vice President and Senior Loan Officer of Marathon Bank since July 2018. She previously was Vice President and Senior Loan Officer at Intercity State Bank from October 2006 until July 2018 and prior to that Vice President – Loan Officer from 1998 until 2006. Ms. Knopf has over 20 years of banking experience.

Joy Selting-Buchberger, age 52, has been the Senior Vice President and Chief Financial Officer of Marathon Bank since 2015. Prior to that, she served as Vice President, Treasurer and Assistant Treasurer of Marathon Bank. Ms. Selting-Buchberger has been with Marathon Bank since 1999.

Terry Cornish, age 52, has been the Vice President and Chief Credit Officer of Marathon Bank since July 2017. Previously he was Vice President and Senior Credit Analyst beginning in 2015. Mr. Cornish has been with Marathon Bank since 2014. Mr. Cornish has over 20 years of credit experience.

Board Independence

The board of directors has determined that each of our directors, with the exception of President and Chief Executive Officer Nicholas W. Zillges, is “independent” as defined in the listing standards of the Nasdaq Stock Market, which standards we are using to determine director independence. Mr. Zillges is not considered independent because he is an executive officer of Marathon Bank. In determining the independence of our directors, the board of directors considered relationships between Marathon Bank and our directors that are not required to be reported under “—Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at Marathon Bank and nominal legal fees paid to Terwilliger, Wakeen, Piehler & Conway, S.C., of which Director Terwilliger is a partner, during the year ended June 30, 2020.

Transactions With Certain Related Persons

Federal law generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as Marathon Bank, to their executive officers and directors in compliance with federal banking regulations. At September 30, 2020, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Marathon Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at September 30, 2020, and were made in compliance with federal banking regulations. We have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors or executive officers have a direct or indirect material interest.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended June 30, 2020, the board of directors of Marathon Bank met 12 times. The board of directors of Marathon Bancorp, Inc. will establish a standing Audit Committee and a standing Compensation Committee, consisting of only independent directors as defined in the listing standards of the Nasdaq Stock Market. It is expected that the board of directors of Marathon Bancorp, Inc. will establish a written charter for each of these committees, which will govern each committee’s composition, responsibilities and operations. The board of directors of Marathon Bancorp, Inc. intends to designate Director Grimm as an “audit committee financial expert,” as that term is defined by the rules and regulations of the Securities and Exchange Commission. Nominations for the board of directors will be made by the independent members of the board of directors whose terms are not expiring at the next annual meeting of stockholders.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, Marathon Bancorp, Inc. will adopt several policies to govern the activities of both Marathon Bancorp, Inc. and Marathon Bank, including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

●	the composition, responsibilities and operation of our board of directors;

●	the establishment and operation of board committees, including audit and compensation committees;

●	convening executive sessions of independent directors; and

●	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer and our two other most highly compensated executive officers for the year ended June 30, 2020. Each individual listed in the table below is referred to as a “Named Executive Officer.”

	Year Ended June 30, 2020
Name and principal position	Salary	Bonus (1)	All other compensation (2)	Total
Nicholas W. Zillges	$280,000	$140,000	$16,592	$436,592
President and Chief Executive Officer
Nora Spatz	119,600	20,000	7,950	147,550
Executive Vice President and Chief Administrative Officer
Michelle Knopf	105,000	20,000	6,414	131,414
Senior Vice President and Senior Loan Officer

(1)	Payments were earned in accordance with Marathon Bank’s short-term bonus program as described below.

(2)	Represents contributions to Marathon Bank’s 401(k) plan. No Named Executive Officer received perquisites that exceeded $10,000.

Agreements and Benefit Plans

Employment Agreement with Nicholas W. Zillges. Marathon Bank intends to enter into a new employment agreement with Mr. Zillges in connection with the reorganization and stock offering, which supersedes and replaces his prior employment agreement. The employment agreement will have an initial term that ends on December 31, 2023. The initial term will extend automatically for one additional year on January 1 of each year, commencing on January 1, 2022 unless either Marathon Bank or Mr. Zillges give notice no later than 30 days before the anniversary date that the term will not be renewed. At least 30 days prior to each anniversary date of the employment agreement, disinterested members of the board of directors of Marathon Bank will conduct a comprehensive performance evaluation and review of Mr. Zillges’ performance for purposes of determining whether to take action to not renew the employment agreement.

The employment agreement specifies Mr. Zillges’ base salary, which initially will be $280,000. The Compensation Committee may increase, but not decrease, Mr. Zillges’ base salary, which will increase automatically at a minimum of 5% per year, beginning each renewal term as of January 1, 2024. In addition to the base salary, the agreement provides that Mr. Zillges will be eligible to participate in any bonus plan or arrangement of Marathon Bank in which senior management is eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the Compensation Committee. Specifically, Mr. Zillges will be eligible to participate in Marathon Bank’s short-term bonus program, pursuant to which he will be entitled to a target bonus opportunity equal to at least 50% of base salary. Mr. Zillges is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Marathon Bank and the reimbursement of reasonable travel and other business expenses incurred in the performance of his duties with Marathon Bank, including use of bank-owned country club membership available to executive officers and reimbursement of expenditures primarily related to business travel from our headquarters to Milwaukee, such as automobile expenses, for which Mr. Zillges is reimbursed $1,500 per month, and lodging.

Marathon Bank may terminate Mr. Zillges’ employment, or Mr. Zillges may resign, at any time with or without good reason. In the event of Mr. Zillges’ termination without cause (other than due to death or disability) or voluntary resignation for good reason (a “qualifying termination event”), Marathon Bank would pay Mr. Zillges a gross severance payment equal to two times the sum of his base salary and highest target bonus opportunity during the three most recently completed performance periods prior to his date of termination. One-half of the gross severance payment would be paid in a cash lump sum payment, and the remaining one-half of the gross severance payment would be payable in equal installments for 24 months in accordance with the regular payroll practices of Marathon Bank. In addition, Mr. Zillges would receive 12 monthly COBRA premium reimbursement payments, including a tax-gross up payment to ensure the full amount of the reimbursement payment would have been received if it had not been taxable, to the extent COBRA coverage is elected.

In the event of Mr. Zillges’ qualifying termination event on or within two years after a change in control of Marathon Bancorp or Marathon Bank, he would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a gross severance payment equal to three times the sum of his base salary and highest target bonus opportunity in any of the three most recently completed performance periods prior to the change in control. One-half of the gross severance payment will be paid in a cash lump sum payment, and the remaining one-half of the gross severance payment would be payable in equal installments for 24 months in accordance with the regular payroll practices of Marathon Bank (or any successor). In addition, Mr. Zillges would receive 18 monthly COBRA premium reimbursement payments, including a tax-gross up payment to ensure the full amount of the reimbursement payment would have been received if it had not been taxable, to the extent COBRA coverage is elected. The reorganization of Marathon Bank into the two-tier mutual holding company structure or the conversion of Marathon MHC from mutual to stock form and a contemporaneous stock offering of a newly-formed stock holding company are not considered a change in control for purposes of the employment agreement.

The employment agreement would immediately terminate upon Mr. Zillges’ death or disability. In the event of death or disability, Marathon Bank would provide six (or 12 in the case of disability) monthly COBRA reimbursements (including a gross-up payment as described above) to Mr. Zillges or his beneficiary, as applicable, to the extent continued COBRA coverage is elected.

Upon termination of employment (other than a termination in connection with a change in control), Mr. Zillges will be required to adhere to one-year non-competition and non-solicitation restrictions set forth in his employment agreement.

Change in Control Agreements. Marathon Bank intends to enter into individual change in control agreements with Ms. Spatz, Ms. Knopf and two other executive officers. The change in control agreements will have terms that initially end on December 31, 2021. Each agreement will extend automatically for one additional year on January 1 of each year beginning January 1, 2022 so that the remaining term is one year unless either Marathon Bank or the executive gives notice no later than 30 days before such anniversary date that an agreement will not be renewed. At least 30 days prior to each anniversary date of the change in control agreements, disinterested members of the board of directors of Marathon Bank will conduct a comprehensive performance evaluation and review of each executive’s performance for purposes of determining whether to not renew his or her change in control agreement. Notwithstanding the foregoing, in the event that Marathon Bancorp, Inc. or Marathon Bank enters into a transaction that would be considered a change in control as defined under the agreements, the term of the agreements would extend automatically so that they would expire no less than one year beyond the effective date of the change in control.

In the event of each executive’s involuntary termination of employment other than for cause, disability or death, or voluntary resignation for “good reason” on or after the effective date of a change in control of Marathon Bancorp, Inc. or Marathon Bank, the executive would be entitled to a severance payment equal to one times the sum of the executive’s base salary in effect as of the date of termination or immediately prior to the change in control, whichever is higher and the highest target bonus opportunity in any of the three most recently completed performance periods prior to the change in control. Such payment is payable in a lump sum within 30 days following the executive’s date of termination. In addition, each executive would receive 12 monthly COBRA premium reimbursement payments, including a tax-gross up payment to ensure the full amount of the reimbursement payment would have been received if it had not been taxable, to the extent COBRA coverage is elected.

The reorganization of Marathon Bank into the two-tier mutual holding company structure or the conversion of Marathon MHC from mutual to stock form and a contemporaneous stock offering of a newly-formed stock holding company are not considered a change in control for purposes of the change in control agreements.

Bonus Program. During the year ended June 30, 2020, Mr. Zillges received a bonus of $140,000, or 50% of his base salary. While strict numerical formulas were not used to quantify this bonus payment, the board of directors assessed the performance of Mr. Zillges related to certain corporate performance objectives of Marathon Bank, such as improvement in our asset quality, growth of net income, reduction in the risks associated with our loan and securities portfolios and the successful implementation of our strategic plan.

Additionally, during the year ended June 30, 2020, Marathon Bank awarded a discretionary bonus of $20,000 to both Ms. Spatz and Ms. Knopf in recognition of their individual responsibilities and contributions to our successful operations.

401(k) Plan. Marathon Bank maintains the Marathon Bank Retirement Savings Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The Named Executive Officers are eligible to participate in the 401(k) Plan just like other employees. An employee must complete one year of service as well as 1,000 hours to be eligible to participate in the 401(k) Plan.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2021, the salary deferral contribution limit is $19,500, provided, however, that a participant over age 50 may contribute an additional $6,500 to the 401(k) Plan for a total of $26,000. A participant is always 100% vested in his or her salary deferral contributions. Marathon Bank also currently provides participants with matching contributions and a safe harbor profit sharing contribution to active participants in the 401(k) plan. Participants are eligible to purchase Marathon Bancorp, Inc. common stock in the offering through the 401(k) Plan.

Employee Stock Ownership Plan. In connection with the reorganization, we intend to adopt an employee stock ownership plan for eligible employees. The Named Executive Officers will be eligible to participate in the employee stock ownership plan just like other employees. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the reorganization or upon the first entry date commencing on or after the eligible employee’s completion of one year of service and attainment of age 21.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 3.92% of the total shares to be outstanding after the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Marathon Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Marathon Bank’s discretionary contributions to the employee stock ownership plan and any dividends payable on common stock held by the employee stock ownership plan over the anticipated 25-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be a fixed rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. A participant will become 100% vested in his or her account balance after three years of service. Participants who were employed by Marathon Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service in accordance with the terms of the plan document. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Marathon Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of Marathon Bancorp, Inc.

Director Compensation

The following table sets forth certain information as to the total remuneration we paid to our directors for the year ended June 30, 2020. Information with respect to director fees for President and Chief Executive Officer Nicholas W. Zillges is included above under “—Executive Compensation.”

Director Compensation Table For the Year Ended June 30, 2020
Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
Thomas Grimm	12,000	—	12,000
Timothy R. Wimmer	18,000	—	18,000
Thomas Terwilliger	18,000	—	18,000
Amy Zientara	18,000	—	18,000

(1)	Perquisites and personal benefits for each director did not exceed, in the aggregate, $10,000.

Director Fees

Non-employee directors of Marathon Bank are currently paid $1,500 per month as a director. No additional fees are paid for attending committee meetings.

Each person who serves as a director of Marathon Bank also serves as a director of Marathon Bancorp, Inc. and will initially earn a monthly fee only in his or her capacity as a board member of Marathon Bank. Upon completion of the reorganization, additional director fees may be paid for Marathon Bancorp, Inc. director meetings, although no such determination has been made at this time.

Benefits to be Considered Following Completion of the Stock Offering

Stock-Based Benefit Plans. Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and awards of shares of restricted common stock. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted common stock, not to exceed 4.9% and 1.96%, respectively, of the shares issued in the reorganization and offering (including shares issued to Marathon MHC). These limitations may not apply if the plans are implemented more than one year after the reorganization and offering, subject to any applicable regulatory approvals.

The stock-based benefit plans will not be established sooner than six months after the stock offering and, if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders, as well as a majority of the votes eligible to be cast by our stockholders other than Marathon MHC. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders, as well as a majority of votes cast by our stockholders other than Marathon MHC.

Certain additional restrictions would apply to our stock-based benefit plans if adopted within one year after the stock offering, including:

●	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plans;

●	any non-employee director may not receive more than 5% of the options and shares of restricted stock authorized under the plans;

●	any individual may not receive more than 25% of the options and shares of restricted stock authorized under the plans;

●	the options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans; and

●	accelerated vesting is not permitted except for death, disability or upon a change in control of Marathon Bancorp, Inc. or Marathon Bank.

We have not yet determined when we will present stock-based benefit plans for stockholder approval. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases, although we expect that we would issue additional shares of common stock from authorized but unissued shares to fund our stock-based benefit plans.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers and their associates, and by all directors, executive officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the offering set forth under “The Reorganization and Offering—Offering of Common Stock—Limitations on Purchase of Shares.”

Name	Number of Shares (1)	Aggregate Purchase Price (1)	Percent of Outstanding Shares at Minimum of Offering Range (2)

Thomas Grimm	5,000	$50,000	*
Thomas Terwilliger	5,000	50,000	*
Timothy R. Wimmer	5,000	50,000	*
Amy Zientara	10,000	100,000	*
Nicholas W. Zillges	25,000	250,000	1.6%
Nora Spatz	8,500	85,000	*
Michelle Knopf	500	5,000	*
Joy Selting-Buchberger	10,000	100,000	*
Terry Cornish	1,000	10,000	*

All directors and executive officers as a group (9 persons)	70,000	$700,000	4.6%

*	Less than 1.0%.

(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of reorganization.

(2)	At the adjusted maximum of the offering range, directors and executive officers would own 2.9% of our outstanding shares of common stock.

THE REORGANIZATION AND OFFERING

The board of directors of Marathon Bank has approved the plan of reorganization. The plan of reorganization must also be approved by Marathon Bank’s members. A special meeting of members has been called for this purpose. We have filed an application with respect to the reorganization and stock offering with the Federal Reserve Board. We also have filed certain applications and notices with respect to the reorganization with the WDFI and the FDIC. The final approvals and/or non-objections of the Federal Reserve Board, the WDFI and the FDIC are required before we can consummate the reorganization and stock offering. Any approval or non-objection by the Federal Reserve Board, the WDFI and the FDIC does not constitute a recommendation or endorsement of the plan of reorganization.

General

On December 9, 2020, our board of directors unanimously adopted the plan pursuant to which we will reorganize from a Wisconsin-chartered mutual savings bank into a two-tier mutual holding company structure. After the reorganization, Marathon Bancorp, Inc. will be the mid-tier stock holding company and Marathon MHC will be the top-tier mutual holding company. After the offering, purchasers in the offering will own 45% and Marathon MHC will own 55% of the outstanding shares of common stock of Marathon Bancorp, Inc.

Consummation of the reorganization and stock offering is subject to, among other things, approval of the plan of reorganization by the members of Marathon Bank as of the voting record date. A special meeting of members has been called for this purpose, to be held on March 30, 2021. The reorganization will be completed as follows, or in any manner approved by regulators that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

(i)	Marathon Bank will organize an interim stock savings bank (“Interim One”) as a wholly owned subsidiary;

(ii)	Interim One will organize an interim stock savings bank (“Interim Two”) as a wholly owned subsidiary;

(iii)	Interim One will organize Marathon Bancorp, Inc. as a wholly owned subsidiary;

(iv)	Marathon Bank will amend and restate its articles of incorporation to Wisconsin stock savings bank articles of incorporation to become a stock savings bank;

(v)	the shares of common stock of Interim One held by Marathon Bank will be cancelled and Interim One will exchange its articles of incorporation for Wisconsin mutual holding company articles of incorporation to become Marathon MHC;

(vi)	simultaneously with steps (iv) and (v), Interim Two will merge with and into Marathon Bank in stock form with Marathon Bank in stock form as the resulting institution and a subsidiary of Marathon MHC, whereby all stock of Marathon Bank in stock form will be issued to Marathon MHC in exchange for membership interests in Marathon MHC; and

(vii)	Marathon MHC will contribute the capital stock of Marathon Bank in stock form to Marathon Bancorp, Inc., and Marathon Bank in stock form will become a wholly owned subsidiary of Marathon Bancorp, Inc.

Concurrently with the reorganization, Marathon Bancorp, Inc. will offer for sale 45% of its common stock, representing 45% of the pro forma market value of Marathon Bancorp, Inc. and Marathon Bank.

We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on voting rights, liquidation rights, existing savings accounts, deposit insurance, loans and Marathon Bank’s business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card that can be used to vote on the plan.

The following is a summary of the material aspects of the plan of reorganization and the offering. The plan of reorganization should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

The primary purpose of the reorganization and stock offering is to establish a holding company and to convert Marathon Bank to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Marathon Bank and Marathon Bancorp, Inc. by enabling us to attract and retain qualified employees who have a direct interest in our financial success and that customer ownership may enhance our connection with our customers. The ability of Marathon Bancorp, Inc. to issue capital stock also will enable Marathon Bancorp, Inc. to establish stock-based benefit plans for management and employees, including stock option plans, stock award plans, and employee stock ownership plans, which we expect will benefit the members and the stockholders of the Marathon Bancorp, Inc. by creating employee incentives based on corporate and stock performance and enhance the ability to retain and attract qualified employees.

The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations and increase our capital to support future growth and profitability, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we expect to be better positioned after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise, and to compete more effectively in the financial services marketplace. The reorganization and the capital raised in the offering are expected to increase our lending capacity by providing us with additional capital to support new loans and higher lending limits, support the growth of our banking franchise, provide additional protection against unforeseen risk and expand our asset base. Lastly, we anticipate that the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit.

Although the reorganization and offering will create a stock savings institution and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and our ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

Our board of directors believes that the advantages of the mutual holding company structure outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, including the inability of stockholders other than Marathon MHC to own a majority of the common stock of Marathon Bancorp, Inc. A majority of our voting stock will be owned by Marathon MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Marathon MHC will be able to elect all the members of Marathon Bancorp, Inc.’s board of directors, and will be able to control the outcome of nearly all matters presented to our stockholders for resolution by vote. No assurance can be given that Marathon MHC will not take action adverse to the interests of stockholders other than Marathon MHC. For example, Marathon MHC could prevent the sale of control of Marathon Bancorp, Inc., or defeat a candidate for the board of directors of Marathon Bancorp, Inc. or other proposals put forth by stockholders. In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of Marathon MHC since such transactions also require the approval of a majority of all of the outstanding voting stock of Marathon Bancorp, Inc., which could only be achieved if Marathon MHC voted to approve such transactions.

Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. We are not undertaking a standard mutual-to-stock conversion at this time since we do not believe we could effectively deploy that amount of additional capital on a short-term or near-term basis. The reorganization, however, will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Marathon MHC to stock form. Our board of directors has determined that offering 45% of our outstanding shares of common stock for sale in the offering should allow for an efficient use of net proceeds for Marathon Bancorp, Inc. and Marathon Bank over the next several years.

The reorganization does not preclude the future conversion of Marathon MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Marathon MHC will convert to stock form or what conditions the Federal Reserve Board or other regulatory agencies may impose on such a transaction. See “Summary—Possible Conversion of Marathon MHC to Stock Form.”

Effects of the Reorganization and Offering on Depositors and Borrowers of Marathon Bank

Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. Marathon Bank will continue to be subject to regulation by the WDFI and the FDIC. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to Marathon Bank as of the effective date of the reorganization will continue to have such rights solely with respect to Marathon MHC so long as they continue to hold their deposit accounts with Marathon Bank. In addition, all persons who become depositors of Marathon Bank subsequent to the reorganization will have such liquidation rights with respect to Marathon MHC.

Deposit Accounts and Loans. Under the plan of reorganization, each depositor of Marathon Bank at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Marathon Bank will continue to be federally insured by the FDIC up to the legal maximum limit in the same manner as deposit accounts existing in Marathon Bank immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

Voting Rights. Following the completion of the reorganization and offering, members of Marathon Bank will no longer have voting rights in Marathon Bank, but will have voting rights in Marathon MHC. Following the completion of the reorganization and offering, voting rights in Marathon Bancorp, Inc. will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by Marathon Bancorp, Inc. stockholders. Although Marathon Bancorp, Inc. will have the power to issue shares of capital stock to persons other than Marathon MHC, as long as Marathon MHC is in existence, Marathon MHC will be required to own a majority of the voting stock of Marathon Bancorp, Inc., and consequently will be able to control the outcome of nearly all matters put to a vote of stockholders. Marathon Bancorp, Inc. will own 100% of the voting stock of Marathon Bank.

Offering of Common Stock

Under the plan of reorganization, up to 931,500 shares (subject to increase to up to 1,071,225 shares) of Marathon Bancorp, Inc. common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 3:00 p.m., Central Time, on March 16, 2021, unless otherwise extended by Marathon Bank. Regulations require that all shares to be offered in the offering be sold within a period ending not more than 90 days after regulatory approval of the plan of reorganization or a longer period as may be approved by our banking regulators or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on April 30, 2021, unless extended with the approval of our banking regulators. If the offering is not completed by April 30, 2021, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Marathon Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Marathon Bank’s notice, the funds submitted will be refunded to the subscriber with interest at 0.05% per annum, which is Marathon Bank’s current savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the offering is not consummated, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at 0.05% per annum, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock that these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Marathon Bank as of the close of business on September 30, 2019 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

●	$250,000 of common stock;

●	one-tenth of one percent of the total offering of common stock; or

●	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal to the lesser of 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers, directors and their associates in this category based on their increased deposits in Marathon Bank in the one-year period preceding September 30, 2019 are subordinated to the subscription rights of other eligible account holders.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on September 30, 2019. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of Marathon Bank, such as the employee stock ownership plan and Section 401(k) plan, will receive nontransferable subscription rights to purchase up to 4.90% of the shares of common stock issued and outstanding following the completion of the offering. The employee stock ownership plan intends to purchase 3.92% of the shares of common stock issued and outstanding following the completion of the offering. If the offering is oversubscribed, the employee stock ownership plan may purchase some or all of the shares of common stock in the open market.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on December 8, 2020, will receive nontransferable subscription rights to subscribe for up to the greater of:

●	$250,000 of common stock;

●	one-tenth of one percent of the total offering of common stock; or

●	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which the person has actually subscribed, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

To ensure proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 8, 2020. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each member of Marathon Bank who is not an eligible account holder, tax-qualified employee plan or supplemental eligible account holder, as of the close of business on January 31, 2021, will receive nontransferable subscription rights to purchase up to $250,000 of common stock.

If there is an oversubscription in this category, the available shares of common stock will be allocated proportionately based on the size of such other member’s orders.

To ensure proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on January 31, 2021. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Marathon Bank and Marathon Bancorp, Inc. will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which Marathon Bank and Marathon Bancorp, Inc. determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Marathon Bank or Marathon Bancorp, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. Any shares of common stock which have not been purchased in the subscription offering may be offered by Marathon Bancorp, Inc. in a community offering to members of the general public to whom Marathon Bancorp, Inc. delivers a copy of this prospectus and a stock order form, with preference given to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha. Subject to the maximum purchase limitations, these persons may purchase up to $250,000 of common stock. The community offering, if any, may be undertaken concurrently with, during, or promptly after the subscription offering, and may terminate at any time without notice. Subject to any required regulatory approvals, Marathon Bancorp, Inc. will determine in its sole discretion the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Marathon Bancorp, Inc. and Marathon Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha whose orders are accepted by Marathon Bank, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha, whose orders remain unsatisfied on an equal number of shares basis per order. If, after allocation of shares to natural persons (including trusts of natural persons) residing in the Wisconsin Counties of Marathon, Ozaukee, Milwaukee and Waukesha, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

Syndicated Community Offering. The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Janney Montgomery Scott LLC, acting as our agent. In such capacity, Janney Montgomery Scott LLC may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither Janney Montgomery Scott LLC nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Janney Montgomery Scott LLC has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Federal Reserve Board. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $250,000 of common stock in the offering.

In the event of a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to Marathon Bancorp, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Marathon Bank or wire transfers). See “—Procedure for Purchasing Shares.”

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares.  The Federal Reserve Board and FINRA must approve any such arrangements.

Limitations on Purchase of Shares. The plan of reorganization provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

A.	The aggregate amount of outstanding common stock of Marathon Bancorp, Inc. owned or controlled by persons other than Marathon MHC at the close of the reorganization and offering shall be less than 50% of Marathon Bancorp, Inc.’s total outstanding common stock.

B.	The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $250,000. No person by himself, with an associate or group of persons acting in concert, may purchase more than $250,000 of the common stock offered in the offering, except that: (i) Marathon Bancorp, Inc. may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of our banking regulators) of the total number of the shares sold in the offering; (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) for purposes of this paragraph B shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of common stock acquired in the offering, plus all prior stock offerings by Marathon Bancorp, Inc., by any non-tax-qualified employee plan or any management person (as defined in the plan) and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Marathon Bancorp, Inc., at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Marathon Bancorp, Inc. or Marathon Bank that are attributable to such person shall not be counted.

D.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Marathon Bancorp, Inc., by any non-tax-qualified employee plans, or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Marathon Bancorp, Inc. at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Marathon Bancorp, Inc. or Marathon Bank that are attributable to such person shall not be counted.

E.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Marathon Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Marathon Bancorp, Inc. at the conclusion of the offering.

F.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Marathon Bancorp, Inc., by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of Marathon Bancorp, Inc. at the conclusion of the offering.

G.	The aggregate amount of common stock that may be encompassed under all stock option plans and restricted stock plans of Marathon Bancorp, Inc. may not exceed, in the aggregate, 25% of the outstanding shares of common stock of Marathon Bancorp, Inc. held by persons other than Marathon MHC at the conclusion of the offering.

H.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Marathon Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 32% (or such higher percentage as may be set by our board of directors with the approval of our banking regulators) of the outstanding shares of common stock held by persons other than Marathon MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or paragraph I. below, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of common stock acquired in the offering, plus all prior stock issuances by Marathon Bancorp, Inc., by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 32% of the stockholders’ equity of Marathon Bancorp, Inc. held by persons other than Marathon MHC at the conclusion of the offering.

J.	Notwithstanding any other provision of the plan of reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of FINRA. Marathon Bancorp, Inc. and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The board of directors of Marathon Bancorp, Inc. has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by our board of directors.

For purposes of the plan of reorganization, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership.

The term “associate” is used above to indicate any of the following relationships with a person:

●	any corporation or organization (other than Marathon Bank or a majority-owned subsidiary of Marathon Bank, Marathon Bancorp, Inc. or Marathon MHC) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

●	any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, except that the term “associate” does not include any non-tax-qualified employee plan or any tax-qualified employee plan in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; or

●	any relative by blood or marriage of such person, or any relative by blood or marriage of such person’s spouse, who has the same home as such person or who is a director or officer of Marathon Bank, Marathon Bancorp, Inc. or Marathon MHC, or any of their subsidiaries.

As used above, the term “acting in concert” means:

●	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

●	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly a Schedule 13D or Schedule 13G with any regulatory agency will be deemed to be acting in concert.

The board of directors of Marathon Bancorp, Inc. may, in its sole discretion, and without notice or solicitation of other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% (or such higher percentage as may be determined by our board of directors with the approval of our banking regulators) of the total number of shares sold in the offering. Requests to purchase shares of Marathon Bancorp, Inc. common stock under this provision will be allocated by the board of directors of Marathon Bancorp, Inc. in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the board of directors of Marathon Bancorp, Inc., with the approval of our banking regulators and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Marathon Bank or Marathon Bancorp, Inc. and except as described below. In addition, under FINRA guidelines, members of FINRA and their associates are subject to certain reporting requirements upon purchase of these securities.

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Janney Montgomery Scott LLC.

To assist in the marketing of the common stock, we have retained Janney Montgomery Scott LLC, which is a broker-dealer registered with FINRA. Janney Montgomery Scott LLC will assist us in the offering as follows:

●	advising us on the financial and securities market implications of the plan of reorganization and stock issuance plan;

●	assisting us in structuring and marketing the offering;

●	reviewing all offering documents, including this prospectus, stock order forms and marketing materials (we are responsible for the preparation and filing of such documents);

●	assisting us in analyzing proposals from outside vendors in connection with the offering;

●	assisting us in scheduling and preparing meetings with potential investors; and

●	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For its services as financial advisor and marketing agent, Janney Montgomery Scott LLC will receive (i) a refundable management fee of $25,000, which we have already paid, and (ii) a success fee of $250,000 for shares of common stock sold in the subscription and community offerings. The success fee will be reduced by the management fee.

In the event shares of common stock are sold through a group of broker-dealers in a syndicated community offering, we will pay fees of 6.0% of the aggregate dollar amount of shares of common stock sold in the syndicated community offering to Janney Montgomery Scott LLC and any other broker-dealers included in the syndicated community offering. Any such offering will be on a best efforts basis, and Janney Montgomery Scott LLC will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated community offering will be in addition to fees payable with respect to the subscription and community offerings.

We also will reimburse Janney Montgomery Scott LLC for its reasonable out-of-pocket expenses associated with its marketing effort in an amount not to exceed $20,000 and for attorney’s fees and expenses not to exceed $75,000. The expenses may be increased by mutual consent, including in the event of a material delay of the offering that would require an update of the financial information included in this prospectus. Under such circumstances, Janney Montgomery Scott LLC may be reimbursed for total additional reasonable expenses and legal fees and expenses not to exceed $25,000.

We will indemnify Janney Montgomery Scott LLC against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Janney Montgomery Scott LLC has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Janney Montgomery Scott LLC expresses no opinion as to the prices at which the shares of common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock. Janney Montgomery Scott LLC will solicit orders and conduct sales of the common stock of Marathon Bancorp, Inc. in states in which our directors and executive officers are not permitted to offer and sell our shares of common stock.

Stock Information Center

We have also engaged Janney Montgomery Scott LLC to act as our records agent in connection with the offering. In this role, Janney Montgomery Scott LLC will assist us in the offering as follows:

●	consolidating deposit accounts into a central file and calculation of eligible votes;

●	designing and preparing proxy forms for our member vote and stock order forms for the offering;

●	organizing and supervising the Stock Information Center;

●	providing proxy and ballot tabulation services for our special meeting of members, including acting as or supporting the inspector of election; and

●	providing necessary subscription services to distribute, collect and tabulate stock orders in the offering.

For these services, Janney Montgomery Scott LLC will receive a fee of $35,000, $5,000 of which has been earned in full and has already been paid. This fee can be increased by $10,000 in the event of any material change in applicable regulations or the plan of reorganization, or a delay requiring duplicate or replacement processing due to changes in record dates.

How We Determined the Stock Pricing and the Number of Shares to be Issued

The plan of reorganization and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of $37,500, as well as payment for reimbursable expenses and an additional $7,500 for each updated valuation prepared. We have paid RP Financial no other fees during the previous three years. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial’s bad faith or negligence.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements of Marathon Bank that appear starting on page F-1 of this prospectus. RP Financial also considered the following factors, among others:

●	the present results and financial condition of Marathon Bank and the projected consolidated results and financial condition of Marathon Bancorp, Inc.;

●	the economic and demographic conditions in Marathon Bank’s existing market area;

●	certain historical, financial and other information relating to Marathon Bank;

●	a comparative evaluation of the operating and financial characteristics of Marathon Bank with those of other publicly traded savings institutions;

●	the effect of the offering on Marathon Bancorp, Inc.’s stockholders’ equity and earnings potential;

●	the unlikely payment of dividends by Marathon Bancorp, Inc. in the future; and

●	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to Marathon Bancorp, Inc. under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Marathon Bancorp, Inc. also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. RP Financial applied the following screen to the universe of all public companies that were eligible for consideration: an institution must have assets of less than $1.2 billion, a reported return on equity of less than 12% and positive reported earnings. In addition, RP Financial limited the peer group companies to the smallest (in terms of asset size) of 10 publicly-traded comparable stock institutions.

The independent valuation considered the pro forma effect of the offering. Consistent with regulatory appraisal guidelines, the appraisal applied three primary methodologies: (1) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (2) the pro forma price-to-earnings approach applied to reported and core earnings; and (3) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or lacks earnings. The price-to-assets approach is less meaningful for a company like Marathon Bancorp, Inc., as Marathon Bancorp, Inc. has equity in excess of regulatory capital requirements and positive reported and core earnings.

RP Financial considered adjustments to the pro forma market value based on a comparison of Marathon Bancorp, Inc. with the peer group set forth below. RP Financial advised the board of directors that the valuation analysis took into consideration that relative to the peer group moderate downward adjustments were applied for profitability, growth, viability of earnings and liquidity of the shares, and slight downward adjustments were applied for dividends and marketing of the issue. RP Financial made no adjustments for financial condition, asset growth, market area, management and effect of government regulations and regulatory reform.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of Marathon Bancorp, Inc. after the offering used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 0.21% at September 30, 2020 on the net offering proceeds and purchases in the open market of common stock by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of November 20, 2020, the estimated pro forma market value of Marathon Bancorp, Inc. was $18.0 million. Based on applicable regulations and on a minority offering percentage of 45% established by Marathon Bank’s board of directors, this market value forms a midpoint of a valuation range with a minimum of $15.3 million and a maximum of $20.7 million. Our board of directors determined to offer shares of common stock in the offering at the purchase price of $10.00 per share and that 45.0% of the shares issued should be held by purchasers in the offering and 55.0% should be held by Marathon MHC. Based on the valuation range and the $10.00 offering price per share, the minimum of the offering range is 688,500 shares, the midpoint of the offering range is 810,000 shares and the maximum of the offering range is 931,500 shares.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $10.7 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range, to up to 1,071,225 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The offering price of $10.00 per share will remain fixed. See “—Offering of Common Stock Limitations on Purchases of Shares” as to the method of distribution of additional shares to be issued upon an increase in the offering range to up to 1,071,225 shares.

The board of directors of Marathon Bank reviewed the independent valuation and, in particular, considered the following:

●	Marathon Bank’s financial condition and results of operations;

●	a comparison of financial performance ratios of Marathon Bank to those of other financial institutions of similar size; and

●	market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial to prepare the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the WDFI, the FDIC and the Federal Reserve Board as a result of subsequent developments in the financial condition of Marathon Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of Marathon Bancorp, Inc. to less than $15.3 million or to more than $23.8 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Marathon Bancorp, Inc.’s registration statement.

The characteristics of publicly-traded shares of a mutual holding company subsidiary differ from those of publicly-traded shares of fully converted companies (those in which all shares are held by public stockholders) in several ways, including that: (1) publicly-traded shares of a mutual holding company subsidiary tend to have less liquidity because they represent less than 50% of the outstanding shares of the company; (2) the holders of publicly-traded shares of a mutual holding company subsidiary cannot exercise voting control; (3) publicly-traded shares of a mutual holding company subsidiary are affected by the possibility of a conversion of the mutual holding company to stock form; and (4) the publicly-traded shares of a mutual holding company subsidiary are adversely affected by regulatory restrictions on the ability of the mutual holding company to waive the receipt of dividends declared by its subsidiary, thereby precluding or limiting the subsidiary’s ability to pay dividends to public stockholders. To account for the unique characteristics of publicly-traded shares of a mutual holding company, RP Financial includes in its appraisal the pricing ratios of Marathon Bancorp, Inc. on both a non-fully converted basis and a fully converted basis and compares each to the pricing ratios of the peer group. The decision to also provide Marathon Bancorp, Inc.’s pricing ratios on a fully converted basis is meant to: (1) facilitate the comparison of the peer group, which consists of fully converted companies, to Marathon Bancorp, Inc.; and (2) establish the pro forma market value range of 100% of the shares of Marathon Bancorp, Inc., which forms the basis for determining the offering range. Tables presenting select pricing ratios of Marathon Bancorp, Inc. on both a non-fully converted basis and a fully converted basis and comparing such ratio to similar ratios for the peer group follow.

The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis (i.e., the table assumes that 45% of our outstanding shares of common stock are sold in the offering, as opposed to 100% of our outstanding shares of common stock). These figures are from the appraisal report prepared by RP Financial, LC. Compared to the average pricing ratios of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 177.7% on a non-fully converted price-to-earnings basis and a discount of 18.8% on a non-fully converted price-to-book value basis, and a discount of 20.6% on a non-fully converted price-to-tangible book value basis.

	Non-Fully Converted Pro Forma Price-to- Earnings Multiple		Non-Fully Converted Pro Forma Price-to- Book Value Ratio	Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio
Marathon Bancorp, Inc.
Adjusted Maximum	47.67	x	81.57%	81.57%
Maximum	40.03		74.02	74.02
Midpoint	33.80		66.89	66.89
Minimum	27.93		59.17	59.17

	Fully Converted Pro Forma Price-to- Earnings Multiple (1)		Fully Converted Pro Forma Price-to-Book Value Ratio (1)	Fully Converted Pro Forma Price-to-Tangible Book Value Ratio (1)
Valuation of peer group companies as of November 20, 2020
Averages	12.17	x	82.38%	84.29%
Medians	12.32		80.77	83.16

(1)	Information for the peer group companies is based upon actual earnings for the twelve months ended September 30, 2020 (or for the latest available date) and information for Marathon Bancorp, Inc. is based upon actual earnings for the twelve months ended September 30, 2020. These ratios are different from the ratios in “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Marathon Bancorp, Inc. on a fully converted equivalent basis. Compared to the average fully converted pricing ratios of the peer group, Marathon Bancorp, Inc.’s pro forma fully converted pricing ratios at the midpoint of the offering range indicated a premium of 245.0% on a fully converted price-to-earnings basis, a discount of 38.9% on a fully converted price-to-book value basis, and a discount of 40.3% on a fully converted price-to-tangible book value basis.

	Fully Converted Pro Forma Price-to- Earnings Multiple(1)		Fully Converted Pro Forma Price-to- Book Value Ratio(1)	Fully Converted Pro Forma Price-to-Tangible Book Value Ratio(1)
Marathon Bancorp, Inc.
Adjusted Maximum	65.76	x	58.24%	58.24%
Maximum	52.06		54.29	54.29
Midpoint	41.99		50.33	50.33
Minimum	33.29		45.83	45.83

Valuation of peer group companies as of November 20, 2020
Averages	12.17	x	82.38%	84.29%
Medians	12.32		80.77	83.16

(1)	Information for the peer group companies is based upon actual earnings for the twelve months ended September 30, 2020 (or for the latest available date) and information for Marathon Bancorp, Inc. is based upon actual earnings for the twelve months ended September 30, 2020. These ratios are different from the ratios in “Pro Forma Data.”

•	8% of the shares sold in a full conversion offering are purchased by an employee stock ownership plan, with the expense to be amortized over 25 years;

•	4% of the shares sold in a full conversion offering are purchased by a stock-based benefit plan, with the expense to be amortized over five years; and

•	options equal to 10% of the shares sold in a full conversion offering are granted under a stock-based benefit plan, with option expense of $2.68 per option, and with the expense to be amortized over five years.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial did not independently verify our consolidated financial statements that appear starting on page F-1 of this prospectus and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Marathon Bank as a going concern and should not be considered as an indication of the liquidation value of Marathon Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $23.8 million or a decrease in the pro forma market value to less than $15.3 million, then Marathon Bancorp, Inc., after consulting with our banking regulators, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order; extend or hold a new subscription offering, community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by our banking regulators in order to complete the reorganization and offering. In the event that a resolicitation is commenced due to a change in the independent valuation, all funds will be promptly returned to investors and investors will be given the opportunity to place a new order for a period of time. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by regulators for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or March 30, 2023.

An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Marathon Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while decreasing pro forma earnings and increasing stockholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber’s ownership interest and Marathon Bancorp, Inc.’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma net income and decreasing stockholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Marathon Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, RP Financial confirms to Marathon Bank and our banking regulators that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Marathon Bancorp, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to regulatory approval. If such confirmation is not received, we may extend the offering; reopen the offering or commence a new offering; establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of federal and state regulators; or take such other actions as permitted in order to complete the offering.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In the syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Janney Montgomery Scott LLC or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Janney Montgomery Scott LLC or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 3:00 p.m., Central Time, on March 16, 2021, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to subscribers in the offering. Any extension of the subscription and/or community offering beyond April 30, 2021 would require regulatory approval. If the offering is extended past April 30, 2021, we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.05% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond March 30, 2023, which is two years after the special meeting of members. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of reorganization.

Use of Stock Order Forms. In order to purchase shares of common stock, you must complete and sign an original stock order form and remit full payment. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received, not postmarked, prior to 3:00 p.m., Central Time, March 16, 2021. We will not accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the indicated address on the stock order form or by hand-delivery to Marathon Bank’s main office, located at 500 Scott Street, Wausau, Wisconsin. Marathon Bank’s main office is open Monday through Thursday, between 9:00 a.m. and 5:00 p.m., Central Time and Fridays between 9:00 a.m. and 6:00 p.m., Central Time. Marathon Bank’s main office is not open on bank holidays or weekends. Once tendered, an order form cannot be modified or revoked unless the offering is terminated or is extended beyond April 30, 2021, or the number of shares of common stock to be sold is increased to more than 1,071,225 shares or decreased to less than 688,500 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

To ensure that eligible account holders, supplemental eligible account holders and other members are properly identified as to their stock purchase priorities, such parties must list all deposit and loan accounts on the stock order form giving all names on each deposit and loan account and the account numbers at the applicable eligibility date.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Marathon Bank or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed stock order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to Marathon Bancorp, Inc.; or

•	authorizing us to withdraw available funds (without any early withdrawal penalty) from the types of Marathon Bank deposit accounts listed on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Marathon Bank are provided in the stock order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest will remain in the account. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty, and the remaining balance will earn interest at the rate of 0.05% per annum subsequent to the withdrawal.

Marathon Bank is not permitted to lend funds for the purpose of purchasing shares of common stock in the offering, and will not knowingly offer or sell any of the shares of common stock to any person whose purchase would be financed by funds loaned to the person by Marathon Bank or any affiliate.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at Marathon Bank and will earn interest at a rate of 0.05% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

You may not submit cash or wire transfers. Additionally, you may not use a check drawn on a Marathon Bank line of credit, or use a third-party check (a check written by someone other than you) to pay for shares of common stock. Payments in the syndicated community offering, however, must be made in immediately available funds (bank checks, money orders, Marathon Bank deposit account withdrawal authorizations or wire transfers). You may not designate on your stock order form a direct withdrawal from a Marathon Bank retirement account. See “—Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Marathon Bank deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until completion of the stock offering, provided there is a loan commitment from either an unrelated financial institution or Marathon Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase at the time of the expiration of the subscription offering. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the stock offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Marathon Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Marathon Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. It may take several weeks to transfer your Marathon Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the March 16, 2021 end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Purchased

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the stock offering. Shares of common stock sold in the syndicated community offering may be delivered electronically through the services of The Depository Trust Company, subject to any necessary regulatory approval. We expect trading in the stock to begin on the day of completion of the stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Applicable regulations prohibit any person with subscription rights, specifically the eligible account holders, supplemental eligible account holders and other members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

On the stock order form, you can add the names of others for joint stock registration so long as the joint holder being added has a qualifying account in the same eligibility tier, and you can delete names of others to make a joint order an individual order.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Other Restrictions

Notwithstanding any other provision of the plan of reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside in the state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of the state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in the state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have questions regarding the reorganization or offering, please call our Stock Information Center. The telephone number is (844) 977-0092. The Stock Information Center is open for telephone calls Monday through Friday, between 10:00 a.m. and 4:00 p.m., Central Time. The Stock Information Center will be closed on bank holidays.

Material Income Tax Consequences

Consummation of the reorganization is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the reorganization will not be a taxable transaction to Marathon Bank, Marathon Bancorp, Inc., eligible account holders, supplemental eligible account holders and other members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Marathon Bank or Marathon Bancorp, Inc. would prevail in a judicial proceeding.

Marathon Bank and Marathon Bancorp, Inc. have received an opinion of their counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the reorganization, which includes the following:

1.            The merger of Marathon Bank (in mutual form) into Marathon Bank (in stock form) will represent a mere change in identity, form, or place of organization of one corporation and will qualify as a reorganization under Internal Revenue Code Section 368(a)(1)(F) (the “F Reorganization”).

2.            The holding period of Marathon Bank (in stock form) in the assets received from Marathon Bank (in mutual form) will include the period during which such assets were held by Marathon Bank (in mutual form).

3.            The basis of Marathon Bank (in stock form) in the assets received from Marathon Bank (in mutual form) will be the same as the basis of such assets in the hands of Marathon Bank (in mutual form) immediately prior to the reorganization.

4.            Marathon Bank members will recognize no gain or loss upon the constructive receipt of solely the common stock of Marathon Bank (in stock form) in exchange for their ownership interests in Marathon Bank (in mutual form).

5.            Marathon Bank (in stock form) will succeed to and take into account the earnings and profits or deficit in earnings and profits of Marathon Bank (in mutual form), as of the date of the Reorganization, pursuant to Internal Revenue Code Section 381.

6.            For purposes of Internal Revenue Code Section 381, Marathon Bank (in stock form) will be treated the same as Marathon Bank (in mutual form), and therefore, Marathon Bank’s tax year will not end merely as a result of the conversion of Marathon Bank to stock form, and Marathon Bank (in stock form) will not be required to obtain a new employer identification number.

7.            No gain or loss shall be recognized by members of Marathon Bank on the issuance to them of withdrawable deposit accounts in Marathon Bank (in stock form) plus liquidation rights with respect to Marathon MHC, in exchange for their deposit accounts in Marathon Bank (in mutual form).

8.            Gain realized, if any, by the eligible account holders, supplemental eligible account holders and other members on the distribution to them of nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders, supplemental eligible account holders or other members upon the distribution to them of the nontransferable subscription rights to purchase shares of common stock of Marathon Bancorp, Inc. Eligible account holders, supplemental eligible account holders and other members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

9.            The basis of the deposit accounts in Marathon Bank (in stock form) to be received by members of Marathon Bank will be the same as the basis of their deposit accounts in Marathon Bank (in mutual form) surrendered in exchange therefor. The basis of the interests in the liquidation rights in Marathon MHC to be received by the members of Marathon Bank shall be zero.

10.          The exchange of the common stock of Marathon Bank (in stock form) constructively received by the members in exchange for ownership interests in Marathon MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code.

11.          Members will recognize no gain or loss upon the transfer of the common stock of Marathon Bank (in stock form) which they constructively received in the F Reorganization to Marathon MHC solely in exchange for ownership interests in Marathon MHC.

12.          Members’ basis in Marathon MHC ownership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange therefor.

13.          Marathon MHC will recognize no gain or loss upon the receipt of property from the members in exchange for ownership interests in Marathon MHC.

14.          Marathon MHC’s basis in the property received from members (which basis is zero) will be the same as the basis of such property in the hands of the members immediately prior to the F Reorganization.

15.          Marathon MHC’s holding period for the property received from the members will include the period during which such property was held by such persons.

16.          Marathon MHC and the persons who purchased common stock of Marathon Bancorp, Inc. in the subscription and community offering will recognize no gain or loss upon the transfer of the stock of Marathon Bank (in stock form) and cash, respectively, to Marathon Bancorp, Inc. in exchange for stock in Marathon Bancorp, Inc., pursuant to Internal Revenue Code Section 351(a) (the “Secondary 351 Transaction”).

17.          Marathon Bancorp, Inc. will recognize no gain or loss on its receipt of the stock of Marathon Bank (in stock form) and cash in exchange for Marathon Bancorp, Inc. common stock.

18.          Marathon MHC’s basis in the Marathon Bancorp, Inc. common stock received in the Secondary 351 Transaction will be the same as its basis in Marathon Bank (in stock form) stock transferred.

19.          Marathon MHC’s holding period in the Marathon Bancorp, Inc. common stock received will include the period during which it held Marathon Bank (in stock form) common stock, provided that such property was a capital asset on the date of the exchange.

20.          Marathon Bancorp, Inc.’s basis in Marathon Bank (in stock form) stock received from Marathon MHC will be the same as the basis of such property in the hands of Marathon MHC.

21.          Marathon Bancorp, Inc.’s holding period for Marathon Bank (in stock form) stock received from Marathon MHC will include the period during which such property was held by Marathon MHC.

22.          It is more likely than not that the basis of the Marathon Bancorp, Inc. common stock to its stockholders will be the purchase price thereof. The holding period of the common stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised.

We believe that that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Marathon Bancorp, Inc., Marathon MHC, Marathon Bank and persons receiving subscription rights. The tax opinions as to items 8 and 22 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other members do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, in the view of RP Financial (which is acting as independent appraiser of the value of the shares of Marathon Bancorp, Inc. common stock in connection with the reorganization), the subscription rights do not have any value for the reasons set forth above. RP Financial’s view is not binding on the Internal Revenue Service. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted are deemed to have an ascertainable value, receipt of these rights could result in taxable gain, in an amount equal to the ascertainable value, to those eligible account holders, supplemental eligible account holders and other members who exercise the subscription rights, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Marathon Bank, the members of Marathon Bank, Marathon Bancorp, Inc., eligible account holders, supplemental eligible account holders and other members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Marathon Bancorp, Inc. or Marathon Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Marathon Bancorp, Inc.’s registration statement. An opinion regarding the Wisconsin state income tax consequences consistent with the federal tax opinion has been issued by Bonadio & Co., LLP, tax advisors to Marathon Bank and Marathon Bancorp, Inc. and filed with the Securities and Exchange Commission as an exhibit to Marathon Bancorp, Inc.’s registration statement.

Restrictions on Purchase or Transfer of Our Shares after Reorganization

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Marathon Bancorp, Inc. or Marathon Bank or their associates, may not be sold for a period of one year following the closing of the reorganization, except in the event of the death of the director or executive officer. Instructions to the transfer agent will be issued to the effect that any transfer within this time period of any ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Marathon Bancorp, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of our banking regulators. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, or to purchases of our common stock by one or more tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Federal regulations prohibit Marathon Bancorp, Inc. from repurchasing its shares of common stock during the first year following the reorganization unless compelling business reasons exist for such repurchases, or to fund management recognition plans that have been ratified by stockholders (with regulatory approval) or tax-qualified employee stock benefit plans.

RESTRICTIONS ON THE ACQUISITION OF MARATHON BANCORP, INC. AND

MARATHON BANK

The following discussion is a general summary of the material provisions of Maryland law, Marathon Bancorp, Inc.’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Marathon Bancorp, Inc.’s articles of incorporation and bylaws are included as part of Marathon Bancorp, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Mutual Holding Company Structure

Marathon MHC will own a majority of the outstanding common stock of Marathon Bancorp, Inc. after the offering and, through its board of directors, will be able to exercise voting control over virtually all matters put to a vote of stockholders. For example, Marathon MHC may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of Marathon Bancorp, Inc. It will not be possible for another entity to acquire Marathon Bancorp, Inc. without the consent of Marathon MHC. Marathon MHC, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Marathon Bancorp, Inc.

Federal Law and Regulations

Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a bank holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as is the case with Marathon Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control (as defined in the Bank Holding Company Act) of a bank holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

For a period of three years following completion of the offering, Federal Reserve Board regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Marathon Bancorp, Inc. or Marathon Bank without the Federal Reserve Board’s prior approval.

Maryland Law and Articles of Incorporation and Bylaws of Marathon Bancorp, Inc.

Maryland law, as well as Marathon Bancorp, Inc.’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Marathon Bancorp, Inc. more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Marathon Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling Special Meetings. The bylaws provide that special meetings of stockholders can be called by the president, the chief executive officer, the chairman, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person other than Marathon MHC who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of Marathon Bancorp, Inc.’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Forum Selection for Certain Stockholder Lawsuits. The Articles of Incorporation of Marathon Bancorp, Inc. provide that, unless Marathon Bancorp, Inc. consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Marathon Bancorp, Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Marathon Bancorp, Inc. to Marathon Bancorp, Inc. or Marathon Bancorp, Inc.’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants. Because this provision permits claims to be brought in federal courts located in the state of Maryland, this provision would apply to a claim made under the U.S. federal securities laws where there is exclusive federal jurisdiction for such a claim.

Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Marathon Bancorp, Inc. shall be deemed to have notice of and consented to the exclusive forum provisions of the articles of incorporation. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Authorized but Unissued Shares. After the reorganization, Marathon Bancorp, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Marathon Bancorp, Inc.” The articles of incorporation authorize 5,000,000 shares of serial preferred stock. Marathon Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. In the event of a proposed merger, tender offer or other attempt to gain control of Marathon Bancorp, Inc. that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Marathon Bancorp, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Under the Maryland General Corporation Law and Marathon Bancorp, Inc.’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Otherwise, amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Marathon Bancorp, Inc.;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by Marathon Bancorp, Inc.;

(xi)	the limitation of liability of officers and directors to Marathon Bancorp, Inc. for money damages;

(xii)	the inability of stockholders to cumulate their votes in the election of directors;

(xiii)	the advance notice requirements for stockholder proposals and nominations;

(xiv)	The requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and

(xv)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Marathon Bancorp, Inc.’s directors or by the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of Marathon Bancorp, Inc. in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between Marathon Bancorp, Inc. and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Marathon Bancorp, Inc.’s voting stock after the date on which Marathon Bancorp, Inc. had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Marathon Bancorp, Inc. at any time after the date on which Marathon Bancorp, Inc. had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Marathon Bancorp, Inc. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Marathon Bancorp, Inc. and an interested stockholder generally must be recommended by the board of directors of Marathon Bancorp, Inc. and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Marathon Bancorp, Inc., and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Marathon Bancorp, Inc. other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Marathon Bancorp, Inc.’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Mergers, Consolidations and Sales of Assets. As a result of an election made in Marathon Bancorp, Inc.’s articles of incorporation, a merger or consolidation of Marathon Bancorp, Inc. requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•	each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90% owned subsidiary of Marathon Bancorp, Inc.

Under Maryland law, a sale of all or substantially all of Marathon Bancorp, Inc.’s assets other than in the ordinary course of business, or a voluntary dissolution of Marathon Bancorp, Inc., requires the approval of its board of directors and the affirmative vote of two-thirds of the votes of stockholders entitled to be cast on the matter.

Evaluation of Offers. The articles of incorporation of Marathon Bancorp, Inc. provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Marathon Bancorp, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Marathon Bancorp, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Marathon Bancorp, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Marathon Bancorp, Inc. and its subsidiaries and on the communities in which Marathon Bancorp, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Marathon Bancorp, Inc.;

•	whether a more favorable price could be obtained for Marathon Bancorp, Inc.’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Marathon Bancorp, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of Marathon Bancorp, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Marathon Bancorp, Inc. to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Purpose and Anti-Takeover Effects of Marathon Bancorp, Inc.’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the stock offering. We believe these provisions are in the best interests of Marathon Bancorp, Inc. and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Marathon Bancorp, Inc. and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of Marathon Bancorp, Inc. and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Marathon Bancorp, Inc. and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of Marathon Bancorp, Inc.’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. We believe, however, that the potential benefits outweigh the possible disadvantages.

Benefit Plans

In addition to the provisions of Marathon Bancorp, Inc.’s articles of incorporation and bylaws described above, benefit plans of Marathon Bancorp, Inc. and Marathon Bank that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with or following the offering contain or may contain provisions which also may discourage hostile takeover attempts which the board of directors of Marathon Bank might conclude are not in the best interests of Marathon Bancorp, Inc. and Marathon Bank or Marathon Bancorp, Inc.’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF MARATHON BANCORP, INC.

General

Marathon Bancorp, Inc. is authorized to issue 20,000,000 shares of common stock having a par value of $0.01 per share and 5,000,000 shares of serial preferred stock, par value of $0.01 per share. Each share of Marathon Bancorp, Inc.’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of reorganization and stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of the features of Marathon Bancorp, Inc.’s capital stock that are deemed material to an investment decision with respect to the offering. The common stock of Marathon Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Marathon Bancorp, Inc. currently expects that it will have a maximum of up to 2,380,500 shares of common stock outstanding after the offering, of which up to 1,071,225 shares will be held by persons other than Marathon MHC. Our board of directors can, without stockholder approval, issue additional shares of common stock, although Marathon MHC, so long as it is in existence, must own a majority of Marathon Bancorp, Inc.’s outstanding shares of common stock. Marathon Bancorp, Inc.’s issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Marathon Bancorp, Inc. has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. Marathon Bancorp, Inc. may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if Marathon Bancorp, Inc.’s assets are less than the amount necessary to satisfy the requirement set forth above, Marathon Bancorp, Inc. may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by Marathon Bancorp, Inc. is also subject to limitations that are imposed by applicable regulation. The holders of common stock of Marathon Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Marathon Bancorp, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

If Marathon Bancorp, Inc. pays dividends to its stockholders, it would likely pay dividends to Marathon MHC, unless Marathon MHC is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current policy restricts the ability of mutual holding companies organized as bank holding companies to waive dividends declared by their subsidiaries. Accordingly, because dividends would be required to be paid to Marathon MHC along with all other stockholders, the amount of dividends available for all other stockholders would be less than if Marathon MHC were permitted to waive the receipt of dividends.

Voting Rights. Upon completion of the offering and exchange, the holders of common stock of Marathon Bancorp, Inc. will have exclusive voting rights in Marathon Bancorp, Inc. They will elect Marathon Bancorp, Inc.’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Marathon Bancorp, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Marathon Bancorp, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

Liquidation. In the event of any liquidation, dissolution or winding up of Marathon Bank, Marathon Bancorp, Inc., as the holder of 100% of Marathon Bank’s capital stock, would be entitled to receive all assets of Marathon Bank available for distribution, after payment or provision for payment of all debts and liabilities of Marathon Bank, including all deposit accounts and accrued interest thereon. In the event of liquidation, dissolution or winding up of Marathon Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Marathon Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Marathon Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Marathon Bancorp, Inc.’s authorized preferred stock will be issued in the offering. Such stock may be issued with such preferences and designations as our board of directors may from time to time determine. Our board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Marathon Bancorp, Inc. has no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

Continental Stock Transfer & Trust Company, New York, New York, will act as the transfer agent and registrar for the common stock.

CHANGE IN ACCOUNTANTS

Prior to the offering, the financial statements of Marathon Bank for the years ended June 30, 2020 and 2019 were audited by Eide Bailly LLP, in accordance with standards of the American Institute of Certified Public Accountants. At the time Eide Bailly LLP performed audit services for Marathon Bank, Marathon Bank was not a public company and was not subject to U.S. Securities and Exchange Commission regulations.

In connection with the offering, on October 9, 2020, Marathon Bank dismissed Eide Bailly LLP and engaged Bonadio & Co., LLP to re-audit, in accordance with the standards of the Public Company Accounting Oversight Board, Marathon Bank’s financial statements as of and for the years ended June 30, 2020 and 2019. These financial statements, including Bonadio & Co., LLP’s audit report thereon, are included in this prospectus. The engagement of Bonadio & Co., LLP was approved by the audit committee of the board of directors of Marathon Bank.

During the years ended June 30, 2020 and 2019 through October 9, 2020, neither Marathon Bank nor anyone on its behalf consulted Bonadio & Co., LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Marathon Bank’s financial statements, and neither a written report nor oral advice was provided to Marathon Bank that Bonadio & Co., LLP concluded was an important factor considered by Marathon Bank in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement or a reportable event, each as defined in Regulation S-K Item 304(a)(1)(v), respectively.

As noted above, the financial statements of Marathon Bank for the years ended June 30, 2020 and 2019 were previously audited by Eide Bailly LLP. During the years ended June 30, 2020 and 2019, and the subsequent interim period prior to the engagement of Bonadio & Co., LLP with respect to the audit conducted prior to the offering, there were no disagreements with Eide Bailly LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their audit report to the subject matter of the disagreement, or reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of Eide Bailly LLP on the financial statements of Marathon Bank as of and for the years ended June 30, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion, and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles.

Marathon Bank provided Eide Bailly LLP with a copy of this disclosure prior to its filing with the U.S. Securities and Exchange Commission and requested that Eide Bailly LLP furnish Marathon Bank with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. Eide Bailly LLP has furnished a letter dated December 11, 2020 addressed to the U.S. Securities and Exchange Commission and filed as Exhibit 16 to the registration statement of Marathon Bancorp, Inc. of which this document is a part stating its agreement with the above statements as they relate to Eide Bailly LLP.

LEGAL AND TAX MATTERS

The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for Marathon Bank and Marathon Bancorp, Inc. by the firm of Luse Gorman, PC, Washington, D.C. The Wisconsin state income tax consequences of the reorganization and offering have been passed upon for Marathon Bank and Marathon Bancorp, Inc. by Bonadio & Co., LLP, Syracuse, New York. Luse Gorman, PC and Bonadio & Co., LLP have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Janney Montgomery Scott LLC by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

EXPERTS

The financial statements of Marathon Bank as of June 30, 2020 and 2019 and for each of the years in the two-year period ended June 30, 2020 have been audited by Bonadio & Co., LLP, an independent registered public accounting firm, as stated in their report thereon and included in this prospectus and registration statement in reliance upon such report of such firm as experts in accounting and auditing.

RP Financial has consented to the publication in this prospectus of the summary of its report to Marathon Bank and Marathon Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

Marathon Bancorp, Inc. has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. The registration statement is available through the Securities and Exchange Commission’s website on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

Marathon Bank has filed an application with the Wisconsin Department of Financial Institutions and a notice with the FDIC with respect to the reorganization, and Marathon Bancorp, Inc. and Marathon MHC have filed an application with the Board of Governors of the Federal Reserve System with respect to their acquisition of Marathon Bank. This prospectus omits certain information contained in the applications filed by Marathon Bank, Marathon Bancorp, Inc. and Marathon MHC. The non-confidential portions of the application filed by Marathon Bank with the Wisconsin Department of Financial Institutions may be inspected at 4822 Madison Yards Way, North Tower, Madison, Wisconsin 53705. The non-confidential sections of the notice filed by Marathon Bank with the FDIC may be inspected at 300 South Riverside Plaza, Suite 1700, Chicago, Illinois 60606. To obtain a copy of the application filed with the Board of Governors of the Federal Reserve System, you may contact Ms. Colette A. Fried, Assistant Vice President of the Federal Reserve Bank of Chicago, at (312) 322-6846. A copy of the plan of reorganization is available for your review at Marathon Bank’s office.

A copy of the articles of incorporation and bylaws of Marathon Bancorp, Inc. is available without charge from Marathon Bank.

REGISTRATION REQUIREMENTS

In connection with the offering, Marathon Bancorp, Inc. will register its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Upon this registration, Marathon Bancorp, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Marathon Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

Marathon Bank

Table of Contents

September 30, 2020, Unaudited and June 30, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Marathon Bank

Wausau, Wisconsin

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Marathon Bank (the “Bank”) as of June 30, 2020 and 2019, and the related statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended June 30, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as of June 30, 2020, and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on the Bank’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Bank in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Bank’s auditor since 2020.

/s/ Bonadio & Co., LLP

Syracuse, New York
December 11, 2020

Marathon Bank
Balance Sheets
September 30, 2020 Unaudited, June 30, 2020 and 2019

	September 30, 2020	June 30,
	Unaudited	2020	2019
Assets
Cash and due from banks	$6,249,287	$3,610,747	$1,888,973
Federal Funds sold	20,664,000	20,664,000	720,000
Cash and cash equivalents	26,913,287	24,274,747	2,608,973
Interest bearing deposits in other financials institutions	2,445,393	1,944,550	1,140,687
Debt securities available for sale	13,473,399	15,008,087	20,719,921
Debt securities held to maturity	2,436,922	2,841,353	2,963,095
Loans, net of allowance of $1,774,757, $1,699,977, and $1,628,960 as of September 30, 2020, June 30, 2020 and 2019, respectively	117,255,148	116,918,893	115,670,460
Interest receivable	470,573	499,740	547,870
Foreclosed assets	64,080	64,080	-
Investment in restricted stock, at cost	262,200	262,200	264,900
Cash surrender value life insurance	5,845,840	5,804,067	5,640,270
Premises and equipment, net	1,941,406	1,968,797	1,851,839
Deferred tax asset	536,960	700,380	870,932
Other assets	465,431	363,355	330,890

Total assets	$172,110,639	$170,650,249	$152,609,837

Liabilities and Equity

Liabilities
Deposits
Non-interest bearing	$12,344,354	$12,382,548	$7,471,364
Interest bearing	122,266,010	121,632,371	123,798,116
Federal Home Loan Bank (FHLB) advances	8,000,000	8,000,000	-
Paycheck Protection Program Lending Facility (PPPLF) funding	6,437,709	6,374,898	-
Other liabilities	1,866,097	1,478,097	1,200,570

Total liabilities	150,914,170	149,867,914	132,470,050

Equity
Retained earnings	21,080,963	20,715,610	20,297,741
Accumulated other comprehensive income (loss)	115,506	66,725	(157,954)

Total equity	21,196,469	20,782,335	20,139,787

Total liabilities and equity	$172,110,639	$170,650,249	$152,609,837

See Notes to Financial Statements

Marathon Bank
Income Statements
For the Three Months Ended September 30, 2020 and 2019

Unaudited

	September 30,
	2020	2019
Interest Income
Loans, including fees	$1,347,613	$1,350,902
Debt securities	114,108	148,747
Other	5,974	18,144

Total interest income	1,467,695	1,517,793

Interest Expense
Deposits	282,032	360,411
Borrowings and other	12,154	11,521

Total interest expense	294,186	371,932

Net Interest Income	1,173,509	1,145,861

Provision for Loan Losses	-	-

Net Interest Income After Provision for Loan Losses	1,173,509	1,145,861

Non-Interest Income
Service charges on deposit accounts	43,278	52,444
Mortgage banking income	478,686	100,682
Increase in cash value of life insurance	41,772	40,985
Loss of sale of foreclosed assets	(444)	(1,291)
Other income	1,692	10,397

Total non-interest income	564,984	203,217

Non-Interest Expense
Salaries and employee benefits	794,660	735,727
Occupancy and equipment expenses	161,494	167,849
Data processing and office	111,311	98,502
Professional fees	59,020	41,550
Marketing expenses	12,857	13,940
Other expenses	139,026	115,191

Total non-interest expenses	1,278,368	1,172,759

Income Before Income Taxes	460,125	176,319

Income Tax Expense	94,772	31,306

Net Income	$365,353	$145,013

See Notes to Financial Statements

Marathon Bank
Income Statements
For the Years ended June 30, 2020 and 2019

	June 30,
	2020	2019
Interest Income
Loans, including fees	$5,282,516	$5,333,930
Debt securities	533,480	691,393
Other	92,587	99,466

Total interest income	5,908,583	6,124,789

Interest Expense
Deposits	1,334,832	1,345,101
Borrowings and other	21,891	15,003

Total interest expense	1,356,723	1,360,104

Net Interest Income	4,551,860	4,764,685

Provision for Loan Losses	150,000	-

Net Interest Income After Provision for Loan Losses	4,401,860	4,764,685

Non-Interest Income
Service charges on deposit accounts	177,768	216,152
Mortgage banking income	605,973	103,193
Increase in cash value of life insurance	163,797	162,053
Gain on sale of debt securities	-	16,741
(Loss) gain of sale of foreclosed assets	(2,708)	22,267
Other income	61,287	18,538

Total non-interest income	1,006,117	538,944

Non-Interest Expense
Salaries and employee benefits	3,021,626	2,957,034
Occupancy and equipment expenses	673,773	584,606
Data processing and office	416,288	400,302
Professional fees	274,161	353,044
Marketing expenses	64,350	58,922
Debit card expenses	80,382	76,889
Directors fees	67,800	72,400
Other expenses	304,118	348,017

Total non-interest expenses	4,902,498	4,851,214

Income Before Income Taxes	505,479	452,415

Income Tax Expense (Benefit)	87,610	(880,189)

Net Income	$417,869	$1,332,604

See Notes to Financial Statements

Marathon Bank
Statements of Comprehensive Income
For the Three Months Ended September 30, 2020 and 2019
Unaudited

	September 30,
	2020	2019
Net Income	$365,353	$145,013

Other comprehensive income
Unrealized gains on available for sale debt securities
Unrealized holding gain (loss) arising during the period	13,310	(20,383)
Tax effect	(3,625)	3,099
Net amount	9,685	(17,284)

Amortization of unrealized losses on debt securities transferred from available for sale to held to maturity (a)	39,096	4,441

Other comprehensive income (loss)	48,781	(12,843)

Comprehensive Income	$414,134	$132,170

(a) The reclassification adjustment is reflected in the Statement of Income as Interest Income - Debt Securities.

See Notes to Financial Statements

Marathon Bank
Statements of Comprehensive Income
For the Years Ended June 30, 2020 and 2019

	June 30,
	2020	2019
Net Income	$417,869	$1,332,604
Other comprehensive income
Unrealized gains on available for sale debt securities
Unrealized holding gain arising during the period	273,277	512,008
Tax effect	(76,951)	(25,961)
Net amount	196,326	486,047

Reclassification adjustment for gains included in net income (a)	-	(16,741)
Tax effect	-	4,561
Net amount	-	(12,180)

Amortization of unrealized losses on debt securities transferred from available for sale to held to maturity (b)	28,353	15,619

Other comprehensive income	224,679	489,486

Comprehensive Income	$642,548	$1,822,090

(a) The reclassification adjustment is reflected in the Statement of Income as Gain on Sale of Debt Securities.
(b) The reclassification adjustment is reflected in the Statement of Income as Interest Income - Debt Securities.

See Notes to Financial Statements

Marathon Bank
Statements of Changes in Equity
For the Three Months Ended September 30, 2020 and 2019
Unaudited

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income (Loss)	Total
Balance, July 1, 2020	$20,715,610	$66,725	$20,782,335

Net income	365,353	-	365,353
Other comprehensive income	-	48,781	48,781

Balance, September 30, 2020	$21,080,963	$115,506	$21,196,469

Balance, July 1, 2019	$20,297,741	$(157,954)	$20,139,787

Net income	145,013	-	145,013
Other comprehensive loss	-	(12,843)	(12,843)

Balance, September 30, 2019	$20,442,754	$(170,797)	$20,271,957

See Notes to Financial Statements

Marathon Bank
Statements of Changes in Equity
For the Years Ended June 30, 2020 and 2019

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Income (Loss)	Total
Balance, July 1, 2018	$18,965,137	$(647,440)	$18,317,697

Net income	1,332,604	-	1,332,604
Other comprehensive income	-	489,486	489,486

Balance, June 30, 2019	20,297,741	(157,954)	20,139,787

Net income	417,869	-	417,869
Other comprehensive income	-	224,679	224,679

Balance, June 30, 2020	$20,715,610	$66,725	$20,782,335

See Notes to Financial Statements

Marathon Bank

Statements of Cash Flows

For the Three Months Ended September 30, 2020 and 2019

Unaudited

	Unaudited
	September 30,
	2020	2019
Operating Activities
Net income	$365,353	$145,013
Adjustments to reconcile net income to net cash from operating activities
Depreciation	51,785	43,792
Provision for loan losses	-	-
Net amortization of discounts and premiums on debt securities	38,385	30,446
Net gain on sale of loans	(381,904)	(71,605)
Net change in deferred taxes	159,794	6,277
Earnings on cash value of life insurance	(41,772)	(40,985)
Increase in interest receivable	29,167	71,031
Origination of loans held for sale	(17,428,590)	(4,371,575)
Proceeds from loans held for sale	17,810,494	4,443,180
Net change in other assets	(102,076)	(20,537)
Net change in other liabilities	388,000	614,011
Net Cash From Operating Activities	888,636	849,048

Investing Activities
Net change in time deposits	(500,843)	(824,007)
Proceeds from maturities, prepayments and calls of debt securities available for sale	1,512,481	1,320,565
Proceeds from maturities, prepayments and calls of debt securities held to maturity	440,659	599
Net decrease in restricted stock	-	2,700
Net change in loans	(336,255)	6,444,536
Purchases of property and equipment	(24,394)	(211,717)
Net Cash From Investing Activities	1,091,648	6,732,676

Financing Activities
Net change in deposits	595,445	(4,503,852)
Proceeds from PPPLF funding	62,811	-
Net Cash From (Used In) Financing Activities	658,256	(4,503,852)

Net Change in Cash and Cash Equivalents	2,638,540	3,077,872

Cash and Cash Equivalents, Beginning of Year	24,274,747	2,608,973
Cash and Cash Equivalents, End of Year	$26,913,287	$5,686,845

Supplemental Disclosure of Cash Flow Information
Cash payments for Interest	286,249	373,209
Income taxes	-	-

Supplemental Disclosure of Non-Cash Investing and Financing Activities Transfer of loans to foreclosed assets	-	-

Marathon Bank

Statement of Cash Flows

For the Years Ended June 30, 2020 and 2019

	June 30,
	2020	2019
Operating Activities
Net income	$417,869	$1,332,604
Adjustments to reconcile net income to net cash from operating activities
Depreciation	175,295	149,525
Provision for loan losses	150,000	-
Net amortization of discounts and premiums on debt securities	95,413	148,267
Net gain on sale of loans	(488,296)	(61,651)
Realized gain on available for sale debt securities	-	(16,741)
Net losses (gains) and write down on foreclosed assets	2,708	(22,267)
Net change in deferred taxes	93,601	83,721
Release of deferred tax asset valuation	-	(976,053)
Earnings on cash value of life insurance	(163,797)	(162,052)
Decrease (increase) in interest receivable	48,130	(80,118)
Origination of loans held for sale	(26,527,998)	(3,588,620)
Proceeds from loans held for sale	27,016,294	3,650,271
Net change in other assets	(32,465)	119,543
Net change in other liabilities	277,527	(53,553)
Net Cash From Operating Activities	1,064,281	522,876

Investing Activities
Net change in time deposits	(803,863)	295,360
Purchase of debt securities available for sale	(3,219,305)	-
Proceeds from sale of debt securities available for sale	-	2,701,902
Proceeds from maturities, prepayments and calls of debt securities available for sale	9,105,361	5,674,988
Proceeds from maturities, prepayments and calls of debt securities held to maturity	153,737	61,127
Net decrease in restricted stock	2,700	-
Net change in loans	(1,524,181)	(14,277,939)
Proceeds from sale of foreclosed assets	58,960	209,370
Purchases of property and equipment	(292,253)	(540,243)
Net Cash from (used in) Investing Activities	3,481,156	(5,875,435)

Financing Activities
Net change in deposits	2,745,439	2,476,328
Proceeds from FHLB advances	8,000,000	-
Proceeds from PPPLF funding	6,374,898	-

Net Cash from Financing Activities	17,120,337	2,476,328

Net Change in Cash and Cash Equivalents	21,665,774	(2,876,231)

Cash and Cash Equivalents, Beginning of Year	2,608,973	5,485,204
Cash and Cash Equivalents, End of Year	$24,274,747	$2,608,973

Supplemental Disclosure of Cash Flow Information
Cash payments for Interest	$1,360,048	$1,358,569

Supplemental Disclosure of Non-Cash Investing and Financing Activities Transfer of loans to foreclosed assets	$125,748	$47,729

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 1 -     Significant Accounting Policies

Basis of Presentation

In December 2019, a coronavirus (COVID-19) was reported in China and on March 12, 2020, the President of the United States declared the COVID-19 outbreak in the United States a national emergency. The COVID-19 pandemic has caused significant economic dislocation as many state and local governments have ordered non-essential businesses to close and residents to shelter in place at home. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. In order to protect the health of employees and customers, the Bank has temporarily limited lobby hours and transitioned as many employees to remote work as possible. Nonetheless, the Bank has not incurred any significant disruptions to its business activities.

The accompanying unaudited financial statements for September 30, 2020 and 2019 have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. Operating results for the three months ended September 30, 2020 are not necessarily indicative of the results for the year ending June 30, 2021.

Nature of Operations

Marathon Bank (the Bank) is a state-chartered mutual savings bank, which conducts its business through four facilities. The Bank operates a full-service financial institution with a primary market area including, but not limited to, Marathon County, Wisconsin. Its primary deposit products are demand deposits, savings, and certificates of deposits; and its primary lending products are commercial real estate, commercial and industrial, construction, one-to-four-family residential, multi-family real estate and consumer loans.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. The Bank maintains its accounts using the accrual basis of accounting. Under the accrual basis of accounting, revenues are recognized when earned and expenses are recognized when incurred. The significant accounting policies described below, together with the notes that follow, are an integral part of the financial statements.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, valuation of deferred tax assets, other than temporary impairment of debt securities and fair value of financial assets and liabilities.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Concentrations of Credit Risk

The majority of the Bank’s loans and commitments to extend credit have been granted to customers in the Bank’s market area. Although the Bank’s loan portfolio is diversified, a substantial portion of the Bank’s customers’ ability to honor their contracts is dependent upon the local business economy in which the Bank operates. The concentration of credit by type of loan is set forth in Note 4.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold with other banks, all of which have original maturities of 90 days or less.

Balances in transaction accounts at other financial institutions may exceed amounts covered by federal deposit insurance. Management regularly evaluates the credit risk associated with other financial institutions and believes that the Bank is not exposed to any significant credit risks on cash and cash equivalents.

Interest Bearing Deposits in Other Financial Institutions

Interest-bearing deposits with other financial institutions consist of certificates of deposits in other banks with original maturities of less than 90 days.

Debt Securities

The Bank classifies its debt securities as available for sale or held to maturity. Debt securities classified as available for sale are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in comprehensive income. Debt securities, which the Bank has the positive intent and ability to hold to maturity, are classified as held to maturity and are carried at amortized cost.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

For a debt security transferred into the held to maturity category from the available for sale category, the unrealized holding gain or loss at the date of the transfer is reported in accumulated other comprehensive income and amortized over the remaining life of the security as an adjustment of yield in a manner consistent with the amortization of any premium or discount.

The Bank follows the accounting guidance related to recognition and presentation of other-than-temporary impairment. This guidance specifies that (a) if the Bank does not have the intent to sell a debt security prior to recovery, and (b) it is more likely than not that it will not have to sell the debt security prior to recovery, the security would not be considered other-than-temporarily impaired unless there is a credit loss. When an entity does not intend to sell the security and it is more likely than not that the entity will not have to sell the security before recovery of its cost basis, it will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Investments in Restricted Stock

Investments in restricted stock consist of Federal Home Loan Bank stock. The Bank, as a member of the Federal Home Loan Bank System, is required to hold a specific number of shares of capital stock in the Federal Home Loan Bank of Chicago. Since ownership of this stock is restricted, the stock is carried at cost and evaluated periodically for impairment. The carrying amount of the Bank’s investment in Federal Home Loan Bank stock was $262,200, $262,200 and $264,900 as of September 30, 2020, June 30, 2020 and 2019.

Fair Value Measurements

The Bank determined the fair value of certain assets in accordance with the provisions of FASB Accounting Standards Codification Topic Accounting Standards Codification 820, Fair Value Measurements, which provides a framework for measuring fair value under generally accepted accounting principles.

Fair value is defined as the exchange price that would be received for an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. It is required that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. The Standard also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels:

•	Level 1 inputs consist of quoted prices in active markets for identical assets that the reporting entity has the ability to access at the measurement date.
•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset.
•	Level 3 inputs are unobservable inputs related to the asset.

See Note 16.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at lower of cost or fair value. For loans carried at the lower of cost or fair value, gains and losses on loan sales (sales proceeds minus carrying value) are recorded in non-interest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in non-interest income upon sale of the loan. The Bank had $476,000, $238,000 and $140,000 of loans held for sale as of September 30, 2020, June 30, 2020 and 2019, included in net loans on the balance sheet.

Loans

Loans are reported at their outstanding unpaid principal balance adjusted for the allowance for loan losses.

Interest income is accrued on the unpaid principal balance. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. Loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Loans (Continued)

The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loan Origination Fees and Costs

Loan origination fees and related direct origination costs associated with loans under the Paycheck Protection Program are deferred and amortized over the life of the loan on a level-yield basis as an adjustment to interest income over the contractual life of the loan.

Allowance for Loan Losses

The allowance for loan losses established as losses is estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. General components cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions (including COVID-19), changes in the nature and volume of the portfolio; changes in the experience, ability, and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit; and the effect of other external factors such as competition and legal and regulatory requirements.

The unallocated component of the allowance for loan losses covers several considerations that are not specifically measurable through either the allocated or general components. For example, at times the Bank could face increasing credit risks and uncertainties, not yet reflected in recent historical losses or qualitative factor assessments, associated with unpredictable changes in economic growth or business conditions in our markets or for certain industries in which we have commercial loan borrowers, or unanticipated stresses to the values of real estate held as collateral.  Any or all of these additional issues can adversely affect our borrowers’ ability to timely repay their loans. Also, the unallocated component allocation recognizes the inherent imprecision in our allowance for loan loss methodology, or any alternative methodology, for estimating allocated and general loan losses, including the unpredictable timing and amounts of charge-offs, the fact that historical loss averages don’t necessarily correlate to future loss trends, and unexpected changes to specific-credit or general portfolio future cash flows and collateral values which could negatively impact unimpaired portfolio loss factors.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Allowance for Loan Losses (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent.

Troubled debt restructurings (“TDRs”) are individually evaluated for impairment and included in the separately identified impairment disclosures. Loans whose terms are modified are classified as troubled debt restructurings if the Bank grants borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a below-market interest rate based on the loan’s risk characteristics, an extension of a loan’s stated maturity date or a significant delay in payment. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for a sustained period after modification. For TDRs that subsequently default, the Bank determines the amount of the allowance on that loan in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired.

Major categories of loans are further defined by the Bank into portfolio segments identified by the Bank including commercial and industrial, commercial real estate, construction, one-to-four-family residential, multi-family real estate and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios for consumer loans.

Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments to grant loans. Such financial instruments are recorded when they are funded.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank – put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less estimated cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

The recorded investment in 1-4 family owner occupied properties that were in process of foreclosure was $164,052 at September 30, 2020, $164,052 at June 30, 2020 and $26,189 at June 30, 2019. At September 30, 2020 and June 30, 2020, residential real estate property collateralizing 1-4 family owner occupied properties totaling $64,080 was included in foreclosed assets. At June 30, 2020, legal title for all residential real estate property collateralizing 1-4 family owner occupied properties held in foreclosed assets had been transferred to the Bank. There were no foreclosed assets at June 30, 2019.

Cash Surrender Value Life Insurance

Investment in life insurance contracts is stated at cash surrender value of the various insurance policies. The income on the investment is included in non-interest income.

Mortgage Servicing Rights

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchased servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on its fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is recognized through valuation allowance for individual tranches, to the extent that fair value is less than the capitalized amount for the tranches. If the Bank later determines that all or a portion of the impairment no longer exists, a reduction of the allowance may be recorded as an increase to income. Capitalized servicing rights are included with other assets on the balance sheet and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Loans serviced for others are not included in the balance sheet. The unpaid principal balances of mortgage loans serviced for other was approximately $48,250,000 and $34,200,000 as of June 30, 2020 and 2019. The Bank had a mortgage servicing right asset of $266,639 and $225,139 as of June 30, 2020 and 2019, included in other assets on the balance sheet.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Software amortization is included in depreciation expense. Buildings and related components are depreciated using the straight-line method over the estimated useful lives of the assets ranging from 5 to 40 years for buildings and improvements and 3 to 10 years for furniture and equipment. Leasehold improvements are amortized over the lesser of the related terms of the leases or their useful lives.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment, allowance for loan losses, mortgage servicing rights, and net operating losses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Bank evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of June 30, 2020 and 2019, the unrecognized tax benefit accrual was zero. The Bank will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Retirement Plans

The Bank also sponsors a 401(k) salary deferral plan available to substantially all employees. The plan provides for Bank-matching contributions based on a percentage of participant contributions as well as Bank profit-sharing and safe harbor contributions.

Advertising Costs

Advertising costs are expensed as incurred. Such costs approximated $64,350 and $58,922 for the years ended June 30, 2020 and 2019, respectively.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains on available for sale debt securities, reclassification of realized gains on sale of available for sale debt securities, and unrealized loss related to debt securities classified as available for sale transferred to debt securities classified as held to maturity.

Reclassifications

Certain reclassifications of amounts previously reported have been made to the accompanying financial statements to maintain consistency between periods presented. The reclassification had no impact on net income or equity.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Adoption of Accounting Standards Codification Topic 606

As of July 1, 2019, the Bank adopted the provisions of FASB Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606), using the modified retrospective method, which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as foreclosed assets. The majority of the Bank’s revenues come from interest income on loans and available for sale debt securities that are outside the scope of Topic 606. The Bank’s services that fall within the scope of Topic 606 are presented within non-interest income and are recognized as revenue as the Bank satisfies its obligation to the customer. All of the Bank’s revenue from contracts with customers in the scope of Topic 606 is recognized within non-interest income which includes service charges on deposit accounts and the sale of foreclosed assets.

A description of the Bank’s revenue streams accounted for under Topic 606 follows:

Service Charges on Deposit Accounts: Service charges on deposit accounts relate to fees generated from a variety of deposit products and services rendered to customers. Charges include, but are not limited to, overdraft fees, non-sufficient fund fees, dormant fees, and monthly service charges. Such fees are recognized concurrent with the event on a daily basis or on a monthly basis depending upon the customer’s cycle date.

Gains (Losses) on Sales of Foreclosed Assets: The Bank records a gain or loss from a sale of foreclosed assets when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. If the Bank finances the sale of foreclosed asset to the buyer, the Bank assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the foreclosed asset is derecognized, and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Bank adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

The adoption of Topic 606 did not result in a change to the accounting for any of the in-scope revenue streams; as such, no cumulative effect adjustment was recorded on the Bank’s financial statements.

Recent Accounting Pronouncements

This section provides a summary description of recent ASUs issued by the FASB to the ASC that had or that management expects may have an impact on the financial statements issued upon adoption. The Bank is classified as an emerging growth company and has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Effective dates reflect this election.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Other Recently Adopted Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 addresses certain aspects of the recognition, measurement, presentation, and disclosure of financial instruments. Under the new guidance, the Bank is no longer required to disclose the fair value of financial instruments measured at amortized cost. The fair value of financial instruments measured at amortized cost on the balance sheet are measured using the exit price notion consistent with ASU Topic 820. The Bank has adopted this ASU beginning July 1, 2019. This ASU did not have a material impact on the Bank’s financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 320) – Classification of Certain Cash Receipts and Cash Payments.” This ASU adds or clarifies guidance on eight cash flow issues. The Bank has retrospectively adopted the provisions of this ASU for its fiscal year beginning July 1, 2019. The adoption of ASU 2016-15 had no impact on its financial statements.

Recently Issued, But Not Yet Effective Accounting Pronouncements

In June 2020, the FASB issued No. ASU 2020-05, Coronavirus Disease 2019 (“COVID-19”) in response to the pandemic which has adversely affected the global economy and caused significant and widespread business and capital market disruptions. The FASB is committed to supporting and assisting stakeholders during this difficult time. The FASB issued ASU 2020-05 as a limited deferral of the effective dates of certain ASUs, including ASU 2016-02 (including amendments issued after the issuance of the original) to provide immediate, near-term relief for certain entities for whom these ASUs are either currently effective or immediately effective. The Bank plans to defer the adoption of the amendments in ASU 2016-02 to the fiscal year beginning July 1, 2022.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” Topic 842 was subsequently amended by ASU 2018-10, “Codification Improvements to Topic 842, Leases” and ASU 2018-11, “Leases (Topic 842)”. The amendments in this update increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. For leases with a term of 12 months or less, the amendments permit lessees to make an accounting policy election by class of underlying assets not to recognize lease assets and lease liabilities. For finance leases, the amendments in this update require a lessee to (1) recognize a right-of-use asset and lease liability, initially measured at the present value of the lease payments, on the balance sheet; (2) recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of operations; (3) classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows. For operating leases, the amendments in this update require a lessee to (1) recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on the balance sheet; (2) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis; (3) classify all cash payments within operating activities in the statement of cash flows. On October 16, 2019, the FASB approved the proposal to delay the effective date for this standard for private and all other entities. Due to the Bank’s extended transition period election, the amendments are effective for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Bank’s leases are operating leases and ASU 2016-02 will require the Bank to include them in its balance sheet. The Bank’s operating leases are predominately related to real estate. Management is currently evaluating other impacts this guidance will have on the results of operations, financial presentation, and cash flows of the Bank.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Recently Issued, But Not Yet Effective Accounting Pronouncements (Continued)

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments.” Topic 326 was subsequently amended by ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses; ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses”; and ASU 2019-05, “Financial Instruments – Credit Losses (Topic 326): Targeted Transition Relief.” This ASU replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses measured at amortized cost and certain other instruments, including loans, held-to-maturity debt securities, net investments in leases, and off-balance-sheet credit exposures. On October 16, 2019, the FASB approved the proposal to delay the effective date for this standard for private and all other entities. Due to the Bank’s extended transition period election, the update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Bank will adopt this pronouncement beginning July 1, 2023. Management is currently evaluating the potential impact on its results of operations, financial position, and cash flows; however, due to the significant differences in the revised guidance from existing U.S. GAAP, the implementation of this guidance may result in material changes in the Bank’s accounting for credit losses on financial instruments.

In March 2017, the FASB issued ASU 2017-08, “Receivables – Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” ASU 2017-08 amends guidance on the amortization period of premiums on certain purchased callable debt securities. The amendments shorten the amortization period of premiums on certain purchased callable debt securities to the earliest call date. ASU 2017-08 is effective for annual periods beginning after December 15, 2019 with early adoption permitted. The Bank will adopt this pronouncement beginning July 1, 2020. This ASU will not have a material impact on the Bank’s financial statements.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement.” ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820, including the removal, modification to, and addition of certain disclosure requirements. This ASU will be effective for fiscal years beginning after December 15, 2019. The Bank will adopt this pronouncement July 1, 2020. Early adoption is permitted. This ASU has a minor impact to and simplifies the Bank’s fair value disclosures, and no additional impact to the financial statements is expected.

Note 2 -     Restrictions on Cash and Due from Banks

Based on the type and amount of deposits received, the Bank must maintain an appropriate cash reserve in accordance with Federal Reserve Bank reserve requirements. The total of those reserve requirements were satisfied by vault cash as of June 30, 2020 and 2019.

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 3 -          Debt Securities

Debt securities have been classified in the balance sheet according to management’s intent. The carrying value of securities as of September 30, 2020, June 30, 2020 and 2019, consists of the following:

	September 30, 2020	June 20,
	Unaudited	2020	2019
Available for sale debt securities, at fair value	$13,473,399	$15,008,087	$20,719,921
Held to maturity debt securities, at amortized cost	2,436,922	2,841,353	2,963,095

	$15,910,321	$17,849,440	$23,683,016

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 3 - Debt Securities (Continued)

The amortized cost and fair value of debt securities, with gross unrealized gains and losses, are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
September 30, 2020, unaudited

Available for sale debt securities
U.S. government agencies	$-	$-	$-	$-
States and municipalities	2,785,671	78,345	(7,697)	2,856,319
Mortgage-backed	7,116,887	229,038	(12,464)	7,333,461
Corporate bonds	3,196,492	87,127	-	3,283,619
	$13,099,050	$394,510	$(20,161)	$13,473,399
Held to maturity debt securities
Mortgage-backed	$2,436,922	$261,252	$-	$2,698,174

June 30, 2020

Available for sale debt securities
U.S. government agencies	$-	$-	$-	$-
States and municipalities	2,986,117	82,375	(8,796)	3,059,696
Mortgage-backed	8,449,561	238,583	(13,415)	8,674,729
Corporate bonds	3,211,370	62,292	-	3,273,662

	$14,647,048	$383,250	$(22,211)	$15,008,087

Held to maturity debt securities
Mortgage-backed	$2,841,353	$317,607	$-	$3,158,960

June 30, 2019

Available for sale debt securities

U.S. government agencies	$4,000,000	$188	$-	$4,000,188
States and municipalities	4,375,687	106,705	(9,141)	4,473,251
Mortgage-backed	11,243,319	128,852	(140,001)	11,232,170
Corporate bonds	1,013,153	1,159	-	1,014,312

	$20,632,159	$236,904	$(149,142)	$20,719,921

Held to maturity debt securities

Mortgage-backed	$2,963,095	$100,415	$(22,006)	$3,041,504

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 3 - Debt Securities (Continued)

The following table shows the gross unrealized losses and fair value of the Bank’s securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2020, June 30, 2020 and 2019:

	Less than 12 Months		Over 12 Months		Total
	Gross		Gross		Gross
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
September 30, 2020,unaudited

Available for sale debt securities

U.S. government agencies	$-	$-	$-	$-	$-	$-
States and municipalities	-	-	(7,697)	87,303	(7,697)	87,303
Mortgage-backed	(508)	120,819	(11,956)	285,401	(12,464)	406,220
Corporate bonds	-	-	-	-	-	-

	$(508)	$120,819	$(19,653)	$372,704	$(20,161)	$493,523

Held to maturity debt securities

Mortgage-backed securities	$-	$-	$-	$-	$-	$-

	Less than 12 Months		Over 12 Months		Total
	Gross		Gross		Gross
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
June 30, 2020

Available for sale debt securities

U.S. government agencies	$-	$-	$-	$-	$-	$-
States and municipalities	-	-	(8,796)	86,204	(8,796)	86,204
Mortgage-backed	(1,582)	131,420	(11,833)	606,402	(13,415)	737,822
Corporate bonds	-	-	-	-	-	-

	$(1,582)	$131,420	$(20,629)	$692,606	$(22,211)	$824,026

Held to maturity debt securities

Mortgage-backed securities	$-	$-	$-	$-	$-	$-

	Less than 12 Months		Over 12 Months		Total
	Gross		Gross		Gross
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
June 30, 2019

Available for sale debt securities

U.S. government agencies	$-	$-	$-	$-	$-	$-
States and municipalities	-	-	(9,141)	140,860	(9,141)	140,860
Mortgage-backed	(712)	22,254	(139,289)	7,442,778	(140,001)	7,465,032
Corporate bonds	-	-	-	-	-	-

	$(712)	$22,254	$(148,430)	$7,583,638	$(149,142)	$7,605,892

Held to maturity debt securities

Mortgage-backed securities	$(1)	$662	$(22,005)	$1,531,628	$(22,006)	$1,532,290

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 3 - Debt Securities (Continued)

There were two securities in an unrealized loss position in the less than 12-month category and eight securities in the over 12 month category at September 30, 2020. There were six securities in an unrealized loss position in the less than 12 months category and seven securities in the over 12-month category at June 30, 2020. There were three securities in an unrealized loss position in the less than 12 month category and thirty-two in the over 12 month category at June 30, 2019. All of these unrealized losses were caused by interest rate changes. The contractual terms of the securities do not permit the issuer to settle the securities at a price less than the amortized cost basis of the investment. Because the Bank does not intend to sell the securities and it is not more likely than not that the Bank will be required to sell the securities before recovery of their amortized cost bases, which may be maturity, the Bank does not consider the securities to be other-than-temporarily impaired.

The amortized cost and fair value of debt securities by contractual maturity at September 30, 2020 and June 30, 2020, follows:

	Available for Sale Debt Securities		Held to Maturity Debt Securities
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
September 30, 2020,unaudited

Due in one year or less	$670,433	$674,743	$-	$-
Due from one to five years	4,502,564	4,629,892	-	-
Due from five to ten years	809,166	835,303	-	-
	5,982,163	6,139,938	-	-
Mortgage-backed securities	7,116,887	7,333,461	2,436,922	2,698,174

	$13,099,050	$13,473,399	$2,436,922	$2,698,174

	Available for Sale Debt Securities		Held to Maturity Debt Securities
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
June 30, 2020

Due in one year or less	$570,688	$575,524	$-	$-
Due from one to five years	4,617,453	4,720,820	-	-
Due from five to ten years	1,009,346	1,037,014	-	-
	6,197,487	6,333,358	-	-
Mortgage-backed securities	8,449,561	8,674,729	2,841,353	3,158,960

	$14,647,048	$15,008,087	$2,841,353	$3,158,960

Securities with a carrying value of approximately $1,548,000, $1,689,000 and $2,236,000 as of September 30, 2020, June 30, 2020 and 2019, were pledged to secure public deposits and debt.

There were no sales of available for sale debt securities during the three months ended September 30, 2020 and 2019. There were no sales of available for sale debt securities during the year ended June 30, 2020, and sales during the year ended June 30, 2019 were $2,701,902 resulting in gross realized gains of $16,741.

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans

A summary of loans by major category follows:

	September 30, 2020 unaudited	June 30, 2020	June 30, 2019
Commercial real estate	$43,929,406	$40,776,090	$40,269,545
Commercial and industrial (1)	12,762,011	13,039,260	6,951,299
Construction	9,883,478	11,103,198	10,953,595
One-to-four-family residential	39,315,608	41,721,746	47,572,188
Multi-family real estate	10,788,306	9,578,554	8,236,335
Consumer	2,570,156	2,654,509	3,316,458

Total loans	119,248,965	118,873,357	117,299,420
Deferred loan fees	(219,060)	(254,487)	-
Allowance for loan losses	(1,774,757)	(1,699,977)	(1,628,960)

Loans, net	$117,255,148	$116,918,893	$115,670,460

(1) Paycheck protection loans represent $6,374,709 and $6,374,898 of the commercial and industrial loans as of September 30, 2020 and June 30, 2020.

The Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, was signed into law on March 27, 2020 and provided over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. The CARES Act authorized the Small Business Administration (“SBA”) to temporarily guarantee loans under a new 7(a) loan program call the Paycheck Protection Program (“PPP”). Although we were not already a qualified SBA lender, we enrolled in the PPP by completing the required documentation.

Under the PPP, small businesses may, subject to certain regulatory requirements, obtain low interest (1%), government-guaranteed SBA loans. These loans may be forgiven if the funds are used for designated expenses and meet certain designated requirements. If the Bank’s borrowers fail to qualify for PPP loan forgiveness, or if the PPP loans are not fully guaranteed by the US government or if the SBA determines that there is a deficiency in the manner in which the Bank originated, funded or serviced the PPP loans, the Bank risks holding loans with unfavorable terms and may experience losses related to its PPP loans. The Bank receives a processing fee from the SBA ranging from 1% to 5% depending on the size of the loan, which is offset by a third-party servicing agent fee ranging from 0.25% to 1.0%.

The Bank is participating in the PPP, and as of June 30, 2020, has funded 135 PPP loans totaling $6,374,898 net of remaining deferred fees of $254,487. As of September 30, 2020, the Bank has funded 139 loans totaling $6,437,709 net of remaining deferred fees of $219,060.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the three months ended September 30, 2020 and 2019 and the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of September 30, 2020:

	Commercial	Commercial		One-to-four-	Multi-family
	Real Estate	and Industrial	Construction	family residential	real estate	Consumer	Unallocated	Total
September 30, 2020, unaudited
Allowance for loan losses
Balance at beginning of period	$274,997	$1,021,083	$43,858	$339,449	$10,057	$2,003	$8,530	$1,699,977
Charge-offs	-	-	-	-	-	-	-	-
Recoveries	-	-	73,128	-	-	1,652	-	74,780
Provisions	386,382	(907,851)	10,610	283,716	52,515	9,226	165,402	-
Balance at end of period	$661,379	$113,232	$127,596	$623,165	$62,572	$12,881	$173,932	$1,774,757
Individually evaluated for impairment	$-	$-	$-	$79,532	$-	$-	$-	$79,532
Collectively evaluated for impairment	661,379	113,232	127,596	543,633	62,572	12,881	173,932	1,695,225
Balance at end of period	$661,379	$113,232	$127,596	$623,165	$62,572	$12,881	$173,932	$1,774,757
Loans
Individually evaluated for impairment	$681,152	$-	$-	$2,276,722	$-	$-	$-	$2,957,874
Collectively evaluated for impairment	43,248,254	12,762,011	9,883,478	37,038,886	10,788,306	2,570,156	-	116,291,091
Balance at end of period	$43,929,406	$12,762,011	$9,883,478	$39,315,608	$10,788,306	$2,570,156	$-	$119,248,965

	Commercial	Commercial		One-to-four-	Multi-family
	Real Estate	and Industrial	Construction	family residential	real estate	Consumer	Unallocated	Total
September 30, 2019, unaudited
Allowance for loan losses
Balance at beginning of period	$249,631	$899,618	$1,643	$333,660	$-	$13,255	$131,153	$1,628,960
Charge-offs	-	-	-	(43,728)	-	-	-	(43,728)
Recoveries	-	-	-	-	-	4,299	-	4,299
Provisions	(8,121)	(93,422)	940	91,231	-	(11,781)	21,153	-
Balance at end of period	$241,510	$806,196	$2,583	$381,163	$-	$5,773	$152,306	$1,589,531
Individually evaluated for impairment	$91,337	$799,257	$-	$92,326	$-	$-	$-	$982,920
Collectively evaluated for impairment	150,173	6,939	2,583	288,837	-	5,773	152,306	606,611
Balance at end of period	$241,510	$806,196	$2,583	$381,163	$-	$5,773	$152,306	$1,589,531
Loans
Individually evaluated for impairment	$251,497	$2,461,233	$-	$336,661	$-	$-	$-	$3,049,391
Collectively evaluated for impairment	38,065,628	2,678,840	10,332,532	46,799,161	6,751,204	3,138,609	-	107,765,974
Balance at end of period	$38,317,125	$5,140,073	$10,332,532	$47,135,822	$6,751,204	$3,138,609	$-	$110,815,365

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended June 30, 2020 and 2019, and the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment based on impairment method as of June 30, 2020 and 2019:

	Commercial	Commercial		One-to-four-	Multi-family
	Real Estate	and Industrial	Construction	family residential	real estate	Consumer	Unallocated	Total
June 30, 2020
Allowance for credit losses
Balance at beginning of period	$249,631	$899,618	$1,643	$333,660	$-	$13,255	$131,153	$1,628,960
Charge-offs	-	-	-	(88,920)	-	-	-	(88,920)
Recoveries	-	-	-	-	-	9,937	-	9,937
Provisions	25,366	121,465	42,215	94,709	10,057	(21,189)	(122,623)	150,000
Balance at end of period	$274,997	$1,021,083	$43,858	$339,449	$10,057	$2,003	$8,530	$1,699,977
Individually evaluated for impairment	$-	$972,598	$-	$82,785	$-	$-	$-	$1,055,383
Collectively evaluated for impairment	274,997	48,485	43,858	256,664	10,057	2,003	8,530	644,594
Balance at end of period	$274,997	$1,021,083	$43,858	$339,449	$10,057	$2,003	$8,530	$1,699,977
Loans
Individually evaluated for impairment	$688,616	$2,249,492	$-	$2,237,419	$-	$-	$-	$5,175,527
Collectively evaluated for impairment	40,087,474	10,789,768	11,103,198	39,484,327	9,578,554	2,654,509	-	113,697,830
Balance at end of period	$40,776,090	$13,039,260	$11,103,198	$41,721,746	$9,578,554	$2,654,509	$-	$118,873,357

	Commercial	Commercial		One-to-four-	Multi-family
	Real Estate	and Industrial	Construction	family residential	real estate	Consumer	Unallocated	Total
June 30, 2019
Allowance for credit losses
Balance at beginning of period	$379,474	$233,500	$-	$870,654	$-	$42,505	$-	$1,526,133
Charge-offs	-	-	-	(12,500)	-	(1,053)	-	(13,553)
Recoveries	-	72,129	-	13,860	-	30,391	-	116,380
Provisions	(129,843)	593,989	1,643	(538,354)	-	(58,588)	131,153	-
Balance at end of period	$249,631	$899,618	$1,643	$333,660	$-	$13,255	$131,153	$1,628,960
Individually evaluated for impairment	$92,254	$-	$-	$7,213	$-	$-	$-	$99,467
Collectively evaluated for impairment	157,377	899,618	1,643	326,447	-	13,255	131,153	1,529,493
Balance at end of period	$249,631	$899,618	$1,643	$333,660	$-	$13,255	$131,153	$1,628,960
Loans
Individually evaluated for impairment	$969,835	$-	$-	$2,334,817	$-	$1,369	$-	$3,306,021
Collectively evaluated for impairment	39,299,710	6,951,299	10,953,595	45,237,371	8,236,335	3,315,089	-	113,993,399
Balance at end of period	$40,269,545	$6,951,299	$10,953,595	$47,572,188	$8,236,335	$3,316,458	$-	$117,299,420

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans (Continued)

As a result of the COVID-19 pandemic, at June 30, 2020, we slightly increased certain of our qualitative loan portfolio risk factors relating to local and national economic conditions as well as industry conditions and concentrations, which have experienced deterioration due to the effects of the COVID-19 pandemic. At September 30, 2020, due to the increase in cases in the Bank’s operating area and the anticipated increase in its impact on the local economies, we increased our qualitative risk factors relating to local and national economic conditions for all loan portfolio segments based on the risk we deemed present based on industry conditions and concentrations with in the portfolio.

An individual borrower with a commercial line of credit of approximately $2,500,000 was deemed to be impaired at September 30, 2019 as the line matured on July 1, 2019 and was past due more than 90 days at September 30, 2019. This borrower did not meet the criteria to be classified as impaired at June 30, 2019, however, upon maturity of the line, the Bank believed that there was uncertainty surrounding the repayment of this loan at June 30, 2019 due to the borrower’s historical debt service coverage, average collateral position and leverage position. As a result, the Bank increased the qualitative factor for the commercial and industrial portfolio segment at June 30, 2019 to reflect the increased risk present as a result of this deteriorating credit.

Credit Quality Indicators

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, collateral adequacy, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial and commercial real estate loans. This analysis is performed on an ongoing basis as new information is obtained. The Bank uses the following definitions for risk ratings:

Pass – Loans classified as pass represent loans that are evaluated and are performing under the stated terms. Pass rated assets are analyzed by the paying capacity, the current net worth, and the value of the loan collateral of the obligor.

Special Mention/Watch – Loans classified as special mention/watch possess potential weaknesses that require management attention but do not yet warrant adverse classification. While the status of a loan put on this list may not technically trigger their classification as substandard or doubtful, it is considered a proactive way to identify potential issues and address them before the situation deteriorates further and does result in a loss for the Bank.

Substandard – Loans classified as substandard are inadequately protected by the current net worth, paying capacity of the obligor, or by the collateral pledged. Substandard loans must have a well-defined weakness or weaknesses that jeopardize the repayment of the debt as originally contracted. They are characterized by the distinct possibility that the Bank will sustain a loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have the weaknesses of those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Loans in this category are allocated a specific reserve based on the estimated discounted cash flows from the loan (or collateral value less cost to sell for collateral dependent loans) or are charged-off if deemed uncollectible.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans (Continued)

Credit Quality Indicators (Continued)

Based on the most recent analysis performed, the risk category of loans by class of loans as of September 30, 2020, unaudited and June 30, 2020 and 2019, is as follows:

		Special Mention/
	Pass	Watch	Substandard	Doubtful
September 30, 2020, unaudited

Commercial real estate	$43,248,254	$681,152	$-	$-
Commercial and industrial	7,688,310	5,073,701	-	-
Construction	9,883,478	-	-	-

	$60,820,042	$5,754,853	$-	$-

		Special Mention/
	Pass	Watch	Substandard	Doubtful
June 30, 2020

Commercial real estate	$38,795,967	$1,743,733	$236,390	$-
Commercial and industrial	10,789,768	-	2,249,492	-
Construction	11,103,198	-	-	-

	$60,688,933	$1,743,733	$2,485,882	$-

		Special Mention/
	Pass	Watch	Substandard	Doubtful
June 30, 2019

Commercial real estate	$36,041,861	$3,727,752	$499,932	$-
Commercial and industrial	6,951,299	-	-	-
Construction	10,953,595	-	-	-

	$53,946,755	$3,727,752	$499,932	$-

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans (Continued)

Residential real estate and consumer loans are managed on a pool basis due to their homogeneous nature. Loans that are 90 days or more delinquent or are not accruing interest are considered nonperforming. The following table presents the recorded investments in residential real estate and consumer loans by class based on payment activity as of September 30, 2020, June 30, 2020 and 2019:

	Performing	Nonperforming
September 30, 2020, unaudited

One-to-four-family residential	$38,999,446	$316,162
Multi-family real estate	10,788,306	-
Consumer	2,570,156	-

	$52,357,908	$316,162

	Performing	Nonperforming
June 30, 2020

One-to-four-family residential	$41,466,679	$255,067
Multi-family real estate	9,578,554	-
Consumer	2,654,509	-

	$53,699,742	$255,067

	Performing	Nonperforming
June 30, 2019

One-to-four-family residential	$47,546,321	$25,867
Multi-family real estate	8,236,335	-
Consumer	3,316,458	-

	$59,099,114	$25,867

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans (Continued)

The following table summarizes the aging of the past due loans by loan class within the portfolio segments as of September 30, 2020, June 30, 2020 and 2019:

	Still Accruing
	30-59 Days	60-89 Days	Over 90 Days	Nonaccrual
	Past Due	Past Due	Past Due	Balance
September 30, 2020, unaudited

Commercial real estate	$-	$373,821	$-	$-
Commercial and industrial	-	-	-	-
Construction	-	-	-	-
One-to-four-family residential	7,148	-	-	316,162
Multi-family real estate	-	-	-	-
Consumer	-	-	-	-

Total	$7,148	$373,821	$-	$316,162

	Still Accruing
	30-59 Days	60-89 Days	Over 90 Days	Nonaccrual
	Past Due	Past Due	Past Due	Balance
June 30, 2020

Commercial real estate	$-	$30,972	$-	$-
Commercial and industrial	-	2,249,492	-	-
Construction	-	-	-	-
One-to-four-family residential	-	71,899	-	255,067
Multi-family real estate	-	-	-	-
Consumer	-	-	-	-

Total	$-	$2,352,363	$-	$255,067

Still Accruing
	30-59 Days	60-89 Days	Over 90 Days	Nonaccrual
	Past Due	Past Due	Past Due	Balance
June 30, 2019

Commercial real estate	$-	$-	$-	$-
Commercial and industrial	-	-	-	-
Construction	-	-	-	-
One-to-four-family residential	267,000	-	-	25,867
Multi-family real estate	-	-	-	-
Consumer	-	-	-	-

Total	$267,000	$-	$-	$25,867

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans (Continued)

Impaired Loans

A loan is considered impaired when based on current information and events, it is probable that the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan.

The following table summarizes individually impaired loans by class of loans as of September 30, 2020 and June 30, 2020 and 2019:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance (1)	Allowance	Investment	Recognized
September 30, 2020, unaudited
With no related allowance recorded
Commercial real estate	$681,152	$699,219	$-	$692,086	$9,888
One-to-four-family residential	1,952,855	1,992,434	-	1,953,074	23,767

	$2,634,007	$2,691,653	$-	$2,645,160	$33,655

With an allowance recorded
Commercial real estate	$-	$-	$-	$-	$-
One-to-four-family residential	323,867	323,867	79,532	325,499	4,483

	$323,867	$323,867	$79,532	$325,499	$4,483

(1) Represents the borrower's loan obligation, gross of any previously charged-off amounts.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans (Continued)

Impaired Loans (Continued)

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance (1)	Allowance	Investment	Recognized
June 30, 2020
With no related allowance recorded
Commercial real estate	$688,616	$706,683	$-	$703,019	$35,924
One-to-four-family residential	1,910,288	1,949,867	-	1,953,293	92,195

	$2,598,904	$2,656,550	$-	$2,656,312	$128,119

With an allowance recorded
Commercial and industrial	$2,249,492	$2,264,806	$972,598	$2,355,363	$123,657
One-to-four-family residential	327,131	327,131	82,785	333,526	15,742

	$2,576,623	$2,591,937	$1,055,383	$2,688,889	$139,399

(1) Represents the borrower's loan obligation, gross of any previously charged-off amounts.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans (Continued)

Impaired Loans (Continued)

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance (1)	Allowance	Investment	Recognized
June 30, 2019
With no related allowance recorded
Commercial real estate	$717,421	$735,488	$-	$732,452	$38,307
One-to-four-family residential	2,275,734	2,315,312	-	2,322,896	107,666
Consumer	1,369	1,369	-	2,617	140

	$2,994,524	$3,052,169	$-	$3,057,965	$146,113

With an allowance recorded
Commercial real estate	$252,414	$252,414	$92,254	$255,201	$13,347
One-to-four-family residential	59,083	59,083	7,213	59,083	2,738
Consumer	-	-	-	-	-

	$311,497	$311,497	$99,467	$314,284	$16,085

(1) Represents the borrower's loan obligation, gross of any previously charged-off amounts.

Impaired loans include loans modified in troubled debt restructuring (TDR) where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance, or other actions intended to maximize collection.

There were no loans modified in TDR during the periods ended September 30, 2020 and 2019 and the years ended June 30, 2020 and 2019. The Bank has made no commitments to lend additional funds on restructured loans.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 4 - Loans (Continued)

The Bank participated in the Paycheck Protection Program Lending Facility (the PPPLF), which was authorized by the Board of Governors of the Federal Reserve System on April 8, 2020 as a response to the global coronavirus pandemic. The PPPLF allowed for the Bank to receive funding for Paycheck Protection Program (PPP) loans, wherein the PPP loans are pledged to the advances of the funds. The PPP loans were originated by the Bank under a U.S. Small Business Administration (SBA) program and are included in commercial and industrial loans on the balance sheet as of September 30, 2020 and June 30, 2020.

The interest rate applicable to any advance made under the PPPLF is 35 basis points, and the maturity date will be the maturity date of the PPP loans pledged to the advances. The Bank is closely monitoring guidance relating to the forgiveness of PPP loans. The balance of PPP loans, and accordingly the balance of the PPPLF advances, was $6,437,709 and $6,374,898 as of September 30, 2020 and June 30, 2020, respectively. The Bank generated $3,000 and $284,000 in processing fees related to these loans during the period ended September 30, 2020 and the year ended June 30, 2020, respectively. These amounts will be recognized as income over a period of two years.

To work with customers impacted by COVID-19, the Bank is offering short-term (i.e., three months or less with the potential to extend up to six months, if necessary) loan modifications on a case by case basis to borrowers who were current in their payments at the inception of the loan modification program. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 are considered current for COVID-19 modifications. A financial institution can then suspend the requirements under U.S. GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a TDR, and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. Financial institutions wishing to utilize this authority must make a policy election, which applies to any COVID-19 modification made between March 1, 2020 and the earlier of either December 31, 2020 or the 60th day after the end of the COVID-19 national emergency. Similarly, the Financial Accounting Standards Board (“FASB”) has confirmed that short-term modifications made on a good faith basis in response to COVID-19 to loan customers who were current prior to any relief are not TDRs. Lastly, prior to the enactment of the CARES Act, the banking regulatory agencies provided guidance as to how certain short-term modifications would not be considered TDRs, and have subsequently confirmed that such guidance could be applicable for loans that do not qualify for favorable accounting treatment under Section 4013 of the CARES Act.

The Bank has received requests to modify loans, primarily consisting of the deferral of principal and interest payments and the extension of the maturity date. Of these modifications, 100% were performing in accordance with the accounting treatment under Section 4013 of the CARES Act and therefore did not qualify as TDRs.

Details with respect to loan modification requests are as follows:

	Unaudited September 30, 2020		June 30, 2020
Loan Classification	Number of Loans	Loan Balance	Number of Loans	Loan Balance
Commercial real estate	4	$5,941,894	33	$17,598,305
One-to-four-family residential	3	291,251	14	1,589,064
Consumer	2	18,219	3	41,568
Total loans	9	$6,251,364	50	$19,228,937

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 5 - Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	2020	2019
Land and land improvements	$716,100	$711,100
Buildings	1,951,143	1,749,246
Leasehold improvements	395,995	395,995
Furniture, fixtures, and equipment	1,371,933	1,282,757
Vehicles	27,658	27,658

	4,462,829	4,166,756

Less accumulated depreciation	(2,494,032)	(2,314,917)
	$1,968,797	$1,851,839

Depreciation expense totaled $175,295 and $149,525 for the years ended June 30, 2020 and 2019, respectively.

The Bank leases two branch locations under various long-term lease agreements. The leases expire in 2022 and 2024.

Future minimum lease payments are as follows:

Years Ending June 30,
2021	$98,961
2022	101,146
2023	49,144
2024	22,204
$271,455

Rent expense, including executory costs when included in lease payments, is included in occupancy expense and was $105,245 and $89,278 for the years ended June 30, 2020 and 2019, respectively.

Note 6 - Cash Surrender Value Life Insurance

The Bank is the owner and the beneficiary of life insurance policies on certain directors and officers of the Bank, with aggregate death benefits of approximately $12,200,000 as of June 30, 2020 and 2019. The cash surrender value on the policies amounted to $5,804,067 and $5,640,270 as of June 30, 2020 and 2019.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 7 - Deposits

The scheduled maturities of certificates of deposit are as follows:

Years Ending June 30,
2021	$21,667,475
2022	11,035,323
2023	6,507,189
2024	4,015,719
2025	1,636,504
Thereafter	2,604,890
$47,467,100

Certificates of deposit that meet or exceed $250,000 at June 30, 2020 and 2019 were $4,209,202 and $4,846,517, respectively.

Note 8 - Borrowings

Borrowings from the Federal Home Loan Bank of Chicago (FHLB) consists of $8,000,000 as of September 30, 2020 and June 30, 2020 and $0 as of June 30, 2019.

The FHLB advances outstanding at September 30, 2020 and June 30, 2020 mature from March 2021 to May 2021. Advances have fixed rate interest, ranging from 0% to 0.65%. The Bank maintains a collateral pledge agreement with the FHLB covering secured advances whereby the Bank has agreed to retain, free of all other pledges, liens, and encumbrances, commercial, commercial real estate, and residential loans. The pledged loans are discounted at a factor of 20% to 36% when aggregating the amount of loans required by the pledge agreement. The amount of eligible collateral was $29,905,824, $31,283,165 and $31,048,060 as of September 30, 2020, June 30, 2020 and 2019, respectively. There was FHLB stock of $262,200 pledged as of September 30, 2020 and June 30, 2020.

Information concerning FHLB advances is set forth below.

	June 30,
	2020	2019
Balance at end of year	$8,000,000	$-
Maximum outstanding at any month end	$8,000,000	$2,500,000
Weighted average interest rate at end of year	0.325%	-
Average interest rate during year	0.96%	2.54%

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 8 - Borrowings (Continued)

The Bank participated in the Paycheck Protection Program Lending Facility (the PPPLF), which was authorized by the Board of Governors of the Federal Reserve System on April 8, 2020 as a response to the global coronavirus pandemic. The PPPLF allowed for the Bank to receive funding for Paycheck Protection Program (PPP) loans, wherein the PPP loans are pledged to the advances of the funds. The PPP loans were originated by the Bank under a U.S. Small Business Administration (SBA) program and are included in commercial and industrial loans on the balance sheet as of September 30, 2020 and June 30, 2020.

The interest rate applicable to any advance made under the PPPLF is 35 basis points, and the maturity date will be the maturity date of the PPP loans pledged to the advances. The Bank is closely monitoring guidance relating to the forgiveness of PPP loans. The balance of PPP loans, and accordingly the balance of the PPPLF advances, was $6,437,709 and $6,374,898 as of September 30, 2020 and June 30, 2020, respectively. The Bank generated $3,000 and $284,000 in processing fees related to these loans during the period ended September 30, 2020 and the year ended June 30, 2020, respectively. These amounts will be recognized as income over a period of two years.

Note 9 - Related Party Transactions

In the ordinary course of business, the Bank has granted loans to its principal officers, directors, and their affiliates. There were no such loans as of June 30, 2020 and 2019.

Deposits from related parties held by the Bank at June 30, 2020 and 2019, amounted to approximately $282,000 and $189,000, respectively.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 10 - Income Taxes

Deferred tax asset and liability consist of the following components as of June 30, 2020 and 2019:

	2020	2019
Deferred tax asset
Net operating loss	$799,645	$978,082
Other	152,108	57,877
	951,753	1,035,959
Deferred tax liability
Property and equipment	58,256	47,563
Allowance for loan losses	21,882	34,732
Mortgage servicing rights	72,635	61,328
Available for sale debt securities	98,351	21,400
Other	249	4
	251,373	165,027
Net deferred tax asset	$700,380	$870,932

The change in the valuation allowance for the years ended June 30, 2020 and 2019, follows:

	2020	2019
Balance, beginning of period	$-	$976,053

Net change	-	(976,053)

Balance, end of period	$-	$-

The reversal of the deferred tax valuation allowance during the year ended June 30, 2019 was a result of sustained profitability and improved credit quality that led to significantly lower credit costs and expectations for future taxable income.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 10 -     Income Taxes (Continued)

The provision for income taxes charged to income for the years ended June 30, 2020 and 2019, consist of the following:

	2020	2019
Current tax expense	$(5,991)	$12,143
Deferred tax expense	93,601	83,721
Deferred tax valuation	-	(976,053)
	$87,610	$(880,189)

In accordance with ASC Topic 740, the Bank evaluates on a quarterly basis, all evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance for DTAs is needed. In conducting this evaluation, management explores all possible sources of taxable income available under existing tax laws to realize the net deferred tax asset beginning with the most objectively verifiable evidence first, including available carry back claims and viable tax planning strategies. If needed, management will look to future taxable income as a potential source. Management reviews the Bank’s current financial position and its results of operations for the current and preceding years. That historical information is supplemented by all currently available information about future years. The Bank understands that projections about future performance are subjective. The Bank concluded no valuation allowance was necessary as of September 30, 2020 and June 30, 2020.

A summary of income taxes compared to the federal income tax statutory rate is set forth below.

	2020	2019
At Federal statutory rate at 21%	$106,151	$95,007

Adjustments resulting from:

Tax exempt interest	(19,479)	(30,715)
Earnings on bank owned life insurance	(34,397)	(34,031)
DTA valuation	-	(976,053)
State tax, net of federal benefit	19,954	26,388
Other	15,381	39,215
Income tax expense (benefit)	$87,610	$(880,189)

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 10 -    Income Taxes (Continued)

At June 30, 2020 and 2019, the Bank has available unused net operating loss carryforwards that may be applied against future taxable income and that expire as follows:

Year of Expiration	Federal Amount	State Amount
2033	$2,380,405	$742,340
2034	535,607	182,358
2035	542,127	251,969
	$3,458,139	$1,176,667

Note 11 -    Employee Benefit Plans

The Bank provides a 401(k) salary deferral plan to substantially all employees. Employees are allowed to make voluntary contributions to the plan up to 15% of their compensation. In addition, the Bank provides discretionary matching and profit-sharing contributions as well as a safe harbor contribution. Profit sharing expense charged to operations was $69,746 and $66,753 for the years ended June 30, 2020 and 2019, respectively.

Note 12 -    Self-Funded Health Insurance

The Bank has established an employee medical benefit plan to self-insure claims up to $30,000 per plan year for each individual and with a stop-loss per plan year for participants in the aggregate of approximately $1,000,000. The Bank and its covered employees contribute to the fund to pay the claims and stop-loss premiums. Medical benefit plan costs are expensed as incurred. Health insurance expense recorded in 2020 and 2019 was $627,934 and $509,728, respectively. The liability recognized for claims incurred but not yet paid was $37,735 and $0 as of June 30, 2020 and 2019. Management believes the recorded liability for health care costs is sufficient to cover estimated claims, including claims incurred but not yet reported.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 13 -  Other Comprehensive Income

The changes in accumulated other comprehensive income by component for the three months ended September 30, 2020 and 2019, unaudited, follows:

	Unrealized
	Gains and	Unrealized
	Losses on	Losses on
	Available	Held to
	for Sale Debt	Maturity Debt
	Securities	Securities	Total
For the Three Months Ended September 30, 2020 Unaudited
Balance, beginning of period	$262,688	$(195,963)	$66,725

Other comprehensive gain before reclassifications (net of tax) (a)	9,685	-	9,685
Amortization of amounts transferred from debt securities available for sale to held to maturity (b)	-	39,096	39,096

Balance, end of period	$272,373	$(156,867)	$115,506

(a) The reclassification adjustment is reflected in the Statement of Income as Gain on Sale of Debt Securities.

(b) The reclassification adjustment is reflected in the Statement of Income as Interest Income - Debt Securities.

	Unrealized
	Gains and	Unrealized
	Losses on	Losses on
	Available	Held to
	for Sale Debt	Maturity Debt
	Securities	Securities	Total
For the Three Months Ended September 30, 2019 Unaudited
Balance, beginning of period	$66,362	$(224,316)	$(157,954)

Other comprehensive loss before reclassifications (net of tax) (a)	(17,284)	-	(17,284)
Amortization of amounts transferred from debt securities available for sale to held to maturity (b)	-	4,441	4,441

Balance, end of period	$49,078	$(219,875)	$(170,797)

(a) The reclassification adjustment is reflected in the Statement of Income as Gain on Sale of Debt Securities.

(b) The reclassification adjustment is reflected in the Statement of Income as Interest Income - Debt Securities.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 13 - Other Comprehensive Income (Continued)

The changes in accumulated other comprehensive income by component for the years ended June 30, 2020 and 2019, follows:

	Unrealized
	Gains and	Unrealized
	Losses on	Losses on
	Available	Held to
	for Sale Debt	Maturity Debt
	Securities	Securities	Total
June 30, 2020

Balance, beginning of period	$66,362	$(224,316)	$(157,954)
Other comprehensive gain before reclassifications (net of tax) (a)	196,326	-	196,326
Amounts transferred from securities available for sale to securities held to maturity	-	-	-
Amortization of amounts transferred from debt securities available for sale to held to maturity (b)	-	28,353	28,353

Balance, end of period	$262,688	$(195,963)	$66,725

(a) The reclassification adjustment is reflected in the Statement of Income as Gain on Sale of Debt Securities.

(b) The reclassification adjustment is reflected in the Statement of Income as Interest Income - Debt Securities.

	Unrealized
	Gains and	Unrealized
	Losses on	Losses on
	Available	Held to
	for Sale Debt	Maturity Debt
	Securities	Securities	Total
June 30, 2019

Balance, beginning of period	$(407,505)	$(239,935)	$(647,440)

Other comprehensive gain before reclassifications (net of tax) (a)	486,047	-	486,047
Amounts reclassified from accumulated other comprehensive income	(12,180)	-	(12,180)
Amounts transferred from securities available for sale to securities held to maturity	-	-	-
Amortization of amounts transferred from debt securities available for sale to held to maturity (b)	-	15,619	15,619

Balance, end of period	$66,362	$(224,316)	$(157,954)

(a) The reclassification adjustment is reflected in the Statement of Income as Gain on Sale of Debt Securities.

(b) The reclassification adjustment is reflected in the Statement of Income as Interest Income - Debt Securities.

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 14 -  Minimum Regulatory Capital Requirements

The federal banking agencies published final rules (the Basel III Capital Rules) that revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets to implement, in part, agreements reached by the Basel Committee and certain provisions of the Dodd-Frank Act. The Basel III Capital Rules apply to banking organizations, including the Bank.

In connection with the effective date of Basel III, most banks are required to decide whether to elect to opt-out of the inclusion of Accumulated Other Comprehensive Income (AOCI) in their Common Equity Tier 1 Capital. This is a one-time election and generally irrevocable. If electing to opt-out, most AOCI items will be treated, for regulatory capital purposes, in the same manner in which they were prior to Basel III. The Bank has elected to opt-out of the inclusion.

Among other things, the Basel III Capital Rules: (i) introduce a new capital measure entitled “Common Equity Tier 1” (CET1); (ii) specify that Tier 1 capital consist of CET1 and additional financial instruments satisfying specified requirements that permit inclusion in Tier 1 capital; (iii) define CET1 narrowly by requiring that most deductions or adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions or adjustments from capital as compared to the existing regulations.

A minimum leverage ratio (Tier 1 capital as a percentage of total assets) of 4.0% is also required under the Basel III Capital Rules (even for highly rated institutions). The Basel III Capital Rules additionally require institutions to retain a capital conservation buffer of 2.5% above these required minimum capital ratio levels. Banking organizations that fail to maintain the minimum 2.5% capital conservation buffer could face restrictions on capital distributions or discretionary bonus payments to executive officers.

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Common Equity Tier 1 Capital (CET1), Tier 1 Capital, Total Capital, and leverage ratio of Tier 1 Capital. These requirements are:

•	4.5% based upon CET1
•	6.0% based upon Tier 1 capital
•	8.0% based on total regulatory capital
•	Leverage ratio of Tier 1 Capital assets equal to 4%

Marathon Bank

Notes to the Financial Statements

September 30, 2020, unaudited, June 30, 2020 and 2019

Note 14 -   Minimum Regulatory Capital Requirements (Continued)

As of September 30, 2020 and June 30, 2020 and 2019, management believes the Bank has met all capital adequacy requirements to which they are subject. As of September 30, 2020 and June 30, 2020 and 2019, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios are presented in the following table (in thousands):

					Minimum To Be Well		Minimum
					Capitalized Under		Capital Adequacy
			Minimum Capital		Prompt Corrective		with
	Actual		Requirements		Action Provisions		Capital Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2020 unaudited

Common Equity Tier I ratio	$20,545	12.65%	$7,308	>4.5%	$10,554	>6.5%	$11,366	>7.0%

Tier I Capital to Risk Weighted Assets	20,545	12.65%	9,745	>6.0%	12,990	>8.0%	13,802	>8.5%

Total Risk Based Capital to Risk Weighted Assets	22,320	13.75%	12,986	>8.0%	16,237	>10.0%	17,049	>10.5%

Tier I Capital to Average Assets	20,545	12.52%	6,564	>4.0%	8,203	>5.0%	8,203	>5.0%

					Minimum To Be Well		Minimum
					Capitalized Under		Capital Adequacy
			Minimum Capital		Prompt Corrective		with
	Actual		Requirements		Action Provisions		Capital Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2020

Common Equity Tier I ratio	$20,015	13.58%	$6,632	>4.5%	$9,580	>6.5%	$10,314	>7.0%

Tier I Capital to Risk Weighted Assets	20,015	13.58%	8,843	>6.0%	11,791	>8.0%	12,524	>8.5%

Total Risk Based Capital to Risk Weighted Assets	21,715	14.74%	11,786	>8.0%	14,732	>10.0%	15,471	>10.5%

Tier I Capital to Average Assets	20,015	13.12%	6,102	>4.0%	7,628	>5.0%	7,628	>5.0%

					Minimum To Be Well		Minimum
					Capitalized Under		Capital Adequacy
			Minimum Capital		Prompt Corrective		with
	Actual		Requirements		Action Provisions		Capital Buffer
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2019

Common Equity Tier I ratio	$19,427	15.40%	$5,677	>4.5%	$8,200	>6.5%	$8,832	>7.0%

Tier I Capital to Risk Weighted Assets	19,427	15.40%	7,569	>6.0%	10,092	>8.0%	10,725	>8.5%

Total Risk Based Capital to Risk Weighted Assets	21,056	16.69%	10,093	>8.0%	12,616	>10.0%	13,248	>10.5%

Tier I Capital to Average Assets	19,427	12.80%	6,071	>4.0%	7,589	>5.0%	7,589	>5.0%

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 14 -  Minimum Regulatory Capital Requirements (Continued)

A Wisconsin state-chartered savings bank is required by state law to maintain minimum net worth in an amount equal to at least 6.0% of its total assets. At September 30, 2020, the Bank’s net worth was $21,196,469 and general loan loss reserve was $1,695,225, totaling 13.30% of total assets, which meets the state of Wisconsin’s minimum net worth requirements. At June 30, 2020, the Bank’s net worth was $ 20,782,335 and general loan loss reserve was $644,594, totaling 12.56% of total assets, which meets the state of Wisconsin’s minimum net worth requirements. At June 30, 2019, the Bank’s net worth was $20,139,787 and general loan loss reserve was $1,529,493, totaling 14.20% of total assets, which meets the state of Wisconsin’s minimum net worth requirements.

Note 15 -  Off-Balance-Sheet Activities

The Bank is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

At September 30, 2020, unaudited, June 30, 2020 and 2019, the following financial instruments were outstanding where contract amounts represent credit risk:

	Unaudited
	September 30, 2020	June 30, 2020	June 30, 2019
Commitments to grant loans	$4,112,000	$8,181,000	$1,700,000
Unfunded commitments under lines of credit	6,476,000	5,780,000	4,835,000
MPF credit enhancements	454,401	333,932	159,123

Commitments to grant loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Of the outstanding commitments to grant loans at September 30, 2020, 63% were at fixed interest rates and 37% were at variable interest rates. Of the outstanding commitments to grant loans at June 30, 2020, 67% were at fixed interest rates and 33% were at variable interest rates. Of the outstanding commitments to grant loans at June 30, 2019, 66% were at fixed interest rates and 34% at variable interest rates.

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 15 -  Off-Balance-Sheet Activities (Continued)

Mortgage Partnership Finance (MPF) credit enhancements allow the Bank to share the credit risk associated with home mortgage finance with Federal Home Loan Bank (FHLB). MPF provides the Bank the ability to originate, sell, and service fixed-rate, residential mortgage loans, and receive a Credit Enhancement Fee based on the performance of the loans. FHLB manages the liquidity, interest rate, and prepayment risks of the loans while the Bank manages the credit risk of the loans. The Bank will incur an obligation on a foreclosure loss only after a foreclosure loss exceeds the borrower’s equity, any private mortgage insurance, and the funded first loss account. Based on the delinquency results for states where properties are located and the Bank’s historical loss experience, the estimated foreclosure losses are immaterial.

The Bank, from time to time, may be a defendant in legal proceedings relating to the conduct of its banking business. Most of such legal proceedings are a normal part of the banking business and, in management’s opinion, the financial condition and results of operations of the Bank would not be materially affected by the outcome of such legal proceedings.

Note 16 -  Fair Value of Assets and Liabilities

The Bank uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 16 -  Fair Value of Assets and Liabilities (Continued)

In accordance with this guidance, the Bank groups its financial assets and liabilities generally measured at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value.

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities may include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 16 -  Fair Value of Assets and Liabilities (Continued)

The following table sets forth assets and liabilities measured at fair value on a recurring basis at September 30, 2020, unaudited, and June 30, 2020 and 2019:

	Total	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
September 30, 2020 unaudited
Available for sale debt securities
U.S. government agencies	$-	$-	$-	$-
States and municipalities	2,856,319	-	2,856,319	-
Mortgage-backed	7,333,461	-	7,333,461	-
Corporate bonds	3,283,619	-	3,283,619	-
Total assets	$13,473,399	$-	$13,473,399	$-

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
June 30, 2020
Available for sale debt securities
U.S. government agencies	$-	$-	$-	$-
States and municipalities	3,059,696	-	3,059,696	-
Mortgage-backed	8,674,729	-	8,674,729	-
Corporate bonds	3,273,662	-	3,273,662	-
Total assets	$15,008,087	$-	$15,008,087	$-

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
June 30, 2019
Available for sale debt securities
U.S. government agencies	$4,000,188	$-	$4,000,188	$-
States and municipalities	4,473,251	-	4,473,251	-
Mortgage-backed	11,232,170	-	11,232,170	-
Corporate bonds	1,014,312	-	1,014,312	-
Total assets	$20,719,921	$-	$20,719,921	$-

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 16 -  Fair Value of Assets and Liabilities (Continued)

Fair values for available for sale debt securities are based on quoted market prices, if available, and are classified within Level 1 of the valuation hierarchy. For those available for sale debt securities where quoted prices are unavailable, fair values are calculated based on market prices of similar securities and, therefore, are classified as Level 2 within the valuation hierarchy.

Under certain circumstances the Bank may make adjustments to fair value for assets and liabilities although they are not measured at fair value on an ongoing basis. The Bank only had Level 3 financial assets measured at fair value on a nonrecurring basis, which is summarized below:

	September 30, 2020	June 30, 2020	June 30, 2019	Valuation Technique	Unobservable Input	Range (Weighted Avg.)
Impaired loans	$244,335	$1,536,554	$212,030	Collateral valuation	Discount from market value	0% - 57%
Foreclosed assets	$64,080	$64,080	$-	Collateral valuation	Discount from market value	0% - 65%

Financial Disclosures about Fair Value of Financial Instruments

Accounting guidance requires disclosures of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate their fair values. Certain financial instruments and all non-financial instruments are excluded from the scope of the guidance.

The estimated fair values of financial instruments are as follows:

	September 30, 2020 unaudited		June 30, 2020		June 30, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets
Cash and due from banks	$26,913,287	$26,913,287	$24,274,747	$24,724,747	$2,608,973	$2,608,973
Interest bearing deposits in other financial institutions	2,445,393	2,445,393	1,944,500	1,944,500	1,140,687	1,140,687
Available for sale debt securities	13,473,399	13,473,399	15,008,087	15,008,087	20,719,921	20,719,921
Held to maturity debt securities	2,436,922	2,698,174	2,841,353	3,158,960	2,963,095	3,041,504
Loans, net	117,255,148	118,786,000	116,918,893	118,424,000	115,670,460	115,110,000
Investment in restricted stock	262,200	262,200	262,200	262,200	264,900	264,900
Accured interest receivable	470,573	470,573	499,740	499,740	547,870	547,870

Financial Liabilities
Deposits	$134,610,364	$136,035,000	$134,014,919	$134,996,000	$131,269,480	$128,691,000
Borrowings	8,000,000	8,000,000	8,000,000	8,000,000	-	-
Payroll protection program lending facility	6,437,709	6,437,709	6,374,898	6,374,898	-	-
Accrued interest payable	5,377	5,377	4,561	4,561	2,531	2,531

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 16 -  Fair Value of Assets and Liabilities (Continued)

The methods and assumptions that were used to estimate the fair value of financial assets and financial liabilities that are measured at fair value on a recurring and non-recurring basis have been previously disclosed. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below:

Cash and due from banks – Due to their short -term nature, the carrying amount of cash and due from banks approximates fair value and is categorized in level 1 of the fair value hierarchy.

Federal funds sold - Due to their short-term nature, the carrying amount of federal funds sold approximates the fair value and is categorized in level 1 of the fair value hierarchy.

Interest bearing deposits in other financial institutions - Due to their short -term nature, the carrying amount of interest- bearing deposits in other financial institutions approximates fair value and is categorized in level 1 of the fair value hierarchy.

Available for sale securities – The fair value is estimated using quoted market prices or by using pricing models and is categorized in level 2 of the fair value hierarchy.

Held to maturity debt securities - The fair value is estimated using quoted market prices or by pricing models and is categorized as level 2 of the fair value hierarchy.

Loans– The fair value of variable rate loans that reprice frequently are based on carrying values. The fair value of other loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and is categorized in level 3 of the fair value hierarchy.

Loans held for sale – Fair value is based on commitments on hand from investors or prevailing market prices and is categorized in level 2 of the fair value hierarchy. Loans held for sale are included in loans, net above.

Investments in restricted stock – No secondary market exists for FHLB stock. The stock is bought and sold at par by the FHLB and management believes the carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Paycheck Protection Program Lending Facility - Due to their short-term nature, the carrying amount approximates fair value and is categorized as level 3 of the fair value hierarchy.

Accrued interest receivable – Due to their short -term nature, the carrying amount approximates fair value and is categorized in level 1 of the fair value hierarchy.

Deposits – Fair value of deposits with no stated maturity, such as demand deposits, savings, and money market accounts, by definition, is the amount payable on demand on the reporting date. Fair value of fixed rate time deposits is estimated using discounted cash flows applying interest rates currently offered on similar time deposits. Deposits are categorized in level 2 of the fair value hierarchy.

Federal Home Loan Bank borrowings – The carrying amount approximates fair value and is categorized in level 2 of the fair value hierarchy.

Marathon Bank
Notes to the Financial Statements
September 30, 2020, unaudited, June 30, 2020 and 2019

Note 16 -  Fair Value of Assets and Liabilities (Continued)

Accrued interest payable – Due to their short term nature, the carrying amount approximates fair value and is categorized in level 1 of the fair value hierarchy.

The estimated fair value of fee income on letters of credit at September 30, 2020 and June 30, 2020 and 2019 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at September 30, 2020 and June 30, 2020 and 2019.

Note 17 -  Subsequent Events

On December 9, 2020, the Board of Directors of the Bank adopted a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company (the “Reorganization”). The Reorganization is subject to the approval of the Board of Governors of the Federal Reserve System, the WDFI and the FDIC and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. Pursuant to the Reorganization, the Bank proposes to reorganize into a mutual holding company form of ownership. The Bank will convert to a stock savings bank and issue all of its outstanding stock to a new holding company, which will be named Marathon Bancorp, Inc. Pursuant to the Reorganization, the new holding company will sell stock to the public, with the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (“ESOP”), which is permitted to subscribe for up to 3.92% of the common stock to be outstanding following the completion of the Reorganization and the stock offering. Marathon Bancorp, Inc. will be organized as a Maryland corporation and will offer 45% of its common stock to be outstanding to the Bank’s eligible members, the ESOP and certain other persons. Marathon MHC will be organized as a Wisconsin mutual holding company and will own 55% of the common stock of Marathon Bancorp, Inc. to be outstanding upon completion of the Reorganization and stock offering.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Marathon Bancorp, Inc. or Marathon Bank This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Marathon Bancorp, Inc. or Marathon Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 931,500 shares

(Subject to Increase to up to 1,071,225 shares)

(Proposed Holding Company for

Marathon Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

JANNEY MONTGOMERY SCOTT LLC

February 11, 2021

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until March 31, 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.